   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1997

                                                     REGISTRATION NO. 333-22651
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                           CAREY INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                    4119                    52-1171965
     (STATE OR OTHER             (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION OF                INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR              CLASSIFICATION
      ORGANIZATION)                 CODE NUMBER)







                          4530 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 895-1200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                             VINCENT A. WOLFINGTON
                           CAREY INTERNATIONAL, INC.
                          4530 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 895-1200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                         COPIES OF COMMUNICATIONS TO:

    JOHN P. DRISCOLL, JR., ESQUIRE               NEIL GOLD, ESQUIRE
     NUTTER, MCCLENNEN & FISH, LLP           FULBRIGHT & JAWORSKI L.L.P.
        ONE INTERNATIONAL PLACE                   666 FIFTH AVENUE
           BOSTON, MA 02110                      NEW YORK, NY 10103
            (617) 439-2000                         (212) 318-3000

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS BE ACCEPTED TO BUY PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 5, 1997


                                2,900,000 SHARES

                           CAREY INTERNATIONAL, INC.
                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being offered by Carey International, Inc. ("Carey" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CARY."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
Total(3)...................................   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company, estimated at $1,600,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 435,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ , and $ , respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about      , 1997.


                                  -----------

Montgomery Securities                              Ladenburg Thalmann & Co. Inc.

                                        , 1997

[Artwork consisting of a "gate fold" containing the following:

  (i) A map of the world indicating the various locations of Carey's subsidiaries, licensees, and affiliates; and

  (ii) A montage containing (among other items) (A) the Carey "logo," (B) various photographs of Carey limousines and chauffeurs, and (C) a photograph of a Carey reservation agent.]




  The Company intends to furnish its stockholders with annual reports containing audited financial statements reported on by independent auditors for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the Recapitalization (as defined herein) of the Company (see "Recapitalization"), (ii) does not give effect to 1,012,320 shares of Common Stock issuable upon the exercise or conversion of outstanding options, warrants and a convertible note or 150,000 shares of Common Stock issuable pursuant to warrants described under the caption "Underwriting" and (iii) assumes no exercise of the Underwriters' over-allotment option to purchase 435,000 shares of Common Stock.

                                  THE COMPANY

  Carey International, Inc. ("Carey" or the "Company") is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The "Carey" brand name has represented quality chauffeured vehicle service since the 1920s. The Company owns and operates its service providers in New York, San Francisco, Los Angeles, London, Washington D.C., South Florida and Philadelphia. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its reservation, central billing and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company intends to consolidate the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and (iii) companies in other strategic markets in North America, Europe and the Pacific rim of Asia.

  The Carey network utilizes chauffeured sedans, limousines, vans and minibuses to provide services for airport pick-ups and drop-offs, inter-office transfers, business and association meetings, conventions, roadshows, promotional tours, special events, incentive travel and leisure travel. Businesses and business travelers utilize the Company's services primarily as a management tool, to achieve more efficient use of time and other resources.

  Carey's worldwide network of chauffeured vehicle service companies allows it to provide services with consistently high quality to its customers in virtually every major city in the expanding global travel market. The network is linked to over 300,000 reservation terminals in travel agencies, corporate travel departments and government offices by the Carey International Reservation System (the "CIRS"), the chauffeured vehicle service industry's most extensive centralized global reservation system.

  The Company estimates that the United States chauffeured vehicle service industry generated revenues of approximately $3.9 billion in 1996, and has undergone steady growth in recent years, with revenues increasing at a compound annual growth rate of 10.9% between 1990 and 1996. The industry is highly fragmented, with approximately 9,000 companies utilizing over 100,000 vehicles. The Company believes that during 1996 no chauffeured vehicle service company accounted for more than 2% of total United States industry revenues. The Company also believes that similar fragmentation exists in the chauffeured vehicle service industry outside the United States.

  The Company's objective is to increase its profitability and its market share in the chauffeured vehicle service industry by implementing the following growth strategies:

    Expand through Acquisitions. Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies that would benefit from the capital and management resources that the Company can provide. Carey intends to acquire current Carey licensees, as well as additional chauffeured vehicle service companies both in markets in which the Company already owns and operates such a business and in other strategic regions in North America, Europe and the Pacific rim of Asia. Carey believes it has a competitive advantage in acquiring licensees because of a right of first refusal contained in a substantial majority of its domestic license agreements. The Company believes that it has less than a 10% market share in each of the markets in which it owns and operates a chauffeured vehicle service company, and that there is significant potential for it to expand its business in such markets through acquisitions. As the Company acquires additional chauffeured vehicle service companies, it anticipates that cost savings can be achieved through the consolidation of certain administrative functions and the elimination of redundant facilities, equipment and personnel.

    Carey has successfully begun to implement its acquisition strategy. Since November 1991, the Company has acquired 15 chauffeured vehicle service companies, including, since January 1995, two of its licensees (in Ft. Lauderdale/Miami and San Francisco) and six additional chauffeured vehicle service companies (two in each of Boca Raton and San Francisco, and one in each of Washington, D.C. and London). Upon the closing of this offering, the Company will acquire Manhattan International Limousine Network Ltd. and an affiliated company ("Manhattan Limousine"), one of the largest chauffeured vehicle service companies in the metropolitan New York area and the operator of a network of approximately 300 affiliates worldwide. Manhattan Limousine generated revenues of approximately $18.4 million during its fiscal year ended September 30, 1996, representing approximately 23.4% of the Company's fiscal 1996 revenues on a pro forma basis. See "Acquisition of Manhattan Limousine" and "Pro Forma Consolidated Financial Statements."

    Increase International Market Share. Approximately 12.8% of the Company's revenue, net was derived from services performed outside the United States during its fiscal year ended November 30, 1996. Of these international revenues, approximately 60.8% was generated by the Company's owned and operated business in London, approximately 38.1% was generated by the Company's international licensees and the remainder was generated by the Company's international affiliates. Carey believes that its network can capture a significant portion of the growing international market for chauffeured vehicle services by acquiring or licensing additional chauffeured vehicle service companies and otherwise implementing the Carey system outside the United States. The Company intends to increase its international presence by intensifying its sales and marketing efforts, strengthening its relationships with significant domestic and international business travel arrangers, and capitalizing on the capacity of the CIRS to operate on a global scale. By enhancing its international presence, the Company also expects to increase its revenues from providing chauffeured vehicle services to international travelers both visiting the United States and travelling abroad.

    Expand Licensee Network Worldwide. The Company will seek to expand its worldwide network and generate additional revenues from license and marketing fees by licensing additional chauffeured vehicle service companies in smaller markets that do not justify a Company-owned presence. Ultimately, as these less strategic markets grow in size and importance to the Company, the licensees in such markets may become acquisition candidates for the Company.

    Convert Salaried Chauffeurs to Independent Operators. The Company believes that it can improve its profitability by continuing to convert salaried chauffeurs to independent operators in businesses acquired by Carey. The objective of Carey's independent operator strategy is to instill in each chauffeur the sense of purpose, responsibility and dedication characteristic of an independent business owner, thereby increasing the profitability of the chauffeur and the Company. Carey's independent operator program allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators.

  In 1979, the Company was organized as a Delaware corporation and commenced operations by acquiring certain rights to the "Carey" name held by a predecessor company. Predecessor companies operated chauffeured vehicle service businesses under the "Carey" name since the 1920s. The Company's principal executive offices are located at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016. Its telephone number at that location is (202) 895-1200. As used herein, unless the context otherwise requires, "Carey" or the "Company" refers to Carey International, Inc. and its subsidiaries.

                                  THE OFFERING

 Common Stock being offered......................... 2,900,000 shares
 Common Stock to be outstanding after the offering.. 6,377,026 shares(1)
 Use of proceeds.................................... To repay certain indebtedness, redeem
                                                     certain shares of
                                                     preferred stock, pay the
                                                     cash portion of the
                                                     purchase price for
                                                     Manhattan Limousine, fund
                                                     other acquisitions and for
                                                     general corporate
                                                     purposes, including
                                                     working capital
 Proposed Nasdaq National Market symbol............. CARY

-------
(1) Excludes: (i) 1,012,320 shares of Common Stock issuable upon the exercise or conversion of outstanding options, warrants and a convertible note, (ii) 28,662 shares of Common Stock which are authorized but have not yet been granted under options pursuant to the Company's 1987 Stock Option Plan and 1992 Stock Option Plan, (iii) 150,000 shares of Common Stock issuable upon the exercise of warrants described under the caption "Underwriting," (iv) 650,000 shares of Common Stock authorized pursuant to the 1997 Equity Incentive Plan, of which options to purchase 411,500 shares of Common Stock are outstanding, and (v) 100,000 shares of Common Stock authorized pursuant to the Stock Plan for Non-Employee Directors, of which options to purchase 22,500 shares of Common Stock are outstanding.

               SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                           THREE MONTHS ENDED
                                                                                  ---------------------------------------
                               FISCAL YEAR ENDED NOVEMBER 30,                     FEB. 29, 1996     FEB. 28, 1997
                  --------------------------------------------------------------- ------------- -------------------------
                   1992      1993     1994     1995             1996
                  -------  --------  -------  -------  --------------------------
                                                         ACTUAL      PRO FORMA(1)    ACTUAL      ACTUAL      PRO FORMA(2)
                                                       ----------    ------------ ------------- ---------    ------------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
 Revenue, net.... $27,669   $30,319  $35,525  $43,484     $59,505       $78,883      $11,558      $14,141       $19,613
 Cost of reve-
  nue............  20,199    22,751   24,954   29,943      40,438        52,344        7,904        9,756        13,149
                  -------  --------  -------  -------  ----------     ---------      -------    ---------     ---------
 Gross profit....   7,470     7,568   10,571   13,541      19,067        26,539        3,654        4,385         6,464
 Selling, general
  and
  administrative
  expense........   5,939     8,174    9,487   12,419      15,078        21,192        3,361        3,819         5,504
                  -------  --------  -------  -------  ----------     ---------      -------    ---------     ---------
 Operating income
  (loss).........   1,531      (606)   1,084    1,122       3,989         5,347          293          566           960
 Interest income
  (expense) and
  other income
  (expense)......    (819)   (1,308)  (1,194)  (1,292)     (1,277)         (253)        (340)        (245)           23
                  -------  --------  -------  -------  ----------     ---------      -------    ---------     ---------
 Income (loss)
  before
  provision
  (benefit) for
  income taxes...     712    (1,914)    (110)    (170)      2,712         5,094          (47)         321           983
 Provision
  (benefit) for
  income taxes...      53        10       19       25        (104)        2,155           11          154           413
                  -------  --------  -------  -------  ----------     ---------      -------    ---------     ---------
 Net income
  (loss)......... $   659  $ (1,924) $  (129) $  (195)    $ 2,816       $ 2,939      $   (58)     $   167       $   570
                  =======  ========  =======  =======  ==========     =========      =======    =========     =========
 Pro forma net
  income per
  share..........                                           $0.89(3)      $0.49                     $0.07(3)      $0.10
                                                       ==========     =========                 =========     =========
 Weighted average
  shares
  outstanding....                                       3,510,020(3)  6,023,785                 3,518,083(3)  5,971,960

                                                            FEBRUARY 28, 1997
                                                           ---------------------
                                              NOVEMBER 30,
                                                  1996     ACTUAL   PRO FORMA(4)
                                              ------------ -------  ------------
CONSOLIDATED BALANCE SHEET DATA:
 Working capital (deficit)...................   $(1,732)   $(1,029)   $    81
 Total assets................................    42,526     39,378     73,703
 Long-term debt, less current maturities.....    11,192     11,327      1,719
 Deferred revenue(5).........................     6,181      6,629     13,500
 Total stockholders' equity..................   $ 6,672    $ 6,844    $39,376

-------

(1) Gives effect to the following events as if they had occurred on December 1, 1995: (i) the acquisition of Camelot Barthropp Ltd., completed February 1996, including the interest cost related to indebtedness incurred in connection with such acquisition, (ii) the acquisition of Manhattan Limousine (using statement of operations data for Manhattan Limousine's fiscal year ended September 30, 1996) and the amortization of associated goodwill, (iii) the conversion of certain preferred stock and subordinated debt into Common Stock, see "Recapitalization," and the elimination of interest expense associated with the subordinated debt; (iv) the issuance of shares of Common Stock to (a) repay certain existing debt of the Company, (b) pay the cash portion of the purchase price for Manhattan Limousine, (c) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, (d) redeem certain preferred stock of the Company and (e) pay the stock portion of the purchase price in connection with the acquisition of Manhattan Limousine, (v) the elimination of interest expense associated with debt repaid from the proceeds of this offering and (vi) other adjustments as described under "Pro Forma Consolidated Financial Statements" and the notes thereto.
(2) Gives effect to the events set forth in clauses (ii) through (vi) of note
    (1) above as if they had occurred on December 1, 1995, except that, with respect to clause (ii), the statement of operations data is for Manhattan Limousine's three months ended December 31, 1996.
(3) Gives effect to the conversion of certain preferred stock and subordinated debt into Common Stock and the elimination of associated interest expense on the subordinated debt as a result of the Recapitalization. See Notes 2 and 18 to the Company's Consolidated Financial Statements.

(4) Reflects (i) the Recapitalization, see "Recapitalization," (ii) the acquisition of Manhattan Limousine, see "Acquisition of Manhattan Limousine," and (iii) the issuance and sale of the 2,900,000 shares of Common Stock offered hereby (at an assumed offering price of $11.00 per share less estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom as described under "Use of Proceeds."
(5) Represents the balance of the fees deferred in connection with independent operator agreements less amounts previously recognized. Such fees are recognized ratably over the terms of the agreements, which typically range from 10 to 20 years. See the Notes to the Company's Consolidated Financial Statements.

                                 RISK FACTORS

  The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth in the following risk factors and elsewhere in this Prospectus.

HISTORY OF LOSSES

  The Company has generated a net loss in three of the past four fiscal years. Although the Company was profitable during the fiscal year ended November 30, 1996, there can be no assurance that the Company will be able to sustain profitability.

RISKS ASSOCIATED WITH ACQUISITION OF MANHATTAN LIMOUSINE

  The acquisition of Manhattan Limousine will be consummated simultaneously with this offering. Manhattan Limousine generated pro forma revenues of approximately $18.4 million during its fiscal year ended Septem- ber 30, 1996, representing approximately 23.4% of the Company's fiscal 1996 revenues on a pro forma basis. As a result of the acquisition of Manhattan Limousine, nearly half of the Company's revenues will be generated from services provided within the New York City metropolitan area. The eventual integration of Manhattan Limousine, which is the Company's largest acquisition to date, will place significant demands on the Company's management and infrastructure, and there can be no assurance that Manhattan Limousine's business will be successfully integrated with that of the Company, that the Company will be able to realize operating efficiencies or eliminate redundant costs, or that the combined business will be operated profitably. Further, there can be no assurance that customers of Manhattan Limousine will continue to do business with the Company. The failure of the Company in any of these respects could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Acquisition of Manhattan Limousine."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

  The Company intends to grow primarily through the acquisition of additional chauffeured vehicle service companies. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition costs for the opportunities that are available. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial costs, delays, or other operational or financial problems. There also can be no assurance that the Company will be able to purchase its licensees that operate in markets in which the Company does not own and operate a chauffeured vehicle service company.

  The success of any acquisition will depend upon the Company's ability to introduce automation and management systems, to convert salaried chauffeurs employed by the acquired businesses to independent operators and to integrate the acquired business with the Company's existing operations. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and the Company's sales and marketing initiatives. There can be no assurance that any businesses acquired in the future will achieve anticipated revenues and earnings. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel at an acquired company, risks associated with unanticipated events or liabilities and amortization of goodwill or other acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Acquisition Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  The Company may choose to finance future acquisitions by using shares of its Common Stock for a portion or all of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company might not be able to utilize Common Stock as consideration for acquisitions and would be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that such financing will be available if and when needed or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH RAPID GROWTH

  As a result of the Manhattan Limousine acquisition, the continued implementation of the Company's acquisition strategy and the expansion of the Company's licensee network, the Company may experience rapid growth which could place additional demands on the Company's administrative, operational and financial resources. Managing future growth will depend on a number of factors, including the maintenance of the quality of services the Company provides to its customers, and the recruitment, motivation and retention of qualified chauffeurs and other personnel. Sustaining growth will require enhancements to the Company's operational and financial systems as well as additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  The Company believes that its future operating results may continue to be subject to quarterly variations caused by such factors as seasonal business travel, variable scheduling of special events and the timing of acquisitions by the Company. The Company's least profitable quarter generally has been the first quarter (ending February 28 or 29), and its most profitable quarter generally has been the fourth quarter (ending November 30). The Company's operating results may be subject to considerable fluctuations caused by special events, such as business and trade association meetings and conventions and sporting events with national or international participation, which do not necessarily recur annually, may not be held at the same time of year and may not always be located in a city in which the Company owns and operates a chauffeured vehicle service company. In addition, adverse economic conditions may impact the Company's operating results by reducing the overall number of road shows and promotional tours. All of these factors can cause significant fluctuations in quarterly results of operations. Accordingly, results in any fiscal quarter may not be indicative of results of future quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

RISKS ASSOCIATED WITH LICENSEE OPERATIONS

  The Company has 38 licensees serving 106 cities in the United States and 24 licensees serving 105 cities outside the United States. Although a component of the Company's strategy is to increase the number of licensees, there can be no assurance that the Company will be able to attract qualified licensees in desired locations. The failure of the Company to attract new licensees or the failure of the Company's licensees to operate successfully could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure of one or more of the Company's licensees to maintain the Company's service standards and conform to the Carey system could have a material adverse effect on the reputation of the Carey network and the Company's business, financial condition and results of operations.

  In addition, the Company is subject to federal regulation and certain state laws which govern the offer and sale of franchises. Most state franchise laws impose substantive requirements on the franchise agreement, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. Violations of federal regulations and the state franchising laws could result in civil penalties against the Company and civil and criminal penalties against the executive officers of the Company. While the Company believes that it has operated in compliance with federal and state franchise laws, no assurance can be given that the Company will not be required to cease offering and selling licenses in certain states because of future changes in franchise laws or the Company's failure or inability to comply with existing franchise laws.

STATUS OF INDEPENDENT OPERATORS

  The Company's ability to benefit from conversions of salaried chauffeurs to independent operators will depend, in part, on the Company's continued ability to classify independent operators as third party contractors rather than as employees. The Company does not pay or withhold any federal or state employment tax with respect to or on behalf of independent operators. The Internal Revenue Service (the "IRS") previously challenged the Company's independent operator policy at its owned and operated business in Philadelphia, but in March 1997 agreed to settle the challenge without an adjudication of a violation of IRS regulations. In September 1996, the IRS proposed guidelines that chauffeured vehicle service providers such as the Company can follow in order to treat independent operators as third party contractors rather than as employees. These proposed guidelines distinguish a third party contractor from an employee using several factors based upon whether or not the individual, among other things, (i) invests cash in the venture, (ii) has the potential to realize a profit or loss, (iii) can make his or her service available to the public and (iv) is required to comply with company policies regarding how and when to provide services. The Company believes that its practices substantially conform to these proposed guidelines, and that, as a result, its independent operators will be treated as third party contractors. If, however, the Company's practices are determined not to conform with the guidelines in the form in which they may be adopted, or if it is adjudicated that the Company is required to treat independent operators as employees, the Company could become responsible for certain past and future employment taxes. There can be no assurance that, in the event of such an adverse adjudication, there will not be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Independent Operators."

INDEPENDENT OPERATOR FINANCING

  An important component of the Company's business strategy for its owned and operated companies involves the preferred use of independent operators instead of salaried chauffeurs operating Company-owned vehicles. A chauffeur becomes an independent operator by signing an agreement to pay a fee to the Company ranging from $45,000 to $60,000. The payment of independent operator fees historically has been financed by the Company, financing companies or banks. Prior to September 1996, the Company usually sold to third parties the independent operator notes initially financed by it. Since September 1996, the Company has ceased selling such notes to third parties. Because the Company now bears most of the risk relating to payment of these notes, significant defaults in their payment could have a material adverse effect on the Company's business, financial condition and results of operations. Each new independent operator is required to own or obtain his or her vehicle. The cost of a new vehicle ranges from $35,000 to $65,000, depending upon whether it is a sedan or a limousine and the features included in the vehicle. The Company generally does not finance vehicle purchases by its independent operators. As a result, the ability of independent operators to obtain their own vehicles, a requirement for conversions from salaried chauffeurs to independent operators, will depend upon the availability of third party vehicle financing for independent operators. The inability of independent operators to obtain vehicle financing will adversely affect the Company's ability to utilize independent operators, and would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such financing will be available if and when needed or on terms acceptable to potential independent operators. See "Business-- Independent Operators."

POTENTIAL ADVERSE EFFECT OF LITIGATION

  The Company, certain of its subsidiaries and certain of its officers and directors currently are named as defendants in a complaint, purporting to be a class action, alleging that the plaintiff and others similarly situated suffered monetary damages as a result of misrepresentations by the defendants in their use of a surface transportation billing charge. While the Company denies all claims made against it, it has reached a tentative settlement with the plaintiff and plaintiff's counsel. The settlement is subject to court approval and acceptance by the proposed class. There can be no assurance that the proposed class will agree to, or that the court will approve, the settlement. Moreover, there can be no assurance that claims under the terms of this or any other settlement entered into by the Company will not adversely affect the Company's business, financial condition and results of operations. Defense of lawsuits against the Company generally can be expensive and time-consuming, regardless of the outcome, and an adverse result in a lawsuit could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Legal Proceedings."

FACTORS AFFECTING TRAVEL

  The Company is subject to risks generally affecting levels of business travel, including economic cycles, political changes, terrorist threats or acts and technological advances. The Company cannot predict the likelihood of occurrence of any such events. If the occurrence of any such event significantly reduces domestic or international travel, there could be a material adverse effect on the Company's business, financial condition and results of operations.

INSURANCE COVERAGE AND CLAIMS

  The Company is exposed to claims for personal injury or death and property damage as a result of automobile accidents involving chauffeured vehicles operated by its employees and independent operators and by its licensees and their drivers. The Company maintains, and the Company's independent operators are required to maintain, levels of insurance which the Company believes to be adequate. The Company's licensees are required to maintain adequate levels of insurance and are required to name the Company as an additional insured on their insurance policies. There can be no assurance, however, that the limits and the scope of any such insurance coverage will be adequate. The cost of maintaining personal injury, property damage and workers' compensation insurance is significant. The Company and its independent operators and licensees could experience higher insurance premiums as a result of adverse claims experiences, general increases in premiums by insurance carriers or both. Significant increases in such premiums could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Independent Operators" and "Business--Insurance."

DEPENDENCE ON KEY PERSONNEL

  While the Company has numerous senior managers with many years of experience in the chauffeured vehicle service industry, the Company's success is dependent on the efforts, abilities and leadership of its executive officers, particularly, Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President. The Company currently does not have employment agreements with any of its executive officers. The loss of the services of one or more of such officers could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The chauffeured vehicle service industry is highly competitive and fragmented with few significant national participants operating multi-city reservation systems. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Chauffeured vehicle service companies compete primarily on the basis of price, quality, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, jitney services, taxis, radio cars and rental cars. The Company competes both for customers and for possible acquisitions. The Company expects its business to become more competitive as existing competitors expand and additional companies enter the market. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company. Competitive market conditions could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Competition."

POSSIBLE FUTURE SALES OF SHARES

  Sales of substantial amounts of Common Stock in the public market after this offering under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to use such securities as consideration in acquisitions. Upon the completion of this offering, the holders of the Company's securities who did not purchase Common Stock in this offering will beneficially own 4,639,346 shares of Common Stock, including (i) an aggregate of 1,162,320 shares issuable upon the exercise of outstanding options, warrants and a convertible note and (ii) an aggregate of 218,181 shares issued in connection with the acquisition of Manhattan Limousine (assuming an initial public offering price of $11.00 per share), all of which will be "restricted securities" within the meaning of the Securities Act. Subject to the contractual lockup provisions discussed below and unless the resale of the shares, or the sale of shares (in the case of employee benefit plan shares), is registered under the Securities Act, these restricted shares may not be sold in the open market unless in compliance with the applicable requirements of Rule 144. The Company and the beneficial owners of at least 4,000,000 of such shares have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities, except for (i) in the case of the Company, Common Stock issued pursuant to any employee benefit plans described herein or in connection with acquisitions and (ii) in the case of the Company's directors and executive officers, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. In connection with future acquisitions, the Company may issue shares of Common Stock which, if the Company also files a registration statement under the Securities Act with respect to such shares, may be subject to immediate resale, subject to any remaining portion of the 180-day period applying to any shares so issued. See "Shares Eligible for Future Sale" and "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation, By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Those provisions, among other things, provide for a classified Board of Directors, allow the Board of Directors to issue, without further stockholder approval, up to 1,000,000 shares of preferred stock with rights and privileges that could be senior to the Common Stock, prohibit the stockholders from calling special meetings of stockholders, restrict the ability of stockholders to nominate directors and submit proposals to be considered at stockholders' meetings, impose a supermajority voting requirement in connection with stockholders' amendments to the By-laws and prohibit stockholders after this offering from acting by written consent in lieu of a meeting. The Company also is subject to Section 203 of the Delaware General Corporation Laws (the "DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date on which such stockholder became an interested stockholder. See "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after this offering. The initial public offering price was determined by negotiations between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting" for factors considered in determining the initial public offering price. From time to time after this offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the chauffeured vehicle service industry, or other developments affecting the Company, its licensees and affiliates or the Company's competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. Any such fluctuations that occur following completion of this offering may adversely affect the prevailing market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $10.92 per share. See "Dilution."

                      ACQUISITION OF MANHATTAN LIMOUSINE

  Simultaneously with the completion of this offering, the Company will acquire Manhattan International Limousine Network Ltd. and an affiliated company ("Manhattan Limousine") for aggregate consideration of $14.2 million, composed of (i) $7.1 million in cash, (ii) $4.7 million in promissory notes bearing interest at the rate of 8.0% per annum and payable one year from the date of the acquisition, and (iii) 218,181 shares of Common Stock (assuming an initial public offering price of $11.00 per share). In addition, the Company will assume approximately $3.7 million of outstanding indebtedness of Manhattan Limousine. If the acquisition of Manhattan Limousine is not completed by May 20, 1997, the Company has agreed to pay additional purchase price in the amount of $7,500 for each day after such date until the closing of the acquisition, up to an aggregate of $675,000. Pursuant to the terms of the acquisition, Manhattan Limousine will distribute to its stockholders prior to the closing approximately $3.8 million in assets and $2.3 million in liabilities. See Note 3 to "Pro Forma Consolidated Financial Statements."

  Manhattan Limousine is one of the largest chauffeured vehicle service companies in the New York metropolitan area, with revenues in its fiscal year ended September 30, 1996 totalling approximately $18.4 million. Manhattan Limousine also operates the Manhattan International Limousine Network of more than 300 worldwide affiliates, a significant majority of which are located in cities in which the Company already has affiliates. In some cities the Company and Manhattan Limousine share common affiliates. Approximately 89.2% of Manhattan Limousine's fiscal 1996 revenues was generated by Manhattan Limousine's New York metropolitan operations, and approximately 10.8% was generated by its affiliates outside the New York metropolitan area. See the Manhattan Limousine Consolidated Financial Statements and related notes thereto.

  Manhattan Limousine's independent operators are responsible for a fleet consisting of approximately 125 sedans and limousines. Manhattan Limousine derives revenues from contracts with major airlines, including Virgin Atlantic Airways and Aer Lingus, and with many of the premier hotels in New York City, including the Plaza Hotel and the Mark Hotel, as well as from other corporate and individual customers. Typically these contracts are terminable by the airline or hotel upon 30 days' notice. In its fiscal year ended September 30, 1996, approximately 18.0% of Manhattan Limousine's revenues were derived from services performed for Virgin Atlantic Airways, Manhattan Limousine's largest customer.

                               RECAPITALIZATION

  At or prior to the closing of this offering, the Company shall effect the following transactions (collectively, the "Recapitalization"): (i) a one-for-
2.3255 reverse split of outstanding Common Stock; (ii) the conversion of all of the 42,070 outstanding shares of the Company's Series A Preferred Stock into the right to receive an aggregate of $2,103,500 and 86,003 shares of Common Stock; (iii) the redemption of all 10,000 shares of the Company's Series F Preferred Stock and 3,000 shares of the Company's Series G Preferred Stock for an aggregate price of $1,000,000; (iv) the conversion of 9,580 shares of the Company's Series B Preferred Stock, 46,890 shares of the Company's Series G Preferred Stock and the Company's Subordinated Convertible Promissory Note dated September 1, 1991 in the principal amount of $2,000,000 into an aggregate of 1,857,524 shares of Common Stock; (v) the exercise of a warrant to purchase 616,544 shares of Common Stock by the application of $2,867,546 due the warrant holder under a subordinated promissory note, and the repayment by the Company of the remaining outstanding principal balance of $912,454 under such note; and (vi) the amendment of the Company's Certificate of Incorporation to, among other things, (a) eliminate all previously-designated series of Preferred Stock and the designation of Class A Common Stock, and (b) increase the authorized number of shares of Common Stock from 9,512,950 to 20,000,000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,900,000 shares of Common Stock offered by it (assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses that have not yet been paid) are estimated to be approximately $28.4 million (approximately $32.8 million if the Underwriters' over-allotment option is exercised in full).

  The Company will use approximately $8.5 million of the net proceeds to repay principal with respect to certain indebtedness which was incurred to finance certain of the Company's acquisitions and for working capital purposes. Such indebtedness bears interest at rates ranging from 7.7% to 12.0%, has a weighted average interest rate of 9.6% and matures at various dates through March 1, 2001. Such indebtedness includes approximately $1.1 million in principal to be repaid to Yerac Associates, L.P. ("Yerac") and approximately $912,000 to be paid to PNC Capital Corp. ("PNC"). Vincent A. Wolfington, the Company's Chairman of the Board and Chief Executive Officer, and Don R. Dailey, President and a director of the Company, have personally guaranteed $3.7 million of the Company's indebtedness which will be repaid from the net proceeds of this offering. These personal guarantees will be terminated upon the repayment of the underlying indebtedness. See "Certain Transactions."

  The Company currently intends to use approximately $7.1 million of the net proceeds of this offering to pay the cash portion of the purchase price for the acquisition of Manhattan Limousine. The Company also will utilize approximately $3.7 million of the net proceeds to repay certain indebtedness assumed upon the acquisition of Manhattan Limousine.

  Approximately $3.1 million of the net proceeds will be used by the Company to redeem all outstanding shares of its Series A and Series F Preferred Stock and certain shares of its Series G Preferred Stock in connection with the Recapitalization. Of this amount, $1.1 million will be paid to entities affiliated with Hambrecht & Quist Group in connection with the redemption of 22,000 shares of Series A Preferred Stock held by those entities, $1.0 million will be paid to IBJS Capital Corporation in connection with the redemption of its 10,000 shares of Series F and 3,000 shares of Series G Preferred Stock, and $20,250 and $13,650, respectively, will be paid to each of Messrs. Wolfington and Dailey in connection with the redemption of 405 shares and 273 shares of Series A Preferred Stock, respectively, beneficially owned by each of them. See "Recapitalization" and "Certain Transactions."

  The balance of the net proceeds from this offering, approximately $5.9 million, will be used for acquisitions and other general corporate purposes, including working capital. Except for the acquisition of Manhattan Limousine, the Company currently has no existing commitment or agreement with respect to any acquisition. The Company regularly reviews potential acquisition candidates and has held preliminary discussions with a number of such candidates.

  Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade securities.

                                   DILUTION

  The deficit in the pro forma net tangible book value of the Company as of February 28, 1997, after giving effect to the issuance of shares of Common Stock as part of the Recapitalization, was approximately $7.4 million, or $(2.32) per share. The deficit in net tangible book value is determined by subtracting franchise rights, goodwill and all other intangible assets from total stockholders' equity. After giving effect to (i) the sale by the Company of 2,900,000 shares of Common Stock in this offering at an assumed initial public offering price of $11.00 per share after deducting estimated underwriting discounts and commissions and offering expenses, (ii) the acquisition of Manhattan Limousine and (iii) the conversion of a convertible note into 43,001 shares of Common Stock, the pro forma net tangible book value at February 28, 1997 would have been approximately $541,000, or $.08 per share. This offering represents an immediate increase in net tangible book value of $2.40 per share to the existing stockholders, and an immediate dilution in net tangible book value per share of $10.92 to new investors in this offering.

  The following table illustrates the dilution on a per share basis, assuming no exercise by the Underwriters of their over-allotment option:

   Assumed initial public offering price.......................          $11.00
     Deficit in pro forma net tangible book value before
      offering.................................................  $(2.32)
     Increase in pro forma net tangible book value attributable
      to sale of shares to new investors.......................    2.40
                                                                 ------
   Pro forma net tangible book value after offering............             .08
                                                                         ------
   Dilution to new investors...................................          $10.92
                                                                         ======

  The following table sets forth, on a pro forma basis as of February 28, 1997, the number of shares of Common Stock acquired from the Company, the total consideration paid and the average price per share paid by (i) the Company's debt holders and preferred stockholders who are acquiring shares of Common Stock in the Recapitalization and (ii) new investors for (a) the 2,900,000 shares of Common Stock offered hereby and (b) the 218,181 shares of Common Stock that constitute a portion of the consideration for the acquisition of Manhattan Limousine (see "Acquisition of Manhattan Limousine"):

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Debt holders and preferred
 stockholders.............  2,560,071   45.1% $ 4,867,548   12.4%    $ 1.90
New investors.............  3,118,181   54.9   34,299,991   87.6     $11.00
                            ---------  -----  -----------  -----
  Total...................  5,678,252  100.0% $39,167,539  100.0%
                            =========  =====  ===========  =====

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company (i) as of February 28, 1997 and (ii) on a pro forma basis to give effect to (a) the Recapitalization, see "Recapitalization," (b) the issuance and sale of the 2,900,000 shares of Common Stock offered hereby (at an assumed offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom as described under "Use of Proceeds," (c) the acquisition of Manhattan Limousine, see "Acquisition of Manhattan Limousine," and (d) the conversion of a convertible note into 43,001 shares of Common Stock. This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                             FEBRUARY 28, 1997
                                                             ------------------
                                                             ACTUAL   PRO FORMA
                                                             -------  ---------
                                                              (IN THOUSANDS)
   Short-term debt and current maturities of long-term
    obligations............................................. $ 4,837   $ 5,699
                                                             =======   =======
   Long-term obligations, net of current maturities......... $11,327   $ 1,719
   Stockholders' equity:
    Preferred Stock (1).....................................   1,115       --
    Common Stock (2), $.01 par value; 9,512,950 shares
     authorized, 655,773 shares issued and outstanding;
     20,000,000 shares authorized, 6,377,026 shares issued
     and outstanding on a pro forma basis...................       7        64
    Paid-in-capital.........................................   7,357    41,046
    Accumulated deficit.....................................  (1,635)   (1,734)
                                                             -------   -------
    Total stockholders' equity..............................   6,844    39,376
                                                             -------   -------
       Total capitalization................................. $18,171   $41,095
                                                             =======   =======

--------
(1) See Notes 10 and 18 to the Company's Consolidated Financial Statements.
(2) Excludes Class A Common Stock, $.01 par value, none of which is issued and outstanding. The Class A Common Stock will be eliminated as a result of the Recapitalization.

                                DIVIDEND POLICY

  Following this offering, the Company intends to retain all earnings to finance the growth and development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will depend upon the Company's future earnings, results of operations, capital requirements and financial condition and any other factor the Board of Directors of the Company may consider. The Company's agreements with its principal lenders prohibit dividend payments.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected actual consolidated financial data as of November 30, 1992, 1993, 1994, 1995 and 1996 and for each of the five years in the period ended November 30, 1996 have been derived from the consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The selected actual consolidated financial data as of and for the three months ended February 29, 1996 and February 28, 1997 have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly the consolidated financial position and the consolidated results of operations of the Company. The consolidated results of operations for the three-month period ended February 28, 1997 are not necessarily indicative of the consolidated results of operations to be expected for the year ended November 30, 1997.

  The selected actual and pro forma consolidated financial data of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Prospectus.

                                FISCAL YEAR ENDED NOVEMBER 30,                             THREE MONTHS ENDED
                    ------------------------------------------------------------- ---------------------------------------
                     1992     1993     1994     1995             1996             FEB. 29, 1996     FEB. 28, 1997
                    -------  -------  -------  -------  ------------------------- ------------- -------------------------
                                                         ACTUAL      PRO FORMA(1)    ACTUAL      ACTUAL      PRO FORMA(2)
                                                        ---------    ------------ ------------- ---------    ------------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
 Revenue, net...... $27,669  $30,319  $35,525  $43,484    $59,505       $78,883      $11,558      $14,141       $19,613
 Cost of revenue...  20,199   22,751   24,954   29,943     40,438        52,344        7,904        9,756        13,149
                    -------  -------  -------  -------  ---------     ---------      -------    ---------     ---------
 Gross profit......   7,470    7,568   10,571   13,541     19,067        26,539        3,654        4,385         6,464
 Selling, general
  and
  administrative
  expense..........   5,939    8,174    9,487   12,419     15,078        21,192        3,361        3,819         5,504
                    -------  -------  -------  -------  ---------     ---------      -------    ---------     ---------
 Operating income
  (loss)...........   1,531     (606)   1,084    1,122      3,989         5,347          293          566           960
 Interest income
  (expense) and
  other income
  (expense)........    (819)  (1,308)  (1,194)  (1,292)    (1,277)         (253)        (340)        (245)           23
                    -------  -------  -------  -------  ---------     ---------      -------    ---------     ---------
 Income (loss)
  before provision
  (benefit) for
  income taxes.....     712   (1,914)    (110)    (170)     2,712         5,094          (47)         321           983
 Provision
  (benefit) for
  income taxes.....      53       10       19       25       (104)        2,155           11          154           413
                    -------  -------  -------  -------  ---------     ---------      -------    ---------     ---------
 Net income
  (loss)........... $   659  $(1,924) $  (129) $  (195)   $ 2,816       $ 2,939       $  (58)     $   167       $   570
                    =======  =======  =======  =======  =========     =========      =======    =========     =========
 Pro forma net in-
  come per share...                                         $0.89(3)      $0.49                     $0.07(3)      $0.10
                                                        =========     =========                 =========     =========
 Weighted average
  shares
  outstanding......                                     3,510,020(3)  6,023,785                 3,518,083(3)  5,971,960

                                       NOVEMBER 30,                  FEBRUARY 28, 1997
                         -----------------------------------------  ---------------------
                          1992    1993    1994     1995     1996    ACTUAL   PRO FORMA(4)
                         ------- ------- ------- --------  -------  -------  ------------
CONSOLIDATED BALANCE
 SHEET DATA:
 Working capital (defi-
  cit).................. $ 1,740 $ 1,484 $ 1,298 $ (1,407) $(1,732) $(1,029)   $    81
 Total assets...........  28,855  27,941  27,109   35,897   42,526   39,378     73,703
 Long-term debt, less
  current maturities....  10,293  12,083  11,090   13,217   11,192   11,327      1,719
 Deferred revenue(5)....   3,270   4,300   4,485    4,726    6,181    6,629     13,500
 Total stockholders' eq-
  uity.................. $ 5,843 $ 4,388 $ 4,165 $  3,912  $ 6,672  $ 6,844    $39,376

-------

(1) Gives effect to the following events as if they had occurred on December 1, 1995: (i) the acquisition of Camelot Barthropp Ltd., completed February 1996, including the interest cost relating to indebtedness incurred in connection with such acquisition, (ii) the acquisition of Manhattan Limousine (using statement of operations data for Manhattan Limousine's fiscal year ended September 30, 1996) and the amortization of associated goodwill, (iii) the conversion of certain preferred stock and subordinated debt into Common Stock, see "Recapitalization", (iv) the issuance of shares of Common Stock to (a) repay certain existing debt of the Company,
    (b) pay the cash portion of the purchase price for Manhattan Limousine,
    (c) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, (d) redeem certain preferred stock of the Company and
    (e) pay the stock portion of the purchase price in connection with the acquisition of Manhattan Limousine, (v) the elimination of interest expense associated with debt repaid from the proceeds of this offering and
    (vi) other adjustments as described under "Pro Forma Consolidated Financial Statements" and the notes thereto.
(2) Gives effect to the events set forth in clauses (ii) through (vi) of note
    (1) above as if they had occurred on December 1, 1995, except that, with respect to clause (ii), the statement of operations data is for Manhattan Limousine's three months ended December 31, 1996.
(3) Gives effect to the conversion of certain preferred stock and subordinated debt into Common Stock and the elimination of associated interest expense on the subordinated debt as a result of the Recapitalization. See Notes 2 and 18 to the Company's Consolidated Financial Statements.

(4) Reflects (i) the Recapitalization, see "Recapitalization," (ii) the acquisition of Manhattan Limousine, see "Acquisition of Manhattan Limousine," and (iii) the issuance and sale of the 2,900,000 shares of Common Stock offered hereby (at an assumed offering price of $11.00 per share less estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom as described under "Use of Proceeds."
(5) Represents the balance of the fees deferred in connection with independent operator agreements less amounts previously recognized. Such fees are recognized ratably over the terms of the agreements, which typically range from 10 to 20 years. See the Notes to the Company's Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto and "Selected Consolidated Financial Data" appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, each reference to a year is to the Company's fiscal year which ends on November 30 of such year.

OVERVIEW

  The Company generates revenues primarily from chauffeured vehicle services provided by (i) Carey's owned and operated businesses and (ii) Carey's licensees and affiliates when services provided by such licensees and affiliates are billed through the Company's central reservation and billing system. In 1995 and 1996, approximately 74.7% and 73.6%, respectively, of the Company's revenue, net was generated by chauffeured vehicle services provided by the Company's owned and operated businesses, approximately 16.3% and 15.6%, respectively, was generated by chauffeured vehicle services provided by the Company's licensees and billed by the Company, and approximately 2.5% and 2.0%, respectively, was generated by chauffeured vehicle services provided by the Company's affiliates and billed by the Company. Carey also generates revenues from its licensees through fees (both initial and monthly) related to
(i) licensing the use of its name and service mark, (ii) its central reservation and billing services and (iii) its marketing activities. In 1995 and 1996, approximately 2.7% and 3.2%, respectively, of the Company's revenue, net was generated from its licensees through such fees. To a lesser extent, the Company derives revenues from the payment of fees by independent operators. The Company recognizes revenues from these fees ratably over the terms of the independent operators' agreements with the Company, which typically range from 10 to 20 years. As of February 28, 1997, the Company had $6.6 million of deferred revenue on its balance sheet ($13.5 million on a pro forma basis reflecting the acquisition of Manhattan Limousine).

  Cost of revenue primarily consists of amounts due to the Company's independent operators. The amount due to independent operators is a percentage (ranging from 60% to 65%) of the charges for services provided, net of discounts and commissions. Cost of revenue also includes amounts due to the Company's licensees and affiliates for chauffeured vehicle services provided by them and billed by the Company. Such amounts generally include the charges for services provided less a referral fee ranging from 15% to 25% of net vehicle service revenue. Cost of revenue also includes salaries and benefits paid to chauffeurs employed by the Company. To a lesser extent, cost of revenue includes costs associated with owning and maintaining the vehicles owned by the Company, telecommunications expenses, salaries and benefits for reservationists, marketing expenses for the benefit of licensees, and commissions due to travel agents and credit card companies.

  Selling, general and administrative expenses consist primarily of compensation and related benefits for the Company's officers and administrative personnel, marketing and promotional expenses for the Company's owned and operated chauffeured vehicle service companies, and professional fees, as well as amortization costs related to the intangibles recorded as a result of the Company's acquisitions.

  In addition to internal growth from the Company's sales and marketing efforts, an important component in the Company's growth to date has been the acquisition of its licensees and other chauffeured vehicle service companies. Since December 1994, Carey has acquired eight chauffeured vehicle service companies. Each of these acquisitions was made for cash and the issuance or assumption of notes and was accounted for using the purchase method of accounting. A substantial majority of the purchase price paid by the Company in each such acquisition represented goodwill, franchise rights (if a licensee was acquired) and/or other intangibles. Such franchise rights and goodwill are amortized over 30 years on a straight-line basis and amounted to $12.5 million (net of accumulated amortization) as of February 28, 1997. As a result of the acquisition of Manhattan Limousine, the Company will recognize an additional $19.7 million of goodwill.

  The results of operations for the acquired companies have been included in the Company's consolidated financial statements from their respective dates of acquisition. Carey expects to benefit from its acquisitions by consolidating general and administrative functions, increasing operating efficiencies, and, as a result of converting salaried chauffeurs to independent operators, eliminating the overhead and capital costs associated with employing salaried chauffeurs, leasing garages, maintaining parts and fuel inventories, and owning and operating vehicles. The Company generally realizes these benefits within six to twelve months after an acquisition, depending upon whether the acquisition is of a chauffeured vehicle service company in a location in which the Company already operates, or of a licensee in a market where Carey has yet to establish operations.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data for the Company expressed as a percentage of revenue, net. With respect to the pro forma data, see "Pro Forma Consolidated Financial Statements" and the notes thereto.

                           FISCAL YEAR ENDED NOVEMBER 30,             THREE MONTHS ENDED
                          -------------------------------------  -----------------------------
                           1994      1995           1996         FEB. 29, 1996 FEB. 28, 1997
                          -------   -------   -----------------  ------------- ---------------
                                                          PRO                            PRO
                                               ACTUAL    FORMA      ACTUAL     ACTUAL   FORMA
                                              --------  -------  ------------- -------  ------
Revenue, net............    100.0%    100.0%    100.0%    100.0%     100.0%     100.0%   100.0%
Cost of revenue.........     70.2      68.9      68.0      66.3       68.4       69.0     67.0
                          -------   -------   -------   -------      -----     ------   ------
Gross profit............     29.8      31.1      32.0      33.7       31.6       31.0     33.0
Selling, general and
 administrative
 expense................     26.7      28.6      25.3      26.9       29.1       27.0     28.1
                          -------   -------   -------   -------      -----     ------   ------
Operating income........      3.1       2.5       6.7       6.8        2.5        4.0      4.9
Interest expense and
 other income
 (expense)..............     (3.4)     (3.0)     (2.1)     (0.3)       2.9       (1.7)     0.1
                          -------   -------   -------   -------      -----     ------   ------
Income (loss) before
 provision (benefit) for
 income taxes...........     (0.3)     (0.5)      4.6       6.5       (0.4)       2.3      5.0
Provision (benefit) for
 income taxes...........      0.1       --       (0.2)      2.8        0.1        1.1      2.1
                          -------   -------   -------   -------      -----     ------   ------
Net income (loss).......     (0.4)%    (0.5)%     4.8%      3.7%      (0.5)%      1.2%     2.9%
                          =======   =======   =======   =======      =====     ======   ======

THREE MONTHS ENDED FEBRUARY 28, 1997 (THE "1997 PERIOD") COMPARED TO THREE MONTHS ENDED FEBRUARY 29, 1996 (THE "1996 PERIOD")

  Revenue, Net. Revenue, net increased approximately $2.5 million or 22.4% from $11.6 million in the 1996 Period to $14.1 million in the 1997 Period. Of the increase, approximately $1.6 million was contributed by existing operations as a result of expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers, and approximately $930,000 was due to revenues of the Company's operations in London which were not included in the 1996 Period.

  Cost of Revenue. Cost of revenue increased approximately $1.9 million or 23.4% from $7.9 million in the 1996 Period to $9.8 million in the 1997 Period. The increase was primarily attributable to higher costs due to increased business levels. Cost of revenue increased as a percentage of revenue, net from 68.4% in the 1996 Period to 69.0% in the 1997 Period primarily as a result of seasonally higher operating costs as a percentage of revenues in the Company's London operations for the 1997 Period.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased approximately $459,000 or 13.6% from $3.4 million in the 1996 Period to $3.8 million in the 1997 Period. The increase was largely due to the costs of additional personnel, increased marketing expenses and increased administrative expenses as a result of the Company's acquisition in London in February 1996. Selling, general and administrative expense decreased as a percentage of revenue, net from 29.1% in the 1996 Period to 27.0% in the 1997 Period as a result of an increase in revenue, net without a corresponding increase in administrative costs.

  Interest Expense. Interest expense was approximately $422,000 in the 1996 Period and approximately $392,000 in the 1997 Period. Interest expense decreased as a percentage of revenue, net from 3.7% in the 1996 Period to 2.8% in the 1997 Period.

  Provision For Income Taxes. The provision for income taxes increased approximately $142,000 from approximately $12,000 in the 1996 Period to approximately $153,000 in the 1997 Period. The increase primarily related to the increase in pre-tax income of the Company from a pre-tax loss of approximately $46,000 in the 1996 Period to pre-tax income of approximately $321,000 in the 1997 Period.

  Net Income (Loss). As a result of the foregoing, the Company had net income of approximately $167,000 in the 1997 Period compared to a net loss of approximately $58,000 in the 1996 Period.

YEAR ENDED NOVEMBER 30, 1996 COMPARED TO YEAR ENDED NOVEMBER 30, 1995

  Revenue, Net. Revenue, net increased approximately $16.0 million or 36.8% from $43.5 million in 1995 to $59.5 million in 1996. Of the increase, approximately $9.6 million was contributed by existing operations as a result of expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers, and approximately $6.4 million was due to revenues of companies which were acquired from December 1994 through February 1996.

  Cost of Revenue. Cost of revenue increased approximately $10.5 million or 35.1% from $29.9 million in 1995 to $40.4 million in 1996. The increase was primarily attributable to higher costs due to increased business levels. Cost of revenue decreased as a percentage of revenue, net from 68.9% in 1995 to 68.0% in 1996 as a result of spreading the fixed costs of the Company's reservations infrastructure over a larger revenue base.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased approximately $2.7 million or 21.4% from $12.4 million in 1995 to $15.1 million in 1996. The increase was largely due to higher administrative costs associated with additional personnel, increased marketing and promotional expenses, and higher amortization of intangibles as a result of acquisitions. Selling, general and administrative expenses decreased as a percentage of revenue, net from 28.6% in 1995 to 25.3% in 1996 as a result of an increase in revenue without a corresponding increase in administrative costs.

  Interest Expense. Interest expense was $1.7 million in each of 1995 and 1996. Interest expense decreased as a percentage of revenue, net from 3.0% in 1995 to 2.1% in 1996.

  Provision (Benefit) for Income Taxes. The provision for income taxes was nominal in 1995. In 1996, the Company had a tax benefit of $104,000. Prior to 1996, the Company recorded a valuation allowance against its net deferred tax assets. This allowance was reversed in 1996 in accordance with generally accepted accounting principles. The reversal reduced the provision for income taxes in 1996 by approximately $1.5 million. The increase in the provision recordable in 1996, which was offset by the effect of reducing the valuation allowance against deferred tax assets, was attributable to the Company's increased pretax profit level in 1996 which exceeded the beneficial tax effect of net operating loss carryforwards of prior years. The Company has utilized the full amount of its net operating loss carryforwards.

  Net Income (Loss). As a result of the foregoing, the Company had net income of $2.8 million in 1996 compared to a net loss of approximately $195,000 in 1995.

YEAR ENDED NOVEMBER 30, 1995 COMPARED TO YEAR ENDED NOVEMBER 30, 1994

  Revenue, Net. Revenue, net increased approximately $8.0 million or 22.4% from $35.5 million in 1994 to $43.5 million in 1995. Of the increase, approximately $4.7 million was due to revenues of companies acquired from December 1994 through August 1995, as well as the full year effect in 1995 of companies acquired in 1994. Approximately $3.3 million of the increase was contributed by existing operations as a result of an increase in business from corporate travel customers, business travel arrangers, special event business, and the implementation in mid-1995 of charges to licensees for central reservation and billing services.

  Cost of Revenue. Cost of revenue increased approximately $4.9 million or 20.0% from $25.0 million in 1994 to $29.9 million in 1995. The increase was primarily attributable to higher operating costs due to increased business levels and to operating costs related to acquired companies. Cost of revenue decreased as a percentage of revenue, net from 70.2% in 1994 to 68.9% in 1995 as a result of increased utilization of the Company's operating resources and the implementation, in mid-1995, of charges to licensees for central reservation and billing services which did not result in a corresponding increase in cost.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased approximately $2.9 million or 30.9% from $9.5 million in 1994 to $12.4 million in 1995. This increase was largely due to higher costs associated with additional personnel, increased marketing and promotional expense, and the increase in the amortization of intangibles recorded as a result of acquisitions. Selling, general and administrative expenses increased as a percentage of revenue, net from 26.7% in 1994 to 28.6% in 1995 as a result of relatively higher levels of administrative costs in existing operations and additional expenses related to companies acquired late in 1995 whose operations were not consolidated with the Company's operations until 1996.

  Interest Expense. Interest expense increased approximately $334,000 or 24.8% from approximately $1.4 million in 1994 to $1.7 million in 1995. This increase was due to net increases in debt in 1995 to fund acquisitions. Interest expense as a percentage of revenue, net increased slightly from 3.8% in 1994 to 3.9% in 1995.

  Provision for Income Taxes. The provision for income taxes was nominal in 1994 and in 1995.

  Net Loss. As a result of the foregoing, the Company had a net loss of approximately $195,000 in 1995 compared to a net loss of approximately $129,000 in 1994.

QUARTERLY RESULTS

  The following table presents unaudited quarterly financial information for 1995, 1996 and the first quarter of 1997. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the results for such quarters.

                                                     QUARTER ENDED
                         --------------------------------------------------------------------------------
                                      1995                                 1996                    1997
                         -----------------------------------  ----------------------------------  -------
                          FEB.      MAY     AUG.      NOV.     FEB.      MAY     AUG.     NOV.     FEB.
                           28       31       31        30       29       31       31       30       28
                         ------   -------  -------   -------  -------  -------  -------  -------  -------
                                                     (IN THOUSANDS)
Revenue, net............ $8,333   $10,320  $10,235   $14,596  $11,558  $15,043  $14,575  $18,330  $14,141
Gross profit............  2,647     3,113    2,980     4,800    3,654    4,835    4,737    5,841    4,385
Operating income
 (loss).................   (101)      235     (216)    1,204      293    1,037      987    1,673      566
                                                     QUARTER ENDED
                         --------------------------------------------------------------------------------
                                      1995                                 1996                    1997
                         -----------------------------------  ----------------------------------  -------
                          FEB.      MAY     AUG.      NOV.     FEB.      MAY     AUG.     NOV.     FEB.
                           28       31       31        30       29       31       31       30       28
                         ------   -------  -------   -------  -------  -------  -------  -------  -------
Revenue, net............  100.0%    100.0%   100.0%    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit............   31.8      30.2     29.1      32.9     31.6     32.1     32.5     31.9     31.0
Operating income
 (loss).................   (1.3)%     2.2%    (2.1)%     8.2%     2.5%     6.8%     6.7%     9.1%     4.0%

  The Company believes that its future operating results may continue to be subject to quarterly variations caused by such factors as seasonal business travel, variable scheduling of special events and the timing of acquisitions by the Company. The Company's least profitable quarter generally has been the first quarter (ending February 28 or 29), and its most profitable quarter generally has been the fourth quarter (ending November 30).

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of funding have been cash flow from operations, proceeds from the bulk sale of independent operator notes, commercial bank credit facilities, notes issued by the Company to sellers of acquired chauffeured vehicle service companies and, to a lesser extent, the sale of vehicles obtained from acquired companies. For the period from December 1, 1993 through February 28, 1997, the Company generated $7.6 million in cash from operating activities, had aggregate borrowings to fund acquisitions of $6.5 million and had proceeds from bulk sales of notes from independent operators of approximately $2.6 million. The Company anticipates that in addition to the net proceeds from this offering, cash flow from operations and borrowings under credit facilities will be its principal sources of funding. The Company has discontinued its practice of selling notes received from independent operators.

  The Company's principal uses of cash have been, and will continue to be, the funding of acquisitions, repayment of debt, and investment in both its centralized reservation facility and its automated operation and information systems.

  Net cash used in operating activities increased from approximately $304,000 in the 1996 Period to approximately $364,000 in the 1997 Period. Net cash provided by operating activities increased by $1.9 million, from $2.7 million in 1995 to $4.6 million in 1996, primarily as a result of an increase in operating income, as adjusted for depreciation and amortization of fixed assets, franchise rights and goodwill from acquired operations. Net cash provided by operating activities increased by approximately $2.0 million, from approximately $701,000 in 1994 to $2.7 million in 1995, primarily as a result of the timing of payments to independent operators and as a result of its acquisition activities and internal growth. As of February 28, 1997, the Company's working capital deficit and current ratio were approximately $1.0 million and 0.92, respectively, as a result of the high level of short-term debt generated from the Company's practice of borrowing against its cash flow rather than its assets, many of which are intangible in nature. The Company may continue to experience working capital deficits as a result of short-term borrowings to finance its acquisition strategy.

  Cash used in investing activities was approximately $988,000 in the 1996 Period compared to cash provided by investing activities of approximately $94,000 in the 1997 Period. Cash was used in the 1996 Period to acquire operations in London, whereas relatively little acquisition activity occurred in the 1997 Period. Cash used in investing activities decreased by $2.1 million, from $4.1 million in 1995 to $2.0 million in 1996. Cash was used in investing activities in 1995 and 1996 primarily for the acquisition of chauffeured vehicle service companies. In 1994, relatively little acquisition activity occurred and cash for investment purposes of approximately $388,000 was used primarily for capital expenditures. In all periods, funds used for acquisitions and capital expenditures were offset in part by proceeds from the sale of fixed assets, primarily vehicles acquired in connection with the purchase of chauffeured vehicle service businesses.

  Cash provided by financing activities was approximately $87,000 in the 1996 Period compared to cash used in financing activities of $1.0 million in the 1997 Period, primarily as a result of the net payment of notes payable during the 1997 Period. Cash provided by financing activities was $1.4 million in 1995, compared to cash used in financing activities of $1.2 million in 1996, primarily as a result of net repayment of notes payable in 1996. Cash used in financing activities was $1.3 million in 1994, primarily as a result of repaying notes payable.

  At February 28, 1997, the Company had borrowings, exclusive of notes payable to sellers of chauffeured vehicle service companies, in the amount of approximately $14.0 million. This debt was composed of (i) a $3.7 million term loan collateralized by the stock of the Company's United States subsidiaries,
(ii) a $1.1 million term loan collateralized by an assignment of the Carey name and service mark and license agreements related thereto, (iii) $5.8 million in subordinated debt and (iv) $3.4 million in debt to commercial banks, which debt is typically collateralized by a subsidiary's accounts receivable and other assets. Of the Company's total debt at February 28, 1997, approximately $8.5 million will be repaid from the net proceeds of this offering. See "Use of Proceeds." As part of the Recapitalization, a further $4.9 million of the debt will be converted to Common Stock of the Company, approximately $1.3 million of the Company's Series G and Series F Preferred Stock will be redeemed for cash in the amount of $1.0 million, and all outstanding shares of the Company's Series A Preferred Stock will be redeemed for $2.1 million in cash and 86,003 shares of Common Stock. All payments as a result of the Recapitalization will be made from the proceeds of this offering. See "Recapitalization."

  The Company has received a commitment letter from a bank for a credit facility consisting of a secured revolving line of credit and subsequent term loan of $20.0 million. The bank has agreed to use its best efforts to syndicate an additional $5.0 million for the facility. The facility, which may be used for acquisitions and working capital, will be collateralized by the assets of the Company and its existing and future subsidiaries. Loans made under the revolving line of credit shall bear interest at the Company's option of either the bank's prime lending rate or 2.0% above the LIBOR rate. Commitment fees equal to 0.5% per annum will be payable on the unused portion of the revolving line of credit. On the second anniversary of the closing of this offering, the revolving line of credit will convert into a five-year term loan, which loan will bear interest either at a fixed rate (subject to availability) or at a variable LIBOR rate with adjustments determined based on the Company's earnings. The credit facility (i) will prohibit the payment of dividends by the Company, (ii) will not permit the Company to incur or assume other indebtedness that is not subordinated to the bank and (iii) will require the Company to comply with certain financial covenants. The ability of the Company to obtain the credit facility is subject to the completion of negotiations with the bank as well as the satisfaction of certain conditions, including the closing of this offering and the execution of appropriate loan documentation. In the event that the Company is unable to obtain the credit facility, the Company believes that sufficient alternative sources of financing will be available on reasonable terms.

  While there can be no assurance, management believes that cash flow from operations, funds from the credit facility and the net proceeds to the Company from this offering will be adequate to meet the Company's capital requirements for the next 12 months, depending on the methods of financing and size of potential acquisitions. While the Company historically has financed acquisitions primarily with cash, it may seek to finance future acquisitions by using Common Stock for a portion or all of the consideration to be paid.

IMPACT OF INFLATION AND FOREIGN CURRENCY FLUCTUATIONS

  The Company does not believe that inflation and foreign currency fluctuation has had, or will have, a material impact on the financial position and results of operation.

                                   BUSINESS

  Carey International, Inc. is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The "Carey" brand name has represented quality chauffeured vehicle services since the 1920s. The Company owns and operates its service providers in New York, San Francisco, Los Angeles, London, Washington D.C., South Florida and Philadelphia. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its reservation, central billing and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company intends to consolidate the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and (iii) companies in other strategic markets in North America, Europe and the Pacific rim of Asia.

  The Carey network utilizes chauffeured sedans, limousines, vans and minibuses to provide services for airport pick-ups and drop-offs, inter-office transfers, business and association meetings, conventions, roadshows, promotional tours, special events, incentive travel and leisure travel. Businesses and business travelers utilize the Company's services primarily as a management tool, to achieve more efficient use of time and other resources.

  Carey's worldwide network of chauffeured vehicle service companies allows it to provide services with consistently high quality to its customers in virtually every major city in the expanding global travel market. The network is linked to over 300,000 reservation terminals in travel agencies, corporate travel departments and government agencies by the Carey International Reservation System (the "CIRS"), the chauffeured vehicle service industry's most extensive centralized global reservation system.

MARKET OVERVIEW

  The Company estimates that the United States chauffeured vehicle service industry generated revenues of approximately $3.9 billion in 1996, and has undergone steady growth in recent years, with revenues increasing at a compound annual growth rate of 10.9% between 1990 and 1996. The industry is highly fragmented, with approximately 9,000 companies utilizing over 100,000 vehicles. The Company believes that during 1996 no chauffeured vehicle service company accounted for more than 2% of total United States industry revenues. The Company also believes that similar fragmentation exists in the chauffeured vehicle service industry outside the United States.

  The chauffeured vehicle service industry serves businesses in virtually all industrial and financial sectors of the economy. The Company believes that business customers are becoming increasingly sophisticated in their use of ground vehicle services and are demanding a broader array of "meet-and-greet" and other services, as well as business amenities such as cellular phones. Although there are other forms of transportation that compete with chauffeured vehicles, such as buses, jitney services, taxis, radio cars and rental cars, the Company believes that none of those forms of transportation provides the quality, dependability and value-added services of chauffeur-driven vehicles. The Company also believes that businesses place a premium on service providers that are able to coordinate the travel itinerary of each member of a large group over many locations with a single reservation and billing system.

BUSINESS STRATEGY

  The Company's objective is to increase its profitability and its market share in the chauffeured vehicle service industry by implementing the following growth strategies:

    Expand through Acquisitions. Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies that would benefit from the capital and management resources that the Company can provide. Carey intends to acquire current Carey licensees, as well as additional chauffeured vehicle service companies both in markets in which the Company already owns and operates such a company and in other strategic regions in North America, Europe and the Pacific rim of Asia. Carey believes it has a competitive advantage in acquiring licensees because of a right of first refusal contained in a substantial majority of its domestic license agreements. The Company has successfully begun to implement its acquisition strategy, having acquired 15 chauffeured vehicle service companies since November 1991. Upon the closing of this offering, the Company will acquire Manhattan Limousine, one of the largest chauffeured vehicle service companies in the New York metropolitan area and the operator of the Manhattan International Limousine Network.

    Increase International Market Share. Approximately 12.8% of the Company's revenue, net was derived from services performed outside the United States during its fiscal year ended November 30, 1996. Of these international revenues, approximately 60.8% was generated by the Company's owned and operated business in London, approximately 38.1% was generated by the Company's international licensees and the remainder was generated by the Company's international affiliates. Carey believes that its network can capture a significant portion of the growing international market for chauffeured vehicle services by acquiring or licensing additional chauffeured vehicle service companies and otherwise implementing the Carey system outside the United States. The Company intends to increase its international presence by intensifying its sales and marketing efforts, strengthening its relationships with significant domestic and international business travel arrangers, and capitalizing on the capacity of the CIRS to operate on a global scale. By enhancing its international presence, the Company also expects to increase its revenues from providing chauffeured vehicle services to international travelers both visiting the United States and travelling abroad.

    Expand Licensee Network Worldwide. The Company will seek to expand its worldwide network and generate additional revenues from license and marketing fees by licensing additional chauffeured vehicle service companies in smaller markets that do not justify a Company-owned presence. Ultimately, as these less strategic markets grow in size and importance to the Company, the licensees in such markets may become acquisition candidates for the Company.

    Convert Salaried Chauffeurs to Independent Operators. The Company believes that it can improve its profitability by continuing to convert salaried chauffeurs to independent operators in businesses acquired by Carey. The objective of Carey's independent operator strategy is to instill in each chauffeur the sense of purpose, responsibility and dedication characteristic of an independent business owner, thereby increasing the profitability of the chauffeur and the Company. Carey's independent operator program allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators.

ACQUISITION STRATEGY

  Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies as a result of: (i) the highly fragmented and increasingly global nature of the industry, (ii) industry participants' capital requirements and desire for liquidity, and
(iii) the pressures of increasing competition. The Company intends to continue to pursue its acquisition program in order to strengthen its position in its existing markets and to acquire operations in new markets.

  Carey intends to pursue acquisitions that will allow the Company to own and operate chauffeured vehicle service companies in new geographic markets. The Company currently owns and operates chauffeured vehicle service companies in six of the largest United States travel markets and in London, the largest European travel market, and will seek to acquire Carey licensees in other significant travel markets in North America, Europe, and the Pacific rim of Asia. The Company believes that its ability to acquire its licensees will be enhanced by a right of first refusal that is contained in a substantial majority of its domestic license agreements and the limited terms of most of its international license agreements. The Company's preference is to retain key management, operating and sales personnel of an acquired company in a new market in order to maintain continuity of operations and customer service.

  The Company believes that it has a market share of less than 10% in each of the markets in which it owns and operates a chauffeured vehicle service company, and that there is significant potential for it to expand its business in such markets through acquisitions. When justified by the size of an existing market acquisition, the Company expects to retain key management and sales personnel of the acquired company and to seek to improve that company's profitability through implementation of the Company's operating strategies. In most instances, acquired operations can be integrated into the Company's existing operations in a market, resulting in elimination of duplicative overhead and operating costs.

  The Company believes that there are significant advantages to consolidating the chauffeured vehicle service industry. Carey believes it can increase revenues of acquired companies by marketing the worldwide services of its network to customers of such companies, and by increasing the productivity of chauffeurs at the acquired companies through the implementation of training and quality assurance programs. Moreover, Carey believes that cost savings can be achieved following acquisitions through (i) the consolidation of certain administrative functions and increased use of automation, (ii) the elimination of redundant facilities, equipment and personnel and (iii) the conversion of salaried chauffeurs driving company-owned vehicles into independent operators driving their own vehicles.

  Carey has successfully begun its acquisition strategy, having acquired 15 chauffeured vehicle service companies since November 1991. The following table lists the date of acquisition, location of each such chauffeured vehicle service company and whether the acquired company was a licensee or affiliate of the Company or other chauffeured vehicle service company:

                              ACQUISITION HISTORY
                            NOVEMBER 1991--PRESENT

      DATE                             LOCATION                 ACQUIRED COMPANY
      ----                             --------                 ----------------
      November 1991................... Washington, DC           Other
      September 1992.................. Los Angeles, CA          Other
      August 1993..................... Wilmington, DE           Licensee
      September 1993.................. West Palm Beach, FL      Licensee
      November 1993................... New York, NY             Other
      June 1994....................... Washington, DC           Other
      June 1994....................... Los Angeles, CA          Other
      December 1994................... Boca Raton, FL           Other
      January 1995.................... San Francisco, CA        Licensee
      April 1995...................... Washington, DC           Other
      April 1995...................... Ft. Lauderdale/Miami, FL Licensee
      May 1995........................ San Francisco, CA        Other
      August 1995..................... San Francisco, CA        Other
      August 1995..................... Boca Raton, FL           Other
      February 1996................... London, England          Affiliate(/1/)
      May 1997(/2/)................... New York, NY             Other

--------
(1) Prior to the acquisition, the Company had no licensee in London.
(2) The acquisition will be completed upon the closing of this offering. See "Acquisition of Manhattan Limousine."

  The Company has analyzed significant data on the chauffeured vehicle service industry and individual businesses within that industry and believes that it is well positioned to further implement its acquisition program following this offering. The Company believes that management's lengthy tenure with the Company, extensive experience in the chauffeured vehicle service industry and relationships with acquisition candidates provide the Company with significant knowledge that will assist the Company in its attempts to acquire licensees of the Company and other chauffeured vehicle service companies. The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, other than with respect to the acquisition of Manhattan Limousine, the Company is not a party to any agreements regarding any material acquisitions; however, as the result of the Company's process of regularly reviewing acquisition prospects, negotiations and such acquisition agreements may occur from time to time if appropriate opportunities arise.

  The acquisition of Manhattan Limousine is intended to solidify the Company's presence in the New York metropolitan area and diversify its customer base. In particular, the Company intends to capitalize on Manhattan Limousine's contracts with many New York-based participants in the airline and hotel industries, including airlines such as Virgin Atlantic Airways and Aer Lingus, and hotels such as the Plaza Hotel and the Mark Hotel. Typically these arrangements are terminable by the airline or hotel upon 30 days' notice. During its fiscal year ended September 30, 1996, approximately 18.0% of Manhattan Limousine's revenues were derived from services performed for Virgin Atlantic Airways. While the Company intends to consolidate certain administrative operations of Manhattan Limousine with its own and to eliminate redundant facilities, equipment and personnel, Manhattan Limousine otherwise will retain its separate identity for at least 12 months following the consummation of the acquisition.

  Manhattan Limousine provides services solely through independent operators rather than salaried chauffeurs. As a result, Carey will not be able to realize the benefits of converting salaried chauffeurs into independent operators following the acquisition. See "--Independent Operators." Manhattan Limousine's network is composed of approximately 300 affiliates from which Manhattan Limousine receives fees for referred business. A significant majority of Manhattan Limousine's affiliates are located in cities in which the Company already has affiliates, and in some cities the companies share common affiliates.

  As consideration for future acquisitions, the Company intends to use various combinations of shares of Common Stock, cash and notes. Some or all of any shares of Common Stock issued in connection with acquisitions may be registered under the Securities Act.

SERVICE PROVIDER NETWORK

  Carey's international network of owned and operated chauffeured vehicle service companies, licensees and affiliates, serving 420 cities in 65 countries, enables it to provide its customers chauffeured vehicles in virtually every significant travel market throughout the world. Carey believes that its network is the most extensive in the industry, and intends to expand the network by adding qualified licensees and affiliates in locations justifying new or expanded service. The Company believes that the trend toward globalization is opening more cities for business and personal travel around the world. The Company monitors and evaluates cities in which a demand for chauffeured vehicle services may warrant a "Carey" presence.

  The Company's network provides chauffeured vehicle services for airport pickups and drop-offs, inter-office transfers, business and association meetings, conventions, road shows, promotional tours, special events, incentive travel and leisure travel. Of these activities, the Company derived approximately 9.3% of its 1996 pro forma revenues from hotel contracts, approximately 8.3% from financial services customers and approximately 5.1% from contracts with airlines. The Company also offers its clients travel and tour planning services, "meet-and-greet" services, destination management services, group movement coordination services, direct and central billing in U.S. dollars, and access to the Company's 24-hour worldwide computerized reservation system, the CIRS.

  The Company's fleet in its owned and operated locations contains four types of vehicles consisting of chauffeured sedans, limousines, vans and minibuses, some of which can carry up to 30 persons. In addition, the Company subcontracts from time to time for buses that can carry a greater number of passengers. The fleets of the Company's licensees and affiliates in larger markets are similar to the Company's fleet, and in smaller markets generally consist of only chauffeured sedans and limousines. All vehicles are driven by uniformed professional chauffeurs, most of whom own the vehicles that they drive. Each such chauffeur drives a clean, late model vehicle with amenities important to the business traveler, such as cellular telephones and daily newspapers.

  Owned and Operated Companies. The Company owns and operates chauffeured vehicle service companies in New York, San Francisco, Los Angeles, London, Washington, D.C., South Florida and Philadelphia. Revenue provided by these companies represented approximately 74.7% of the Company's revenue, net in fiscal 1995 and 73.6% in fiscal 1996.

  Licensees. The Company has 38 licensees serving 106 cities in the United States and 24 licensees serving 105 cities outside the United States, all of which operate under the Carey name. Revenue, net provided by the Company's licensees represented approximately 19.0% and 18.8% of the Company's revenue, net in fiscal 1995 and 1996, respectively.

  The domestic license fee ranges from $15,000 to $75,000, depending upon the size of the market. The sum of the continuing fees paid by the domestic licensee varies, but annually is generally less than 10% of its revenues or, in some cases, less than 10% of an excess above a specified base. Substantially all candidates appointed as domestic licensees have been in business for at least 10 years prior to the grant of a license. The term of a domestic license agreement entered into prior to January 1, 1996 is perpetual and subsequent to January 1, 1996 is 10 years.

  International licensees historically have not paid annual license fees; rather, they have paid a commission on business referred to them. The term of an international license agreement usually is from year to year, although in a few cases it is perpetual.

  Under the domestic license agreement, the Company provides the licensee with
(i) the right to use the "Carey" name, (ii) participation in the CIRS, (iii) various consulting services, (iv) identification in various travel directories, (v) access to bulk purchasing arrangements for automobiles, parts and maintenance materials and (vi) national sales and marketing services. In the event of a proposed transfer of a license or a licensee, the Company has the right to approve the transferee. In addition, for most license agreements executed prior to January 1, 1996 and all license agreements executed on or after January 1, 1996, Carey retains a right of first refusal by which it may acquire any license or licensee upon the same terms as the license or licensee is proposed to be sold.

  Typically, a licensee candidate acts as an affiliate before being selected as a licensee. Licensees operate according to strict service guidelines specified by the Company and market the Carey name in conjunction with the Company's overall marketing program. The Company conducts ongoing quality assurance programs and annual audits of licensees to insure that the licensees have met the high service standards set forth by the Company. The Company has the right to terminate any license if the licensee fails to comply with such standards.

  Affiliates. The Company utilizes affiliates to provide services to its clients in cities where the Company does not have Company-owned operations or licensees. Affiliates are not licensed to use the Carey name and do not pay license fees to the Company, but must meet the Company's quality standards in order to receive referred business. Pursuant to oral agreements between the Company and its affiliates, the Company is entitled to receive a commission of 15% of net vehicle revenues for all referred business. The Company's affiliates are located in 121 cities in the United States and 67 cities outside the United States. Revenue, net provided by the Company's affiliates represented approximately 2.5% and 2.0% of the Company's revenue, net in fiscal 1995 and 1996, respectively.

CAREY INTERNATIONAL RESERVATION SYSTEM (CIRS)

  The hub of the Company's network of service providers is the CIRS, the Carey International Reservation System. The CIRS is operated on a 24-hour basis by Carey's central reservation department, which processes reservations through the Company's proprietary computer system. The central reservation department receives reservations through the Company's toll free "800" telephone number (800-336-4646), by fax or telex, or through one of the six major airline reservation systems, SABRE, APOLLO, WORLDSPAN, GALILEO, BABS and SITA. These airline systems allow travel agencies, corporate travel departments and government offices to access the CIRS through over 300,000 reservation terminals worldwide. The Company bills a licensee or affiliate for each reservation referred to the licensee or affiliate through the CIRS.

  The CIRS can be accessed for up-to-date tariffs both in dollars and in foreign currency for 420 cities throughout the world. Through the CIRS, the Company's reservation and customer service personnel have instant access to all rates, services offered, types of vehicles available and special airport greeting capabilities in each individual city. Individual customer profiles are maintained, including vehicle and chauffeur preferences, frequent pick-up points, addresses and directions, billing requirements and account status.

  The CIRS is used to make arrangements for a broad range of business and consumer applications such as transportation to and from airports, association and industry meetings and functions, road shows, transportation related to incentive travel, board of directors meetings and sight seeing tours. Special customer service facilities are available with direct phone lines, including a special service desk, executive VIP desk, international tour desk, special event desk and road show desk.

  The CIRS utilizes client/server architecture and proprietary software developed over a five-year period which allows constant input into a complex international network linking more than 65 countries. A primary strength of the CIRS is the reliability of its reporting and control systems which verify all reservations for complete information, customer service requirements and accounting authorizations. The CIRS also contains customer invoicing programs to allow central billing directly through the system for all services used worldwide. In addition, the system's ability to track reservations allows more accurate and detailed analyses for marketing purposes.

  In 1992, the Company began leasing its reservation and operating systems to its licensees. These systems create a basis for certain licensees to have direct access to the CIRS and provide them with the ability to book local reservations, dispatch vehicles and account for chauffeured vehicle services.

MARKETING, SALES AND CUSTOMER SERVICE

  The Company believes that "Carey," a registered service mark, is a highly recognized name in the chauffeured vehicle service and travel industries worldwide. The Company intends to continue to expand recognition of the "Carey" name through its marketing and promotional efforts. Carey has developed an extensive marketing program directed at both the travel arranger and the end user of chauffeured vehicle services. The program consists of directory listings, advertising, direct mail, public relations, cooperative promotional and joint marketing programs, attendance at and sponsorship of travel-related conventions and workshops, and direct selling. The direct sales force serving the Company and its licensees currently consists of 20 professionals.

  Carey is listed in 95 travel directories which are used by travel arrangers to obtain information on travel related services. Advertising targeted at travel arrangers is placed in over 35 trade journals including Business Travel Executive, Travel Weekly, Travel Trade and Business Travel News. In addition, the Company advertises extensively in magazines and newspapers, consumer association books, hotel room information books and the Yellow Pages, and on radio and television in selected markets.

  The Company's continuing direct mail program is targeted at both the travel arranger and the end user. The program distributes approximately two million promotional pieces annually. Most major travel arrangers receive at least six direct mail pieces per year which include announcements of new services, news on service providers and reservation programs, the Carey Newsletter and listings of rates. End users and arrangers receive promotional pieces on Carey when they are billed for the Company's services.

  The Company's marketing program seeks to build upon brand name acceptance, customer loyalty, service know-how, technology and strategic market relationships with other market leaders in the travel and tourism industry, such as airlines, travel agencies, credit card companies and central reservation systems. The Company's sales force calls on thousands of accounts annually and participates in trade shows, seminars and association meetings. The Company also is involved in promotional and cooperative agreements with American Express Platinum Card and Gold Card, Diner's Club "Club Chauffeur" program, British Airways, Air France and various cruise lines.

  The Company believes that the retention and expansion of existing business is as important as new sales. Carey has established a base of loyal customers in part by monitoring the standard of service through its quality assurance and customer service programs. To assure that the Company continues to provide consistently high quality and reliable service, Carey operates a five-part quality assurance program. The Company's quality assurance program utilizes survey cards that are sent to customers and travel arrangers. Approximately 90% of the quality assurance cards returned to Carey during the twelve-month period ended November 30, 1996 rated the Company's reservation services, chauffeurs and vehicles as "excellent." Carey's quality assurance program includes evaluations performed by an independent consultant to measure the quality of chauffeur services, the appearance of chauffeurs and vehicles, and the availability of other amenities, such as cellular phones and daily newspapers.

INDEPENDENT OPERATORS

  An important component of Carey's strategy involves the preferred use of independent operators instead of salaried chauffeurs operating Company-owned vehicles. An independent operator takes responsibility for owning, operating and maintaining his or her own vehicle. The Company believes that acting as an independent operator creates incentives for the chauffeur to become more productive, efficient and service-oriented, thereby increasing the profitability of the chauffeur and the Company. The objective of the Company's independent operator strategy is to instill in each chauffeur the sense of purpose, responsibility and dedication characteristic of an independent business owner.

  The use of independent operators allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators. Because of the greater responsibility borne by independent operators, the Company is able to allocate fewer resources to oversee its vehicle operations. As a result, the Company can focus to a greater extent on support services, business development, administration, billing, quality assurance, and sales and marketing.

  Each independent operator enters into an agreement with the Company to provide prompt and courteous service to the Company's customers with a properly maintained, late model vehicle consistent with the Company's standards. The cost of a new vehicle ranges from $35,000 to $65,000, depending upon whether it is a sedan or a limousine and the features included in the vehicle. Each new independent operator agrees to pay an initial fee to the Company, acquires his or her vehicle and pays all of the maintenance and operating expenses of such vehicle, including gasoline.

  Prior to December 1996, the Company's typical agreement with an independent operator had a term of 10 years and provided for a fee ranging from $30,000 to $45,000 (depending on the local market) that was financed by the Company at an annual interest rate of 8% to 12%. The notes evidencing such financing generally were sold by the Company to third parties. Since December 1996, the independent operator agreements entered into by the Company generally have provided for, and the Company intends that future agreements will provide for, a term of 15 years, fees of $45,000 to $60,000 and an interest rate of 14% per year. In certain markets, such as New York, the Company may provide longer terms and higher fees in its independent operator agreements. Currently, the Company does not intend to continue its former practice of selling to third parties notes evidencing independent operator financing. To date, the Company has not incurred any material losses as a result of defaults under such notes, and any potential future losses will be mitigated from an accounting perspective because of the Company's policy of deferral of revenue recognition in connection with independent operator fees.

  The independent operator agreement provides that the Company will bill and collect all revenues (as defined in the agreement) and remit to the independent operator 60% to 65% of such revenues. In this arrangement, the Company assumes the risk of collecting from each customer and generally pays the independent operator his or her share regardless of whether the Company is paid by the customer. An independent operator's failure to meet the high standards of service associated with the Carey name constitutes a breach of the agreement and gives rise to a right of the Company to terminate the agreement.

  Independent operators also generally require financing to purchase their vehicles. Typically, independent operators have utilized banks, vehicle financing companies or CLI Fleet, Inc. ("CLI Fleet"), a finance company that specializes in providing financing to the chauffeured vehicle service industry. See "Certain Transactions." On occasion, the Company has provided secured vehicle financing to independent operators with repayment terms of three to five years.

CUSTOMERS

  The Company's customer list exceeds 75,000 individuals and organizations that are dispersed across many different industries and geographic locations. No client accounted for more than 5% of the Company's revenue, net in 1996. The Company's major clients include companies in the finance, travel and related services, manufacturing, pharmaceutical, airline, insurance, publishing, oil and gas exploration, entertainment, tobacco, and food and beverage industries.

COMPETITION

  The chauffeured vehicle service industry is highly competitive and fragmented, with few significant national participants operating a multi-city reservation system. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Chauffeured vehicle service providers compete primarily on the basis of price, quality, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, jitney services, taxis, radio cars and rental cars. The Company believes that its high quality of service and dependability have allowed the Company to compete effectively in its markets. Carey competes both for customers and for possible acquisitions. The Company expects its business to become more competitive as existing competitors expand and additional companies enter the industry. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company.

GOVERNMENT REGULATION

  The Company's chauffeured vehicle service operations are subject to various state and local regulations and, in many instances, require permits and licenses from state and local authorities. In addition, the Company is regulated by the Federal Highway Administration with respect to, among other things, minimum vehicular insurance requirements. The Company believes that it has all required permits and licenses to conduct its operations and that it is in substantial compliance with applicable regulatory requirements relating to its operations.

  The Company is subject to federal and state laws, rules and regulations governing the offer and sale of franchises. A number of states have enacted laws that require detailed disclosure in the offer and sale of franchises and/or the registration of the franchisor with state administrative agencies. The Company is also subject to Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Certain states have enacted, and others may enact, legislation governing certain aspects of the franchise relationship and limiting the ability of the franchisor to terminate or refuse to renew a franchise. The law applicable to franchise sales and relationships is rapidly developing, and the Company is unable to predict the effect on its franchise system of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to franchisors. Due to the scope of the Company's business, and the complexity of franchise regulation, compliance problems may be encountered from time to time.

INSURANCE

  The Company is subject to accident claims as a result of the normal operation of its fleet of vehicles, which claims and the defense thereof generally are covered by insurance. The Company purchases automobile liability, automobile collision and comprehensive damage, general liability, comprehensive property damage, workers' compensation and other insurance coverages that management considers adequate for the protection of the Company's assets and operations, although there can be no assurance that the coverages and limits of such policies will be adequate. The Company's standard license agreement requires that its licensees purchase similar types of insurance and name the Company as a named insured in such insurance policies. A successful claim against the Company beyond the scope of its or its licensees' insurance coverage or in excess of its or its licensees' limits could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

  The Company owns a facility in Alexandria, Virginia used by its owned and operated chauffeured vehicle service company providing services in Washington, D.C. The Company leases its corporate headquarters in Washington, D.C. and also leases nine administrative and/or operating facilities in California, New York, Pennsylvania, Florida and London. Management believes that the Company's facilities are adequate for its present needs and that suitable additional or replacement space will be available as required.

EMPLOYEES AND INDEPENDENT OPERATORS

  As of March 31, 1997, the Company had approximately 255 full-time employees (approximately 41 of whom were chauffeurs) and approximately 99 part-time employees (approximately 71 of whom were chauffeurs). As of March 31, 1997, the Company also had agreements with approximately 334 independent operators. The Company is not a party to any collective bargaining agreement.

INTELLECTUAL PROPERTY

  The Company is the registered owner of two United States service marks covering the "Carey" name. The Company believes that customer and travel arranger recognition of these marks has contributed to its success. The Company is not affiliated with Carey Transportation, Inc., a company that provides bus transportation services in the metropolitan New York City area. Except in this area, the Company believes it has the exclusive right to use the "Carey" name in connection with transportation services in all locations in which it either owns and operates a chauffeured vehicle service company or maintains a licensee.

LEGAL PROCEEDINGS

  The Company and certain of its officers and directors were named in a civil action filed on May 15, 1996 in the United States District Court for the Eastern District of Pennsylvania (Case No. 96-CV-3702) entitled "Felix v. Carey International, Inc., et al." The plaintiff's complaint, which purports to be a class action, alleges that the plaintiff and others similarly situated suffered monetary damages as a result of misrepresentations by the various defendants in their use of a surface transportation billing charge (the "STC"). The STC is billed by Carey to its customers and represents a surcharge on account of various fees and service costs incurred by it in its provision of services to such customers. The plaintiff seeks damages in excess of $1.0 million on behalf of the class for each of the counts in the complaint including fraud, negligent misrepresentation and violations of the Racketeer Influenced and Corrupt Organizations law of 1970, which permits the recovery of treble damages and attorneys' fees. A class has not yet been certified in this case. The Company filed a motion to dismiss that was denied, and subsequently has filed an answer denying any liability in connection with this complaint.

  The Company has reached a tentative settlement with the plaintiff and plaintiff's counsel, which is subject to court approval and acceptance by the proposed class. The settlement calls for the Company to deposit up to $950,000 into a settlement fund for a class consisting of all persons who paid the STC during the period from

May 15, 1992 through March 15, 1997. Following court approval of the settlement, the Company will change its disclosure concerning the STC, and each class member showing proper authentication of a claim shall be entitled to receive either (i) cash totalling 10% of the STC paid during the period described above or (ii) a nontransferable credit to be applied toward future use of the Company's services in an amount equal to 30% of such STC. This settlement has been agreed to by the plaintiff and plaintiff's counsel, but there can be no assurance that the court will approve, or the proposed class will accept, the settlement. The Company is indemnifying and defending its officers and directors who were named defendants in the case, subject to conditions imposed by applicable law.

  Although the Company does not believe the litigation described above will have a material adverse effect on its business, financial condition and results of operations, the defense of the litigation could be expensive and time-consuming, regardless of the outcome, and, if the proposed settlement is not approved and accepted, an adverse result in such litigation could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

  The Company is a party to other litigation in the ordinary course of business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information pertaining to the directors and executive officers and the director nominee of the Company. The director nominee has agreed to become a director of the Company upon the closing of this offering.

             NAME               AGE               CURRENT POSITION
             ----               ---               ----------------
Vincent A. Wolfington..........  57 Chairman of the Board and Chief Executive
                                     Officer
Don R. Dailey..................  59 President and Director
Guy C. Thomas..................  58 Executive Vice President--Operations
David H. Haedicke..............  50 Executive Vice President and Chief
                                     Financial Officer
Richard A. Anderson, Jr........  51 Senior Vice President
Sally A. Snead.................  37 Senior Vice President--Information Systems
John C. Wintle.................  50 Senior Vice President--Europe
Paul A. Sandt..................  36 Vice President and Chief Accounting Officer
Devin J. Murphy................  31 Senior Vice President and Chief Development
                                     Officer
Robert W. Cox..................  59 Director
William R. Hambrecht...........  61 Director
David McL. Hillman.............  43 Director
Nicholas J. St. George.........  58 Director nominee

  Set forth below is a description of the backgrounds of each of the directors and executive officers and the director nominee of the Company.

  Vincent A. Wolfington, a co-founder of the Company, has served as its Chairman of the Board of Directors and Chief Executive Officer since 1979. For over 25 years, Mr. Wolfington has been involved in the limousine industry and directly associated with the Carey system of licensees and affiliates. Mr. Wolfington has served as a consultant to the National Academy of Sciences Transportation Research Board, President of the National Para-transit Association and a member of the International Limousine Association. Mr. Wolfington currently is a member of the Executive Committee of the World Travel and Tourism Council.

  Don R. Dailey has been President and a director of the Company, which he co-founded, since 1979. Mr. Dailey has been directly involved in the limousine business for over 30 years. Mr. Dailey serves on a number of boards and committees related to the travel industry, including the National Business Travel Association, the International Business Travel Associates, the Association of Corporate Travel Executives, the National Limousine Association and the International Limousine Association (as its past president and member of its executive committee).

  Guy C. Thomas has served as Executive Vice President--Operations of the Company since 1987. Mr. Thomas has served on a number of boards and committees related to the travel industry, including the National Business Travel Association, the Greater Washington Area Passenger Traffic Association, the American Society of Association Executives, Meeting Planners International, the Association of Corporate Travel Executives, the National Limousine Association and the International Taxicab and Livery Association.

  David H. Haedicke has been an Executive Vice President and Chief Financial Officer of the Company since October 1996. From August 1996 to October 1996, he was Senior Vice President and Chief Financial Officer of Infotechnology, Inc., Hadron, Inc. and Comtex Scientific Corporation, an affiliated group of companies engaged in systems management and software development. From September 1993 to May 1996, he was Chief Financial Officer of Walcoff & Associates, Inc., a communications and information management firm. From June 1991 to September 1993, he was Chief Financial Officer and Vice President of Xsirus, Inc., a high technology research and development company. Mr. Haedicke also was a partner at Ernst & Young L.L.P. from 1985 to June 1991, and was an employee at that firm from 1973 to 1985. Mr. Haedicke is a Certified Public Accountant.

  Richard A. Anderson, Jr. has served as a Senior Vice President of the Company since December 1988. Mr. Anderson also has been Chief Operating Officer of the Company's New York subsidiary, Carey Limousine NY, Inc., since December 1988. Mr. Anderson is Chairman of the New York Taxi and Limousine Commission's Limousine Advisory Board, a former Board Member of the Association of Corporate Travel Executives, and a member of the National Business Travel Association and Meeting Planners International.

  Sally A. Snead has served as the Company's Senior Vice President-- Information Systems since June 1993. From January 1987 to June 1993, she was Executive Vice President and General Manager of Carey Limousine L.A., Inc. She is a member of Executive Women International, the National Business Travel Association, the Association of Corporate Travel Executives and the National Limousine Association.

  John C. Wintle has served as the Company's Senior Vice President--Europe since May 1996 and as Executive Vice President and Managing Director of Carey U.K. Ltd., a subsidiary of the Company, since March 1996. From 1982 to February 1996, Mr. Wintle served Savoy Hotel PLC ("Savoy") and its affiliates, including Camelot Barthropp Ltd. ("Camelot"), in various capacities. From March 1993 to February 1996, Mr. Wintle was Executive Vice Chairman of Camelot, which was acquired by Carey U.K. Ltd. in February 1996. Previously, from 1989 to 1993, Mr. Wintle was General Manager, Restaurant Division, of several entities affiliated with Savoy. From 1982 to 1989, Mr. Wintle had been Group Financial Controller at Savoy.

  Paul A. Sandt has served as a Vice President and Chief Accounting Officer of the Company since October 1994. From May 1992 through September 1994, Mr. Sandt was a staff member with the Securities and Exchange Commission, and from December 1990 through May 1992, he was Director of Finance of The Kline Automotive Group. From 1984 through 1990, he was employed by Coopers & Lybrand L.L.P. Mr. Sandt is a Certified Public Accountant.

  Devin J. Murphy has served as a Vice President of the Company since May 1996, and became Senior Vice President and Chief Development Officer in April 1997. Mr. Murphy received a Master's Degree in Business Administration from Duke University in May 1996. For the six years prior to the commencement of his MBA program in September 1994, Mr. Murphy held various sales and marketing positions at companies within the information technology industry. These companies include Bay Networks, Inc., where Mr. Murphy was Marketing Manager from January 1993 to August 1994, Motorola Inc., where he was Manager, Major Accounts from February 1991 to January 1993, and Hewlett-Packard Co. Inc., where he was Territory Manager from 1988 to 1991.

  Robert W. Cox has served as a director of the Company since 1995. From 1969 until his retirement in 1994, Mr. Cox was a partner in the New York and Chicago offices of the law firm Baker & McKenzie. From 1984 to 1992, Mr. Cox was Chairman of the Executive Committee and Managing Partner of the firm, and from 1993 to 1994, Mr. Cox was Chairman of the Policy Committee. Mr. Cox currently is a director of Hon Industries, Inc.

  William R. Hambrecht has served as a director of the Company since 1995. Mr. Hambrecht is Chairman of Hambrecht & Quist LLC, an investment banking firm which he co-founded in 1968. Mr. Hambrecht also serves as a director of Adobe Systems, Inc.

  David McL. Hillman has served as a director of the Company since 1994. Mr. Hillman is Executive Vice President of PNC Capital Corp. and Executive Vice President and Director of PNC Equity Management Corp., which he co-founded in 1982. Mr. Hillman is a director of several privately-held companies in connection with PNC Capital Corp.'s investments in such companies.

  Nicholas J. St. George will become a director of the Company upon consummation of this offering. Mr. St. George has been President and Chief Executive Officer of Oakwood Homes Corporation ("Oakwood"), a manufacturer and retailer of manufactured homes, since February 1979. Mr. St. George serves as a director of Oakwood, and also is a director of American Bankers Insurance Group, Inc. and Legg Mason, Inc.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. After the completion of this offering, the initial term of Messrs. Hambrecht and Hillman expire at the Company's 1998 annual meeting, the initial terms of Messrs. Cox and St. George expire at the Company's 1999 annual meeting, and the initial terms of Messrs. Wolfington and Dailey expire at the Company's 2000 annual meeting. Successors to the directors whose terms expire at each annual meeting are elected for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

  Executive Committee. After the completion of this offering, the members of the Executive Committee of the Company's Board of Directors will be Messrs. Wolfington, Cox and Dailey. The Executive Committee will exercise all the powers of the Board of Directors between meetings of the Board of Directors, except such powers that are reserved to the Board of Directors by applicable law.

  Audit Committee. After the completion of this offering, the members of the Audit Committee of the Company's Board of Directors will be Messrs. Hillman and St. George. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans for and results of the audit, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  Compensation Committee. After the completion of this offering, the members of the Compensation Committee of the Company's Board of Directors will be Messrs. Cox and St. George. The Compensation Committee will establish a general compensation policy for the Company and approve increases in directors' fees and salaries paid to officers and senior employees of the Company. The Compensation Committee will administer the Company's equity incentive plans and will determine, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

DIRECTOR COMPENSATION

  Members of the Board of Directors who also serve as officers of the Company do not receive compensation for serving on the Board. Each other member of the Board receives an annual retainer of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee is paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

  The Company's Board of Directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A maximum of 100,000 shares of Common Stock may be delivered upon the exercise of options granted under the Directors' Plan and elections to receive shares in lieu of cash compensation. Only directors of the Company who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors") are eligible to participate in the Directors' Plan. While grants of stock options under the Directors' Plan are automatic and non-discretionary, all questions of interpretation of the Directors' Plan are determined by the Board of Directors.

  The Directors' Plan provides that on the date of this Prospectus, an option to purchase 7,500 shares of Common Stock will be granted to each Non-Employee Director. On the date of each subsequent annual meeting of stockholders, each Non-Employee Director continuing in office will be granted an option covering 2,500 shares. Any newly elected Non-Employee Director will be granted an option covering 5,000 shares on the date of his or her election (whether such election occurs at an annual meeting or otherwise). The option exercise price for each option granted under the Directors' Plan will be the closing price of a share of the Common Stock as reported on the Nasdaq National Market on the date the option is granted, except that options awarded on the date of this Prospectus will have an exercise price equal to the initial public offering price in this offering. All options granted under the Directors' Plan become fully exercisable six months after the date of grant. Unless sooner terminated following the death, disability or termination of service of a director, options granted under the Directors' Plan will remain exercisable until the fifth anniversary of the date of grant. In addition, upon certain transactions involving a change of control or the dissolution or liquidation of the Company, all options held by Non-Employee Directors will terminate; provided, however, that for a period of 20 days prior to the effective date of any such transaction, dissolution or liquidation, all options outstanding under the Directors' Plan that are not otherwise exercisable shall immediately vest and become exercisable.

  Under the Directors' Plan, a Non-Employee Director may elect to be paid all or a portion of his or her annual retainer in shares of Common Stock. Any such election must be made in writing at least 30 days prior to the date the annual retainer would be paid by the Company. The number of shares to be delivered to a Non-Employee Director upon such election is determined by dividing the amount of the annual retainer to be received in shares of Common Stock by the closing price of a share of Common Stock as reported on the Nasdaq National Market on the date the annual retainer is to be paid.

  The Board of Directors may at any time or times amend the Directors' Plan for any purpose which at the time may be permitted by law.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table contains a summary of the compensation paid to the Chief Executive Officer of the Company and the other executive officers whose salary and bonus for the Company's fiscal year ended November 30, 1996 exceeded $100,000.

                                                 ANNUAL
                                              COMPENSATION
                          -----------------------------------------------------
NAME AND                                      OTHER ANNUAL       ALL OTHER
PRINCIPAL POSITION        SALARY($) BONUS($) COMPENSATION($) COMPENSATION($)(1)
------------------        --------- -------- --------------- ------------------
Vincent A. Wolfington.... $211,620    --           --             $57,000
 Chairman and Chief
 Executive Officer
Don R. Dailey............  185,001    --           --              57,000
 President and Director
Guy C. Thomas............  115,000    --         $13,020(2)         6,300
 Executive Vice
 President--Operations
 and Chief
 Operating Officer

--------
(1) Includes with respect to each of Messrs. Wolfington and Dailey $45,000 paid for providing certain personal guarantees on behalf of the Company and $12,000 in life insurance premiums, and with respect to Mr. Thomas, $6,300 in life insurance premiums.
(2) Includes a car allowance of $11,820.

OPTIONS TO PURCHASE SHARES OF COMMON STOCK

  Messrs. Wolfington, Dailey and Thomas hold options to purchase the following shares of Common Stock, all of which options are exercisable at a price of approximately $4.65 per share. The aggregate values of the options are as set forth below, assuming a fair market value of $11.00 per share of Common Stock. The named officers neither were granted nor exercised options during the fiscal year ended November 30, 1996.

                                                         NUMBER OF
                                                         SECURITIES
      NAME                                           UNDERLYING OPTIONS  VALUE
      ----                                           ------------------ --------
      Vincent A. Wolfington.........................      105,706       $671,127
      Don R. Dailey.................................      105,706       $671,127
      Guy C. Thomas.................................       32,018       $203,282

EQUITY INCENTIVE PLANS

  The Company currently maintains the 1987 Stock Option Plan (the "1987 Plan") and the 1992 Stock Option Plan (the "1992 Plan"), both of which provide for the award of incentive and non-statutory stock options by the Company. The Company has adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which provides for the award of up to 650,000 shares of Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, performance stock units and other stock units which are valued by reference to the value of the Common Stock. The 1987 Plan, 1992 Plan and 1997 Plan are hereinafter referred to collectively as the "Equity Plans."

  Options are outstanding to purchase an aggregate of 454,155 shares of Common Stock under the 1987 Plan and the 1992 Plan, and an aggregate of 28,655 shares of Common Stock are authorized but have not yet been granted under options pursuant to such plans. The Company has granted to employees options to purchase an aggregate of 411,500 shares of Common Stock pursuant to the 1997 Plan having an exercise price equal to the initial public offering price. Of these options, Messrs. Wolfington and Dailey each received an option to purchase 100,000 shares of Common Stock, and Mr. Thomas received an option to purchase 15,000 shares of Common Stock. The options issued to Messrs. Wolfington and Dailey will vest in full 90 days from the date of this Prospectus. The balance of the options issued under the 1997 Plan will vest with respect to one-quarter of the underlying shares on each of the first four anniversaries of the date of grant.

  Officers, key employees, non-employee directors of and consultants to the Company have participated in the 1987 Plan and the 1992 Plan. The 1987 Plan and the 1992 Plan are administered by the Compensation Committee of the Board of Directors. Among other things, the Compensation Committee determines, subject to the provisions of said plans, who shall receive awards, the types of awards to be made, and the terms and conditions of each award. No incentive stock option may be granted under the 1987 Plan and the 1992 Plan at an exercise price less than the fair market value of the shares of Common Stock at the time the option is granted (and, in the case of stock options granted to holders of more than 10% of the Common Stock, no option may be granted at an exercise price less than 110% of the fair market value of the shares of Common Stock at the time the option is granted).

  All employees and directors of, and consultants and advisers to, the Company and any of its subsidiaries are eligible to participate in the 1997 Plan. The 1997 Plan will be administered by the Compensation Committee, which will determine who shall receive awards from those eligible to participate in the 1997 Plan, the type of award to be made, the number of shares of Common Stock which may be acquired pursuant to the award and the specific terms and conditions of each award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the awards or their exercise. Options that are intended to qualify as incentive stock options may be exercisable for not more than 10 years after the date the option is awarded and may not be granted at an exercise price less than the fair market value of the shares of Common Stock at the time the option is granted. The Compensation Committee may at any time, including in connection with a change in control of the Company, accelerate the exercisability of all or any portion of any option issued under the 1997 Plan.

  The Compensation Committee may amend, modify or terminate any outstanding award under the Company's Equity Plans with the participant's consent, except consent shall not be required if the Compensation Committee determines that such action will not materially and adversely affect the participant. The Board may amend, suspend or terminate any of the Equity Plans, or any part of such plans, at any time, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

INDEMNIFICATION AND LIMITATION OF LIABILITIES OF OFFICERS AND DIRECTORS

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties. The directors, however, remain subject to equitable remedies even if their liability for monetary damages is eliminated. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers. In addition, the Company maintains an indemnification insurance policy covering all directors and officers of the Company. In general, the Company's Certificate of Incorporation and the indemnification insurance policy attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

  Under the indemnification provisions of the Company's Certificate of Incorporation and the indemnification insurance policy, the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he is or was a director or officer of the Company. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock before and after the completion of this offering for each beneficial owner of more than 5% of the Company's Common Stock, each director and the director nominee of the Company, each named executive officer of the Company and all directors, executive officers and the director nominee as a group. Except as indicated in the footnotes below, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them. The information contained in the table and the footnotes thereto gives effect to the Recapitalization and the post-offering beneficial ownership percentages also give effect to the acquisition of Manhattan Limousine.

                                                                 PERCENT OWNED
                                                               -----------------
                                                   SHARES       BEFORE   AFTER
                                                BENEFICIALLY     THE      THE
NAME                                               OWNED       OFFERING OFFERING
----                                            ------------   -------- --------
Vincent A. Wolfington..........................    316,228(1)     9.5%     4.9%
Don R. Dailey..................................    315,176(2)     9.5%     4.9%
Guy C. Thomas..................................     94,800(3)     2.9%     1.5%
Robert W. Cox..................................     12,900(4)     *        *
William R. Hambrecht...........................    945,060(5)    29.4%    14.8%
David McL. Hillman.............................    616,544(6)    19.2%     9.7%
Nicholas J. St. George.........................        --         --       --
H&Q London Ventures............................    444,093       13.8%     7.0%
One Bush St.
San Francisco, CA 94104
H&Q Ventures International C.V.(7).............    175,197        5.4%     2.7%
H&Q Ventures IV(7).............................    175,197        5.4%     2.7%
PNC Capital Corp. .............................    616,544(6)    19.2%     9.7%
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222
Yerac Associates, L.P. ........................    516,018(8)    16.0%     8.1%
45 Belden Place
San Francisco, CA 94104
All directors, executive officers and the
 director nominee as a group
 (13 persons)..................................  2,333,061(9)    49.0%    35.2%

--------
 * Less than 1%.
(1) Includes options to purchase 105,706 shares of Common Stock that currently are exercisable. Also includes 1,182 shares of Common Stock currently held by a company controlled by Mr. Wolfington. Excludes shares held by Yerac Associates, L.P., a limited partnership of which Mr. Wolfington is a limited partner, with respect to which shares Mr. Wolfington has no voting or investment power. Mr. Wolfington's address is c/o Carey International, Inc., 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016.
(2) Includes options to purchase 105,706 shares of Common Stock that currently are exercisable. Excludes shares held by Yerac Associates, L.P., a limited partnership of which Mr. Dailey is a limited partner,with respect to which shares Mr. Dailey has no voting or investment power. Mr. Dailey's address is c/o Carey International, Inc., 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016.
(3) Includes options to purchase 32,018 shares of Common Stock that currently are exercisable.
(4) Represents options to purchase shares of Common Stock that currently are exercisable.
(5) Includes the following number of shares of Common Stock held by the following venture capital funds, as to which Mr. Hambrecht disclaims beneficial ownership: H&Q Ventures International C.V. (175,197 shares); H&Q London Ventures (444,093 shares); H&Q Ventures IV (175,197 shares); Hamquist (10,727 shares); Hambrecht & Quist, Inc. (21,454 shares); and Hambrecht & Quist Group (9,773 shares). Also includes (i) 85,816 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with Hamco Capital Corp. and (ii) 22,803 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with the Hambrecht 1980 Revocable Trust. See "Certain Transactions." Mr. Hambrecht's address is c/o Hambrecht & Quist, Inc., One Bush Street, San Francisco, CA 94104.
(6) David McL. Hillman is Executive Vice President of PNC Capital Corp. Mr. Hillman disclaims beneficial ownership of the shares held by PNC Capital Corp.
(7) This entity shares the same address as H&Q London Ventures.
(8) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 86,003 shares of Common Stock at a price of approximately $4.65 per share. The warrant is exercisable at any time until September 1, 2001.
(9) See Notes 1, 2, 3, 4, 5 and 6. Also includes 45,253 shares of Common Stock issuable upon exercise of the vested portions of options held by other executive officers of the Company.

                             CERTAIN TRANSACTIONS

  During 1993, for an aggregate purchase price of $850,000, the Company acquired 85 shares of non-voting redeemable preferred stock of CLI Fleet, Inc. ("CLI Fleet") a privately-held finance company formed for the purpose of financing the chauffeured vehicle service industry. As a holder of CLI Fleet preferred stock, the Company is currently entitled to receive an annual dividend of $500 per share. The Company waived the right to receive any dividends accrued in respect of its preferred stock through April 30, 1996, but during 1995 received referral fees totalling $100,000 from CLI Fleet. Also during 1995, CLI Fleet redeemed 10 shares of preferred stock held by the Company for an aggregate redemption price of $100,000. The remaining shares of preferred stock are subject to mandatory redemption by redemption payments of $100,000, $100,000 and $550,000 in May 1998, 1999 and 2000, respectively.
Under the terms of an agreement with CLI Fleet, commencing in April 1997, the Company has an exclusive option to purchase all of the outstanding shares of common stock of CLI Fleet at a purchase price equal to the greater of $187,500 or CLI Fleet's liquidating value as determined by an independent appraisal.

  To date, CLI Fleet has provided financing to the Company's independent operators, without recourse to the Company, for both initial fees due under the Company's independent operator agreements and with respect to vehicles purchased by independent operators. Each of the Company's owned and operated chauffeured vehicle service companies has entered into a Finance & Service Agreement with CLI Fleet, which provides that the Company will recommend and refer independent operators to CLI Fleet for financing of vehicles. To date, CLI Fleet also has purchased from the Company notes receivable due from independent operators in exchange for cash or demand notes on a non-recourse basis. The Company sold $378,733, $1,762,345 and $1,015,897 of independent operator notes receivable to CLI Fleet for cash of $378,733, $1,290,899 and $733,793 and demand promissory notes of $0, $471,446 and $282,104 in 1994,
1995 and 1996, respectively. These promissory notes are due on demand, although monthly principal payments generally are received. These notes bear interest at rates ranging from 5% to 7%. The Company generally no longer sells notes receivables from independent operators to CLI Fleet, although CLI Fleet continues to provide vehicle financing to the Company's independent operators.

  In connection with the Recapitalization, the exercise price of a warrant issued to PNC will be reduced from $6.14 to $4.65 per share. In addition, upon the closing of this offering, Carey will repay approximately $912,000 of the $3.8 million in principal outstanding on its subordinated note held by PNC and apply the balance of the outstanding principal to pay the purchase price for 616,544 shares of Common Stock to be issued to PNC upon exercise of the warrant held by it. David McL. Hillman, a director of the Company, is Executive Vice President of PNC. Also in connection with the Recapitalization, IBJS Capital Corporation ("IBJS") will receive $1.0 million in connection with the redemption of 10,000 shares of Series F Preferred Stock (representing all of the outstanding shares of such series) and 3,000 shares of Series G Preferred Stock held by IBJS.

  In connection with the Recapitalization, the exercise price of a warrant to purchase 86,003 shares of Common Stock owned by Yerac will be reduced from $6.14 to $4.65 per share. In addition, Yerac will convert the entire outstanding balance of a $2.0 million subordinated note held by it into approximately 430,000 shares of Common Stock. From the net proceeds of this offering, the Company will repay approximately $1.1 million of additional outstanding indebtedness to Yerac. Messrs. Wolfington and Dailey are limited partners of Yerac. See "Use of Proceeds" and "Principal Stockholders."

  In connection with the Recapitalization, the Company will redeem 22,000 shares of Series A Preferred Stock held by entities affiliated with Hambrecht & Quist Group (collectively "H&Q") for an aggregate of $1.1 million in cash plus 44,974 shares of Common Stock. Also in connection with the Recapitalization, (i) the conversion price of the Series G Preferred Stock will be reduced from $7.41 to approximately $6.14, and (ii) H&Q will receive 900,089 shares of Common Stock as a result of the conversion of 5,500 shares of Series B Preferred Stock and 31,864 shares of Series G Preferred Stock. William R. Hambrecht, a director of the Company, is a director and chairman of Hambrecht & Quist Group and Hamco Capital Corporation, and a general partner of Hambrecht & Quist Venture Partners which, in turn, is the general partner of H&Q London Ventures, H&Q Ventures International C.V., and H&Q Ventures IV. Mr. Hambrecht also is a trustee of The Hambrecht 1980 Revocable Trust. See "Principal Stockholders."

  Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President, each has personally guaranteed certain indebtedness of the Company in the original principal amount of $4.5 million. The outstanding balance of this indebtedness totalled approximately $3.7 million as of February 28, 1997. The Company paid Messrs. Wolfington and Dailey $45,000 each during 1996 as a fee for guaranteeing such indebtedness. The Company will use part of the net proceeds of this offering to repay the entire outstanding amount of such indebtedness, and following the repayment the guarantees will be terminated. In connection with the Recapitalization, Messrs. Wolfington and Dailey will receive $20,250 and $13,650, respectively, and 7,569 shares and 5,123 shares of Common Stock, respectively, as a result of the redemption of the shares of Series A Preferred Stock and the conversion of the shares of Series G Preferred Stock beneficially owned by each of them.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The following summary description of the Common Stock and the Preferred Stock is qualified by reference to the Company's Amended and Restated Certificate of Incorporation included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of the date of this Prospectus, there are 3,215,844 outstanding shares of Common Stock and outstanding options and warrants to purchase an aggregate of 1,002,108 shares of Common Stock. Upon the closing of this offering, the holder of a convertible promissory note of the Company having an outstanding principal balance of $400,000 will convert the note into 43,001 shares of Common Stock. In addition, as of February 28, 1997, the Company was obligated under another convertible promissory note having an aggregate outstanding principal balance of $95,000 which, under certain circumstances, is convertible into 10,212 shares of Common Stock upon the closing of this offering. A total of 94,170 shares of Common Stock are reserved for issuance under the 1987 Plan, 388,647 shares are reserved for issuance under the 1992 Plan, 650,000 shares of Common Stock are reserved for issuance under the 1997 Plan and 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. The Company's agreements with its principal lenders prohibit dividend payments. See "Dividend Policy." All outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable and the holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, if any.

PREFERRED STOCK

  After the completion of this offering, no shares of Preferred Stock of the Company will be issued and outstanding. Thereafter, Preferred Stock may be issued in one or more series without further stockholder authorization, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and may be subject to repurchase or redemption by the Company. The Board of Directors, without approval of the holders of the Common Stock, can issue Preferred Stock with voting and conversion rights (including multiple voting rights) which could adversely affect the rights of holders of Common Stock. In addition to having a preference with respect to dividends or liquidation proceeds, Preferred Stock, if issued, may be entitled to the allocation of capital gains from the sale of the Company's assets. Although the Company has no present plans to issue any shares of Preferred Stock following the closing of this offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CLASSIFIED BOARD OF DIRECTORS

  The Restated Certificate of Incorporation and By-laws of the Company provide for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1998, 1999 or 2000 annual meeting of stockholders. Starting with the 1998 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. See "Management."

  The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that such continuity and stability, in turn, will permit the Board of Directors to represent more effectively the interests of its stockholders.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because the provision could operate to prevent a rapid change in control of the Board of Directors. The classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the DGCL, unless a corporation's certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

  The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

  The Nomination Procedure requires that a stockholder give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

  Under the Business Procedure, a stockholder seeking to have any business conducted at any meeting must give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, in proper form, subject to the requirements of the proxy solicitation rules under the Securities Exchange Act of 1934. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  Although the By-laws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding nominations for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

OTHER PROVISIONS

  Special Meetings of the Stockholders of the Company. The Company's By-laws provide that a special meeting of the stockholders of the Company only may be called by the Chairman of the Board, or by order of the Board of Directors. That provision prevents stockholders from calling a special meeting of stockholders and potentially limits the stockholders' ability to offer proposals to the annual meetings of stockholders, if no special meetings are otherwise called by the Chairman or the Board.

  Amendment of the By-laws. The Company's Restated Certificate of
Incorporation provides that the By-laws only may be amended by a vote of the Board of Directors or by a vote of at least 75% of the outstanding shares of the Company's stock entitled to vote in the election of directors.

  No Action by Written Consent. The Company's Restated Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

DELAWARE ANTI-TAKEOVER STATUTE

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (y) the owner of 15% or more of the outstanding voting stock of the corporation or (z) an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the completion of this offering and the acquisition of Manhattan Limousine, the Company will have 6,377,026 shares of Common Stock outstanding. Of these shares, 2,900,000 shares sold pursuant to this offering (3,335,000 shares if the Underwriters exercise their over-allotment option in full) will be freely tradeable without restriction under the Securities Act, except for any shares which may be acquired by an "affiliate" of the Company (as that term is defined in Rule 144). The 3,477,026 remaining shares constitute "restricted securities" within the meaning of Rule 144 and, except for shares held by affiliates of the Company and the 218,181 shares issued in connection with the acquisition of Manhattan Limousine, will be eligible for sale in the open market subject to the applicable requirements of Rule 144(k) described below.

  Following the completion of this offering, if issued upon the conversion of an outstanding convertible note and the exercise of outstanding warrants, 274,165 shares of Common Stock also will be restricted securities within the meaning of Rule 144 and will be eligible for sale in the open market subject to the applicable requirements of Rule 144 discussed below.

  Also following the completion of this offering, there will be a total of 888,155 shares of Common Stock issuable upon the exercise of outstanding options under the Company's Equity Plans and Directors' Plan and an additional 344,662 shares of Common Stock reserved for future award or grant under such plans. The Company intends to file a registration statement on Form S-8 to register the issuance of shares under the Equity Plans and Directors' Plan. Common Stock issued after the effective date of such registration statement upon exercise of outstanding vested options granted pursuant to the Equity Plans and Directors' Plan, other than Common Stock issued to affiliates of the Company, would be available for immediate resale in the open market.

  In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sales. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from the affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  The Company and the beneficial owners of at least 4,000,000 shares of Common Stock (including all of the Company's officers and directors and those individuals who will be issued Common Stock in the Manhattan Limousine acquisition) have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of any shares of Common Stock or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities, except for (i) in the case of the Company, Common Stock issued pursuant to any employee or director benefit plan described herein or in connection with acquisitions or (ii) in the case of directors and executive officers, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the 180-day period applying to shares so issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. The holder of 218,181 shares of Common Stock to be issued in connection with the acquisition of Manhattan Limousine will be entitled to certain demand and piggy-back registration rights one year after completion of this offering.


  After the offering, sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the prevailing market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), represented by Montgomery Securities and Ladenburg Thalmann & Co. Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                       NUMBER OF
     UNDERWRITERS                                                       SHARES
     ------------                                                      ---------
     Montgomery Securities............................................
     Ladenburg Thalmann & Co. Inc. ...................................
                                                                       ---------
         Total........................................................ 2,900,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers
a concession of not more than $   per share; and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $   per share to
certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 435,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company's officers and directors and certain of the shareholders of the Company (including the holders of shares issued in connection with the acquisition of Manhattan Limousine) who, immediately following this offering, collectively will beneficially own an aggregate of at least 4,000,000 shares of Common Stock (including shares issuable upon the exercise of outstanding options and warrants), have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stocks. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this offering without the prior written consent of Montgomery Securities, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares so issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

  In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of this offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 435,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Montgomery Securities, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  In recognition of financial advisory services provided to the Company prior to this offering, the Company has agreed to issue to each of Montgomery Securities and Ladenburg Thalmann & Co. Inc. warrants (the "Warrants") to purchase 67,500 shares of Common Stock, exercisable for a period of five years commencing on the date of this offering, at a price equal to 120% of the initial offering price, subject to adjustment in certain events. Each Warrant contains certain registration rights relating to the shares issuable thereunder.

  The Company also has agreed to issue warrants to purchase an aggregate of 15,000 shares of Common Stock to LP Associates, William Russell and Michael Press as a finder's fee in connection with this offering. These warrants will contain identical terms to the Warrants.

  Prior to this offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which the Company competes, an assessment of the Company's management, its financial conditions, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of this offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the shares offered will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company as of November 30, 1995 and 1996 and for each of the three years in the period ended November 30, 1996 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph relating to the restatement of such financial statements, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The combined financial statements of Manhattan Limousine as of September 30, 1996 and for the year ended September 30, 1996 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph relating to the restatement of such financial statements, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Speed 6060 Limited (formerly Camelot Barthropp Limited) as of and for the years ended December 31, 1994 and December 31, 1995, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand, Chartered Accountants and Registered Auditors, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Camelot Barthropp Limited (formerly Speed 6060 Limited) as of December 31, 1995 and for the period from August 4, 1995 to December 31, 1995, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand, Chartered Accountants and Registered Auditors, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CAREY INTERNATIONAL, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Balance Sheet as of February 28, 1997...........................   F-3
Pro Forma Statement of Operations for three months ended February 28,
 1997.....................................................................   F-4
Pro Forma Statement of Operations for the year ended November 30, 1996....   F-5
Notes to Pro Forma Consolidated Financial Statements......................   F-6
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Financial Statements
Balance Sheet as of February 28, 1997.....................................   F-8
Statements of Operations for three months ended February 29, 1996 and
 February 28, 1997........................................................   F-9
Statements of Cash Flows for three months ended February 29, 1996 and
 February 28, 1997........................................................  F-10
Note to Consolidated Financial Statements.................................  F-11
Audited Consolidated Financial Statements
Report of Independent Accountants.........................................  F-15
Balance Sheets as of November 30, 1995 and 1996...........................  F-16
Statements of Operations for the years ended November 30, 1994, 1995 and
 1996.....................................................................  F-17
Statements of Changes in Stockholders' Equity for the years ended November
 30, 1994, 1995
 and 1996.................................................................  F-18
Statements of Cash Flows for the years ended November 30, 1994, 1995 and
 1996.....................................................................  F-19
Notes to Consolidated Financial Statements................................  F-20
MANHATTAN INTERNATIONAL LIMOUSINE NETWORK, LTD. AND AFFILIATE
Combined Financial Statements
Report of the Independent Accountants.....................................  F-36
Balance Sheets as of September 30, 1996 and December 31, 1996
 (unaudited)..............................................................  F-37
Statements of Operations for the year ended September 30, 1996 and the three months ended
 December 31, 1996 (unaudited)............................................  F-38
Statements of Cash Flows for the year ended September 30, 1996 and the three months ended
 December 31, 1996 (unaudited)............................................  F-39
Notes to Combined Financial Statements....................................  F-40
CAMELOT BARTHROPP LIMITED
Audited Financial Statements
Report of the Independent Accountants.....................................  F-46
Statement of Operations for the period from August 4, 1995 to December 31,
 1995.....................................................................  F-47
Balance Sheet at December 31, 1995........................................  F-48
Notes to the Financial Statements.........................................  F-49
SPEED 6060 LIMITED
Audited Financial Statements
Report of the Independent Accountants.....................................  F-58
Statements of Operations for the years ended December 31, 1994 and 1995...  F-59
Balance Sheets at December 31, 1994 and 1995..............................  F-60
Notes to the Financial Statements.........................................  F-61

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
  The Pro Forma Consolidated Balance Sheet as of February 28, 1997 and the Pro Forma Consolidated Statement of Operations for the year ended November 30, 1996 and for the three months ended February 28, 1997 are based on the historical consolidated financial statements of Carey International, Inc. and subsidiaries (the "Company"), Manhattan International Limousine Network Ltd. and Affiliate ("Manhattan Limousine") and Camelot Barthropp Limited. The Pro Forma Consolidated Balance Sheet has been prepared assuming the acquisition of Manhattan Limousine occurred on February 28, 1997. For purposes of the Pro Forma Balance Sheet, the Combined Balance Sheet of Manhattan Limousine as of December 31, 1996, its most recent quarter-end, has been combined with the Consolidated Balance Sheet of the Company as of February 28, 1997.

  The Pro Forma Consolidated Statement of Operations for the year ended November 30, 1996 and for the three months ended February 28, 1997 have been prepared assuming the acquisitions of Camelott Barthropp Limited and Manhattan Limousine occurred on December 1, 1995. For purposes of the Pro Forma Consolidated Statements of Operations for the year ended November 30, 1996 and the three months ended February 28, 1997, Manhattan Limousine's Statement of Operations for the year ended September 30, 1996 has been combined with the Consolidated Statement of Operations of the Company for the year ended November 30, 1996 and Manhattan Limousine's Statement of Operations for the three months ended December 31, 1996 has been combined with the Consolidated Statement of Operations of the Company for the three months ended February 28, 1997. The Pro Forma Consolidated Statements of Operations also reflect the issuance of 2,192,695 shares of Common Stock (at the estimated initial public offering price of $11.00 per share, net of estimated underwriting discounts) required to: (i) repay certain existing debt of the Company, (ii) pay the cash portion of the purchase price for Manhattan Limousine, (iii) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, and
(iv) redeem certain preferred stock of the Company. The Pro Forma Consolidated Statement of Operations also reflects the issuance of an aggregate of 2,821,253 shares of Common Stock in connection with (i) the acquisition of Manhattan Limousine (at the estimated initial public offering price of $11.00 per share), (ii) the issuance of shares of Common Stock as part of the Recapitalization and (iii) the conversion of certain debt into Common Stock upon the closing of the initial public offering. These 5,013,948 shares are assumed to have been issued, the debt repaid or converted and the preferred stock redeemed at the beginning of the period presented, and thus interest expense attributable to such debt has been eliminated.

  The Pro Forma Consolidated Balance Sheet reflects the assumed issuance as of February 28, 1997 of 2,900,000 shares of Common Stock in this offering at the estimated initial public offering price of $11.00 per share, and the application of the proceeds (net of estimated underwriting discounts and offering expenses payable by the Company) to: (i) repay certain existing debt of the Company, (ii) pay the cash portion of the purchase price for the acquisition of Manhattan Limousine, (iii) repay certain debt assumed in connection with the acquisition of Manhattan Limousine and (iv) redeem certain preferred stock of the Company, with the remaining net proceeds added to working capital.

  The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project the Company's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocation of purchase price to the assets and liabilities of Manhattan Limousine is preliminary and the final allocation may differ from the amounts reflected herein. The Pro Forma Consolidated Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEET

                                                         FEBRUARY 28, 1997
                          -------------------------------------------------------------------------------------------
                                  ACTUAL
                          ------------------------
                                        MANHATTAN   ACQUISITION       RECAPITALIZATION     OFFERING
                            COMPANY     LIMOUSINE   ADJUSTMENTS         ADJUSTMENTS     ADJUSTMENTS(1)     PRO FORMA
                          -----------  -----------  -----------       ----------------  --------------    -----------
         ASSETS
Cash and cash
 equivalents............  $ 1,458,633  $    24,932  $   (24,932)(4)      $      --       $28,369,224      $ 7,396,580
                                                                                          (7,607,622)
                                                                                          (7,060,000)
                                                                                          (3,747,703)
                                                                                          (4,015,952)(6)
Accounts receivable,
 net....................    7,474,537    2,550,658   (2,550,658)(4)             --               --         7,474,537
Notes receivable from
 contracts, current
 portion................      434,562      478,707          --                  --               --           913,269
Prepaid expenses and
 other current assets...    2,663,215       51,499          --                  --        (1,227,563)       1,487,151
                          -----------  -----------  -----------          ----------      -----------      -----------
    Total current
     assets.............   12,030,947    3,105,796   (2,575,590)                --         4,710,384       17,271,537
Fixed assets, net.......    3,179,839      735,108    1,250,000 (5)             --               --         5,164,947
Notes receivable from
 contracts, excluding
 current portion........    1,256,900    7,498,445          --                  --               --         8,755,345
Franchise rights, net...    5,289,286          --           --                  --               --         5,289,286
Trade name and contract
 rights, net............    6,637,275          --           --                  --               --         6,637,275
Goodwill, net...........    7,230,853          --    19,677,031 (5)             --               --        26,907,884
Deferred tax assets.....    2,461,573          --           --                  --               --         2,461,573
Deposits and other
 assets.................    1,291,556    1,227,814   (1,204,927)(4)             --           (99,439)(3)    1,215,004
                          -----------  -----------  -----------          ----------      -----------      -----------
    Total assets........  $39,378,229  $12,567,163  $17,146,514          $      --       $ 4,610,945      $73,702,851
                          ===========  ===========  ===========          ==========      ===========      ===========
 LIABILITIES AND STOCK-
    HOLDERS' EQUITY
Current portion of notes
 payable................  $ 3,967,163  $ 2,769,013  $(1,685,964)(4)      $      --       $(3,193,148)     $ 5,489,026
                                                      4,740,000 (5)                         (908,038)
                                                                                            (200,000)(2)
Payable to seller.......          --           --     7,060,000 (5)             --        (7,060,000)             --
Current portion of
 capital leases.........      210,227          --           --                  --               --           210,227
Current portion of
 subordinated notes
 payable................      660,000          --           --                  --          (660,000)(6)          --
Accounts payable and
 accrued expenses.......    8,222,819    4,375,872     (182,000)(4)             --          (925,339)      11,491,352
                          -----------  -----------  -----------          ----------      -----------      -----------
    Total current
     liabilities........   13,060,209    7,144,885    9,932,036                 --       (12,946,525)      17,190,605
Notes payable, excluding
 current portion........    5,527,830    2,445,743      520,000 (5)             --        (4,414,474)       1,039,434
                                                                                            (200,000)(2)
                                                                                          (2,839,665)
Capital leases,
 excluding current
 portion................      679,215          --           --                  --               --           679,215
Subordinated notes
 payable, excluding
 current portion........    5,120,000          --           --           (4,867,548)(6)    (252,452)(6)           --
Deferred rent and other
 long-term liabilities..       74,307      866,401     (466,624)(4)             --               --           474,084
Deferred tax
 liabilities............    1,444,163          --           --                  --               --         1,444,163
Deferred revenue........    6,628,564    6,871,236          --                  --               --        13,499,800
Stockholders' equity:
  Preferred stock.......    1,115,400          --           --             (775,050)(6)     (340,350)(6)          --
  Common stock..........        6,558        1,100       (1,100)(5)          25,600 (6)       29,000           63,770
                                                          2,182 (5)                              430 (2)
  Additional paid in
   capital..............    7,357,064      176,940     (176,940)(5)       5,616,998 (6)   28,038,000       41,046,300
                                                      2,397,818 (5)                       (2,763,150)(6)
                                                                                             399,570(2)
  Accumulated deficit...   (1,635,081)  (4,939,142)   4,939,142 (4,5)           --           (99,439)(3)   (1,734,520)
                          -----------  -----------  -----------          ----------      -----------      -----------
    Total stockholders'
     equity.............    6,843,941   (4,761,102)   7,161,102           4,867,548       25,264,061       39,375,550
                          -----------  -----------  -----------          ----------      -----------      -----------
      Total liabilities
       and stockholders'
       equity...........  $39,378,229  $12,567,163  $17,146,514          $      --       $ 4,610,945      $73,702,851
                          ===========  ===========  ===========          ==========      ===========      ===========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                         FOR THE THREE MONTHS ENDED FEBRUARY 28, 1997
                          ------------------------------------------------------------------------------------
                                  ACTUAL
                          -----------------------
                                       MANHATTAN   ACQUISITION    RECAPITALIZATION  OFFERING
                            COMPANY    LIMOUSINE   ADJUSTMENTS      ADJUSTMENTS    ADJUSTMENTS      PRO FORMA
                          -----------  ----------  -----------    ---------------- -----------     -----------
Revenue, net............  $14,141,383  $5,471,384   $     --          $    --       $    --        $19,612,767
Cost of revenue.........    9,756,260   3,393,076         --               --            --         13,149,336
                          -----------  ----------   ---------         --------      --------       -----------
  Gross profit..........    4,385,123   2,078,308         --               --            --          6,463,431
Selling, general and
 administrative
 expense................    3,819,432   1,491,857     (46,865)(7)          --         37,500 (12)    5,503,401
                                                      201,477 (8)          --
                          -----------  ----------   ---------         --------      --------       -----------
  Operating income
   (loss)...............      565,691     586,451    (154,612)             --        (37,500)          960,030
Other income (expense)
  Interest expense......     (392,347)   (224,810)    (28,281)(9)      125,000(11)   379,199 (12)     (141,239)
  Interest and other
   income...............      147,285      16,500         --               --            --            163,785
                          -----------  ----------   ---------         --------      --------       -----------
Income before provision
 for income taxes.......      320,629  $  378,141   $(182,893)        $125,000      $341,699           982,576
                                       ==========   =========         ========      ========
Provision for income
 taxes..................      153,223                                                                  412,682 (13)
                          -----------                                                              -----------
Net income .............  $   167,406                                                              $   569,894
                          ===========                                                              ===========
Pro forma net income per
 common share...........                                                                           $       .10 (14)
                                                                                                   ===========
Weighted average shares
 outstanding............                                                                             5,971,960 (14)
                                                                                                   ===========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                   FOR THE YEAR ENDED NOVEMBER 30, 1996
                          --------------------------------------------------------------------------------------------------
                                       ACTUAL
                          -----------------------------------
                                        CAMELOT
                                       BARTHROPP   MANHATTAN   ACQUISITION     RECAPITALIZATION  OFFERING
                            COMPANY     LIMITED    LIMOUSINE   ADJUSTMENTS       ADJUSTMENTS    ADJUSTMENTS       PRO FORMA
                          -----------  ---------  -----------  -----------     ---------------- -----------      -----------
Revenue, net............  $59,505,698  $ 938,656  $18,438,547   $    --            $    --      $      --        $78,882,901
Cost of revenue.........   40,438,449    865,336   11,040,017        --                 --             --         52,343,802
                          -----------  ---------  -----------   --------           --------     ----------       -----------
  Gross profit..........   19,067,249     73,320    7,398,530        --                 --             --         26,539,099
Selling, general and
 administrative
 expense................   15,077,553    211,097    5,821,899   (874,475)(7)            --         150,000 (12)   21,191,984
                                                                 805,910 (8)            --
                          -----------  ---------  -----------   --------           --------     ----------       -----------
  Operating income
   (loss)...............    3,989,696   (137,777)   1,576,631     68,565                --        (150,000)        5,347,115
Other income (expense)
  Interest expense......   (1,704,187)   (21,375)    (881,854)   (76,608)(9)        500,000(11)  1,504,370 (12)     (679,654)
  Interest and other
   income...............      426,349        --        66,000    (66,000)(10)           --             --            426,349
                          -----------  ---------  -----------   --------           --------     ----------       -----------
Income before provision
 (benefit) for income
 taxes..................    2,711,858  $(159,152) $   760,777   $(74,043)          $500,000     $1,354,370         5,093,810
                                       =========  ===========   ========           ========     ==========
Provision (benefit) for
 income taxes...........    (104,246)                                                                              2,154,682 (13)
                          -----------                                                                            -----------
Net income .............  $ 2,816,104                                                                            $ 2,939,128
                          ===========                                                                            ===========
Pro forma net income per
 common share...........                                                                                         $       .49 (14)
                                                                                                                 ===========
Weighted average shares
 outstanding............                                                                                           6,023,785 (14)
                                                                                                                 ===========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  To date, all of the Company's acquisitions have been accounted for under the purchase method of accounting with the results of the acquired companies included in the Company's statements of operations beginning on the date of the acquisition.

 (1) Gives effect to the sale by the Company of 2,900,000 shares of Common Stock in this offering at an estimated offering price of $11.00 per share. After estimated underwriting discounts and commissions and offering expenses of $3.8 million, of which approximately $300,000 has been paid, the estimated net proceeds of $28.4 million will be applied to: (i) the repayment of certain existing debt of the Company of $7.6 million, (ii) the repayment of the cash portion of the purchase price for the acquisition of Manhattan Limousine of $7.1 million, (iii) the repayment of $3.7 million of debt assumed upon the acquisition of Manhattan Limousine and (iv) the redemption of certain preferred stock of the Company for $3.1 million and the repayment of subordinated debt of approximately $912,000 as part of the Recapitalization (see Note 6, below). The balance of the net proceeds, estimated to be approximately $5.9 million, will be added to working capital.



 (2) Gives effect to the conversion of $400,000 of debt into Common Stock at the election of the debt holder.

 (3) Reflects the elimination of approximately $99,000 of capitalized financing fees related to certain debt repaid out of the net proceeds of the offering.

 (4) Gives effect to the retention by the stockholders of Manhattan Limousine of certain assets and liabilities consisting of: (i) cash of approximately $25,000, (ii) $2.6 million of accounts receivable, net,
     (iii) $1.2 million of deposits and other assets, (iv) debt of $1.7 million collateralized by accounts receivable and (v) certain liabilities of approximately $649,000.

 (5) Gives effect to the acquisition of Manhattan Limousine for $14.2 million, as if such acquisition occurred on February 28, 1997. The adjustments reflect: (i) a cash payment of $7.1 million, (ii) promissory notes issued in the aggregate amount of $4.7 million and (iii) the issuance of $2.4 million of Common Stock. After taking into account all acquisition adjustments, the liabilities of Manhattan Limousine exceed its assets. Accordingly, the allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition by the Company of $19.7 million in goodwill. As part of the fair value allocation, the Company valued the facility at which Manhattan Limousine operates at its estimated fair market value of $1.1 million and certain radio frequencies used in the conduct of Manhattan Limousine's business at their estimated fair market value of $200,000. In January 1997, Manhattan Limousine increased the mortgage on this facility by approximately $520,000 to $800,000. The entire mortgage was included in the acquired liabilities.

 (6) Gives effect to the Recapitalization, which will be implemented upon the closing of the IPO. Pursuant to the Recapitalization: (i) the $2.0 million subordinated convertible note dated September 1, 1991, and $2.9 million of the $3.8 million subordinated note dated July 30, 1992 will be converted or exchanged for an aggregate of 1,046,559 shares of Common Stock, (ii) the Series A Preferred Stock will be redeemed in part for $2.1 million and converted in part into 86,003 shares of Common Stock,
     (iii) all of the Series F and 3,000 shares of the Series G Preferred Stock will be redeemed for $1.0 million and (iv) the remaining Series G Preferred Stock and the Series B Preferred Stock will be converted into an aggregate of 1,427,509 shares of Common Stock.

 (7) Gives effect to the elimination from the Combined Statement of Operations of Manhattan Limousine of: (i) a one-time charge related to advances to a non-combined affiliate of Manhattan Limousine which were approximately $7,000 and $218,000 for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, (ii) redundant administrative and other costs immediately identifiable at the time of the acquisition (relating to salary and benefits of a stockholder of Manhattan Limousine and members of his family which will not be incurred by the Company) of approximately $40,000 and $591,000 for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, and
     (iii) approximately $65,000 for the year ended November 30, 1996 of financing fees associated with debt retained by a stockholder of Manhattan Limousine.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 (8) Gives effect to (i) the amortization of approximately $164,000 and $656,000 for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, of goodwill recognized with respect to the acquisition of Manhattan Limousine, and (ii) $37,500 and $150,000 for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, of consulting fees to be paid pursuant to a consulting agreement entered into in connection with the acquisition of Manhattan Limousine. Goodwill will be amortized over a 30-year period.

 (9) Gives effect to an increase in interest associated with the promissory notes in the aggregate amount of $4.8 million used to acquire Manhattan Limousine and the increase of $520,000 in Manhattan Limousine's mortgage note in January 1997, both of which will be repaid out of the proceeds of the offering. Also gives effect to a decrease in interest expense associated with the debt retained by a stockholder of Manhattan Limousine.

(10) Gives effect to the elimination of interest income related to a note receivable retained by a stockholder of Manhattan Limousine.

(11) Reflects the elimination of approximately $125,000 and $500,000 for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, of interest on certain debt converted into Common Stock.

(12) Reflects directors' and officers' insurance costs the Company anticipates to incur in connection with being a public registrant and the elimination of approximately $379,000 and $1.5 million for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, of interest on certain current and long-term debt repaid from the proceeds of this offering or converted into Common Stock.

(13) Reflects the estimated provision for income taxes at an assumed rate of 42.0% and 42.3% for the three months ended February 28, 1997 and the year ended November 30, 1996, respectively, after giving consideration to nondeductible goodwill expense.

(14) Pro forma net income per share was computed by dividing the pro forma net income for the three months ended February 28, 1997 and the year ended November 30, 1996 by the pro forma weighted average number of shares outstanding for each of the periods. Pro forma weighted average shares outstanding include common share equivalents, and give retroactive effect as of December 1, 1995 for the following: (i) the repayment of certain existing debt of the Company, (ii) the payment of the cash and stock portions of the purchase price for the acquisition of Manhattan Limousine, (iii) the repayment of $3.7 million of debt assumed upon the acquisition of Manhattan Limousine, (iv) the redemption of certain preferred stock of the Company for $3.1 million and the repayment of subordinated debt of the Company in the principal amount of approximately $912,000 as part of the Recapitalization and (v) increasing the weighted average common shares outstanding by the number of common shares resulting from such conversion of $400,000 of convertible debt and $4,867,546 of subordinated debt and the partial conversion of the Series A and G Preferred Stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, the common equivalent shares issued by the Company during the 12 months preceding the anticipated effective date of the Registration Statement relating to the Company's initial public offering, using the treasury stock method and an assumed public offering price of $11.00 per share, have been included in the calculation of pro forma net income per share. All share numbers give effect to the reverse stock split of one-for-2.3255 that is part of the Recapitalization.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   FEBRUARY 28,
                                                                       1997
                                                                   ------------
                                                                   (UNAUDITED)
                              ASSETS
Cash and cash equivalents......................................... $ 1,458,633
Accounts receivable, net of allowance for doubtful accounts of
 $546,000.........................................................   7,474,537
Notes receivable from contracts, current portion..................     434,562
Prepaid expenses and other current assets.........................   2,663,215
                                                                   -----------
    Total current assets..........................................  12,030,947
Fixed assets, net of accumulated depreciation and amortization of
 $2,593,000.......................................................   3,179,839
Notes receivable from contracts, excluding current portion........   1,256,900
Franchise rights, net of accumulated amortization of $1,788,000...   5,289,286
Trade name, trademark and contract rights, net of accumulated
 amortization of $1,020,000.......................................   6,637,275
Goodwill and other intangible assets, net of accumulated
 amortization of $894,000.........................................   7,230,853
Deferred tax assets...............................................   2,461,573
Deposits and other assets.........................................   1,291,556
                                                                   -----------
      Total assets................................................ $39,378,229
                                                                   ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable.................................. $ 3,967,163
Current portion of capital leases.................................     210,227
Current portion of subordinated notes payable.....................     660,000
Accounts payable and accrued expenses.............................   7,297,480
Accrued offering costs............................................     925,339
                                                                   -----------
    Total current liabilities.....................................  13,060,209
Notes payable, excluding current portion..........................   5,527,830
Capital leases, excluding current portion.........................     679,215
Subordinated notes payable, excluding current portion.............   5,120,000
Deferred tax and other long-term liabilities......................   1,518,470
Deferred revenue..................................................   6,628,564
Commitments and contingencies
Stockholders' equity:
  Preferred stock.................................................   1,115,400
  Class A common stock, $.01 par value; 314,000 authorized shares,
   none issued and outstanding....................................         --
  Common stock, $.01 par value; 9,512,950 authorized shares,
   655,773 issued and outstanding shares..........................       6,558
  Additional paid-in capital......................................   7,357,064
  Accumulated deficit.............................................  (1,635,081)
                                                                   -----------
    Total stockholders' equity....................................   6,843,941
                                                                   -----------
      Total liabilities and stockholders' equity.................. $39,378,229
                                                                   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                    --------------------------
                                                    FEBRUARY 29,  FEBRUARY 28,
                                                        1996          1997
                                                    ------------  ------------
                                                           (UNAUDITED)
Revenue, net....................................... $11,557,885   $14,141,383
Cost of revenue....................................   7,903,979     9,756,260
                                                    -----------   -----------
    Gross profit...................................   3,653,906     4,385,123
Selling, general and administrative expense........   3,360,726     3,819,432
                                                    -----------   -----------
    Operating income...............................     293,180       565,691
Other income (expense):
    Interest expense...............................    (422,222)     (392,347)
    Interest income................................      23,168        28,174
    Gain on sales of fixed assets..................      59,399       119,111
                                                    -----------   -----------
Income (loss) before provision for income taxes....     (46,475)      320,629
Provision for income taxes.........................      11,722       153,223
                                                    -----------   -----------
Net income (loss).................................. $   (58,197)  $   167,406
                                                    ===========   ===========
Pro forma net income per common share..............               $       .07
                                                                  ===========
Weighted average common shares outstanding.........                 3,518,083
                                                                  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                                      -------------------------
                                                      FEBRUARY 29, FEBRUARY 28,
                                                          1996         1997
                                                      ------------ ------------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................  $  (58,197)  $  167,406
  Adjustments to reconcile net income (loss) to net
   cash from operating activities:
    Depreciation and amortization of fixed assets....     217,307      267,496
    Amortization of intangible assets................     248,721      239,760
    Gain on sales of fixed assets....................     (59,399)    (119,111)
    Provision for deferred taxes.....................         --        46,500
    Change in deferred revenue.......................     426,999      447,417
    Changes in operating assets and liabilities
      Accounts receivable............................   1,442,819    2,667,195
      Notes receivable from contracts................    (493,135)    (519,510)
      Prepaid expenses, deposits and other assets....    (128,394)    (695,335)
      Accounts payable and accrued expenses..........  (1,897,456)  (2,829,078)
      Deferred rent and other long-term liabilities..      (2,791)     (36,974)
                                                       ----------   ----------
        Net cash used in operating activities........    (303,526)    (364,234)
                                                       ----------   ----------
Cash flows from investing activities:
  Proceeds from sales of fixed assets................     194,540      274,949
  Purchases of fixed assets..........................     (62,406)    (145,554)
  Acquisitions of chauffeured vehicle service compa-
   nies..............................................  (1,120,417)     (35,812)
                                                       ----------   ----------
        Net cash provided by (used in) investing ac-
         tivities....................................    (988,283)      93,583
                                                       ----------   ----------
Cash flows from financing activities:
  Principal payments under capital lease obliga-
   tions.............................................    (101,778)     (50,016)
  Payments of notes payable..........................    (798,571)  (1,224,976)
  Proceeds from notes payable........................   1,085,000      400,000
  Payment of offering costs..........................         --      (150,000)
  Redemption of Series E preferred stock.............     (97,500)         --
                                                       ----------   ----------
        Net cash provided by (used in) financing ac-
         tivities....................................      87,151   (1,024,992)
                                                       ----------   ----------
Net decrease in cash and cash equivalents............  (1,204,658)  (1,295,643)
Cash and cash equivalents at beginning of period.....   1,438,659    2,754,276
                                                       ----------   ----------
Cash and cash equivalents at end of period...........  $  234,001   $1,458,633
                                                       ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

            NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.BACKGROUND AND ORGANIZATION

 General

  Carey International, Inc. (the "Company") is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The Company owns and operates service providers in the form of wholly-owned subsidiaries in the following cities: New York (Carey Limousine N.Y., Inc.), San Francisco (Carey Limousine SF, Inc.), Los Angeles (Carey Limousine L.A., Inc.), London (Carey UK Limited), Washington, D.C. (Carey Limousine D.C., Inc.), South Florida (Carey Limousine Florida, Inc.) and Philadelphia (Carey Limousine Corporation, Inc.). In addition, the Company generates revenues from licensing the "Carey" name, and from providing central reservations, billing, sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated locations nor licensees.

 Acquisitions and licensees

  The Company is engaged in a program of acquiring chauffeured vehicle service businesses, including licensees operating under the Carey name and trademark. These acquisitions are accounted for as purchases. The carrying value of the assets acquired is determined by the negotiated purchase price. In addition to acquiring licensees operating under the Carey name, the Company has acquired chauffeured vehicle service businesses in cities in which the Company operates. In 1995, these acquisitions included chauffeured vehicle service companies operating in Washington, D.C., Miami, West Palm Beach and San Francisco. In 1996, the Company acquired a chauffeured vehicle service company in London, England.

 Reverse stock split

  On February 25, 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in an initial public offering (the "IPO"). The Board of Directors, at the same meeting and subject to stockholder approval, authorized a reverse stock split of approximately one-for-2.3255 of the outstanding shares of the Company's common stock. A majority of the Company's stockholders have approved the reverse stock split. All references to common stock, options, warrants and per share data have been restated to give effect to the reverse stock split. The Board of Directors also authorized a Recapitalization Plan (see Note 7) on February 25, 1997.

2.BASIS OF PRESENTATION

  The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The consolidated financial statements and notes do not include all of the disclosures made in the Company's consolidated financial statements for the years ended November 30, 1994, 1995 and 1996, which should be read in conjunction with these statements. The financial information included herein has not been audited. However,

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES in the opinion of management, the statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the periods reflected. The results for these periods are not necessarily indicative of the results for the full fiscal year.

 Pro forma net income per common share

  Consistent with Staff Accounting Bulletin 1B-2, the Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to the following matters pursuant to the Recapitalization (see Note 7). The recalculated net income per common share is determined by (i) adjusting net income to reflect the elimination in interest expense, net of taxes, resulting from the conversion of $4,867,546 of subordinated debt into common stock and (ii) increasing the weighted average common shares outstanding by the number of common shares resulting from the conversion of such debt, as well as the partial conversion of the Series A Preferred Stock.

3.ACQUISITIONS

  On February 29, 1996, the Company acquired the common stock of a chauffeured vehicle service company in London, England for approximately $1,500,000. The acquisition was financed through the incurrence of $950,000 in debt and a payment of $550,000. Additional contingent consideration of up to $1,000,000 may be payable with respect to each of the two years in the period ending February 28, 1998 based on the level of revenues referred to the acquired company by the seller. As of February 28, 1997, the Company has paid $278,304 in contingent consideration in the acquisition of the London company. On March 28, 1997, the Company made an additional payment of approximately $270,000 for contingent consideration in the acquisition of the London company. In addition, the Company is required to pay a standard commission to the seller of the acquired chauffeured vehicle service company for business referral, which is expensed as incurred.

  The Company has historically accounted for all of its acquisitions as purchases. The net assets acquired and results of operations have been included in the financial statements as of and from, respectively, the effective dates of the acquisitions. Total consideration is allocated to the assets acquired based upon their estimated fair values with any remaining consideration, including contingent consideration when paid, allocated to either franchise rights or goodwill. In the periods ended February 29, 1996 and February 28, 1997, the following acquisition activity was recorded by the
Company:

                                                        THREE MONTHS ENDED
                                                     -------------------------
                                                     FEBRUARY 29, FEBRUARY 28,
                                                         1996         1997
                                                     ------------ ------------
   Fair Value of Net Assets and Liabilities Ac-
    quired:
   Receivables and other assets.....................  $  632,554    $   --
   Fixed assets.....................................     928,377        --
   Franchise rights.................................      16,072        --
   Goodwill.........................................      65,865     35,812
   Trade liabilities................................    (522,451)       --
                                                      ----------    -------
   Fair value of assets and liabilities acquired....  $1,120,417    $35,812
                                                      ==========    =======
   Cash payments (exclusive of $223,695 cash ac-
    quired in 1996).................................  $1,120,417    $35,812
                                                      ==========    =======

4.COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Company is subject to various legal actions which are not material to the financial position, the results of operations or cash flows of the Company.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  The Company, certain of the Company's subsidiaries and certain officers and directors of the Company were named in a civil action filed on May 15, 1996 in the United States District Court for the Eastern District of Pennsylvania entitled "Felix v. Carey International, Inc., et al." The plaintiff's complaint, which purports to be a class action, alleges that the plaintiff and others similarly situated suffered monetary damages as a result of misrepresentations by the various defendants in their use of a surface transportation billing charge. The plaintiff seeks damages in excess of $1 million on behalf of the class for each of the counts in the complaint including fraud, negligent misrepresentation and violations of the Racketeer Influenced and Corrupt Organizations law of 1970, which permits the recovery of treble damages and attorneys' fees. A class has not yet been certified in this case. The Company filed a motion to dismiss that was denied, and subsequently has filed an answer denying any liability in connection with this complaint. The Company has agreed to indemnify and defend its offices and directors who were named as defendants in the case, subject to conditions imposed by applicable law. The Company has reached a tentative settlement with the plaintiff and plaintiff's counsel, which is subject to court approval and acceptance by the proposed class. The Company does not believe that this litigation will have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

5.NOTES PAYABLE

  Pursuant to an agreement with the lender dated March 24, 1997, the Company extended the maturity dates of the $750,000 and $200,000 bank lines of credit to March 31, 1998. The borrowings under these lines of credit have accordingly been included in non-current notes payable in the accompanying consolidated balance sheet.

6.NET INCOME PER COMMON SHARE

  Net income per common share, on a historical basis, are as follows:

                                                        THREE MONTHS ENDED
                                                     -------------------------
                                                     FEBRUARY 29, FEBRUARY 28,
                                                         1996         1997
                                                     ------------ ------------
   Net income (loss) available to common sharehold-
    ers............................................   $ (58,197)   $ 167,406
   Weighted average common shares outstanding......   2,419,185    2,430,436
   Net income (loss) per common share..............   $   (.02)    $     .07

  Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Common equivalent shares consist of shares issuable upon (a) the conversion of Series B, F and G preferred stock and (b) the assumed exercise of vested outstanding stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, the common equivalent shares issued by the Company during the twelve months preceding the anticipated effective date of the Registration Statement relating to the Company's initial public offering, using the treasury stock method and an assumed public offering price of $11.00 per share, have been included in the calculation of net income per common share.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). FAS 128 simplifies the existing earnings per share (EPS) computations under Accounting Principles Board Opinion No. 15, "Earnings Per Share," revises disclosure requirements, and increases the comparability of EPS data on an international basis. In simplifying the EPS computations, the presentation of primary EPS is replaced with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS. In addition, FAS 128 requires dual presentation of basic and diluted EPS. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company's pro forma basic EPS under FAS 128 would have been $0.26 and dilutive EPS under FAS 128 would not differ significantly from the reported pro forma net income per share.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

7.RECAPITALIZATION AND EQUITY PLANS

  On February 25, 1997, pursuant to an agreement reached in May 1996, the Board of Directors authorized a recapitalization (the "Recapitalization"), which will be implemented at the time of the IPO. Under the Recapitalization, the $2,000,000 subordinated convertible note dated September 1, 1991 and the $3,780,000 subordinated note dated July 30, 1992 will be converted or exchanged for 1,046,559 shares of common stock and payment of $912,454. The Series A preferred stock will be converted in part into 86,003 shares of common stock and redeemed in part for $2,103,500. All of the Series F preferred stock and 3,000 shares of the Series G preferred stock will be redeemed for an aggregate of $1,000,000. The remaining preferred stock will be converted into 1,427,509 shares of common stock. As a result of the Recapitalization, preferred stock with a liquidation preference of $11,154,900 and subordinated debt with a principal amount of $5,780,000 will be converted in part into 2,560,071 shares of common stock and repaid or redeemed in part for $4,015,952 in cash. All of the cash amounts will be paid out of the proceeds of the IPO.

  On February 25, 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "1997 Plan"). A total of 650,000 shares of common stock are reserved for issuance under the 1997 Plan. The Board of Directors also granted options to purchase at the IPO price a total of 411,500 shares of common stock under the 1997 Plan, such grants to be effective upon the execution of an underwriting agreement in connection with the IPO.

  Also on February 25, 1997, the Board of Directors adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A total of 100,000 shares of common stock of the Company are reserved for issuance under the Directors' Plan. Options to purchase at the IPO price a total of 22,500 shares of common stock will be granted under the Directors' Plan, such grants to be effective upon the execution of an underwriting agreement in connection with the IPO.

  Also on February 25, 1997, the Board of Directors approved amendments to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 9,512,950 to 20,000,000, and increasing the number of authorized shares of the Company's preferred stock from 173,050 to 1,000,000.

8.SUBSEQUENT EVENT

  On March 1, 1997, the Company entered into an agreement to purchase the stock of Manhattan International Limousine Network Ltd. and an affiliated company (collectively, "Manhattan Limousine"). Manhattan Limousine is one of the largest providers of chauffeured vehicle services in the New York metropolitan area. The Company expects to consummate the acquisition at the time of the IPO. If the acquisition of Manhattan Limousine is not completed by May 20, 1997, the Company has agreed to pay additional purchase price in the amount of $7,500 for each day after such date until the closing of the acquisition, up to an aggregate of $675,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Carey International, Inc.

  We have audited the accompanying consolidated balance sheets of Carey International, Inc. and Subsidiaries as of November 30, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carey International, Inc. and Subsidiaries as of November 30, 1995, and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 16 to the consolidated financial statements, the accompanying consolidated balance sheet as of November 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended November 30, 1995 have been restated for a change in the revenue recognition method.

Washington, D.C.
January 31, 1997, except for
Notes 1, 2 and 18 as to which
the date is March 1, 1997

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           NOVEMBER 30,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
                       ASSETS
Cash and cash equivalents............................ $ 1,438,659  $ 2,754,276
Accounts receivable, net of allowance for doubtful
 accounts of $294,000 in 1995 and $535,000 in 1996...   9,023,016   10,141,732
Notes receivable from contracts, current portion.....     659,609      402,751
Prepaid expenses and other current assets............     364,741    1,936,961
                                                      -----------  -----------
    Total current assets.............................  11,486,025   15,235,720
Fixed assets, net of accumulated depreciation of
 $2,779,000 in 1995 and $2,619,000 in 1996...........   2,185,071    3,379,246
Notes receivable from contracts, excluding current
 portion.............................................     193,298      769,201
Franchise rights, net of accumulated amortization of
 $1,494,000 in 1995 and $1,729,000 in 1996...........   5,533,956    5,348,264
Trade name, trademark and contract rights, net of
 accumulated amortization of $781,000 in 1995 and
 $973,000 in 1996....................................   6,876,578    6,685,135
Goodwill and other intangible assets, net of
 accumulated amortization of $574,000 in 1995 and
 $827,000 in 1996....................................   7,113,684    7,262,203
Deferred tax assets..................................     892,993    2,461,573
Deposits and other assets............................   1,615,316    1,384,787
                                                      -----------  -----------
      Total assets................................... $35,896,921  $42,526,129
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable..................... $ 4,585,703  $ 5,131,227
Current portion of capital leases....................     206,031      199,224
Current portion of subordinated notes payable........     100,000      440,000
Accounts payable and accrued expenses................   8,000,972   11,196,949
                                                      -----------  -----------
    Total current liabilities........................  12,892,706   16,967,400
Notes payable, excluding current portion.............   7,361,749    5,188,742
Capital leases, excluding current portion............      74,879      663,030
Subordinated notes payable, excluding current
 portion.............................................   5,780,000    5,340,000
Deferred rent and other long-term liabilities........     148,195      111,281
Deferred tax liabilities.............................   1,001,480    1,402,611
Deferred revenue.....................................   4,726,134    6,181,147
Commitments and contingencies
Stockholders' equity:
  Preferred stock....................................   1,212,900    1,115,400
  Class A common stock, $.01 par value; authorized
   314,000 shares, none issued and outstanding.......
  Common stock, $.01 par value; authorized 9,512,950
   shares, issued and outstanding, 655,773 shares....       6,558        6,558
  Additional paid-in capital.........................   7,357,064    7,357,064
  Accumulated deficit................................  (4,664,744)  (1,807,104)
                                                      -----------  -----------
    Total stockholders' equity.......................   3,911,778    6,671,918
                                                      -----------  -----------
      Total liabilities and stockholders' equity..... $35,896,921  $42,526,129
                                                      ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEARS ENDED NOVEMBER 30,
                                         -------------------------------------
                                            1994         1995         1996
                                         -----------  -----------  -----------
Revenue, net...........................  $35,525,309  $43,483,947  $59,505,698
Cost of revenue........................   24,953,904   29,942,961   40,438,449
                                         -----------  -----------  -----------
  Gross profit.........................   10,571,405   13,540,986   19,067,249
Selling, general and administrative
 expense...............................    9,486,797   12,419,062   15,077,553
                                         -----------  -----------  -----------
  Operating income.....................    1,084,608    1,121,924    3,989,696
Other income (expense):
  Interest expense.....................   (1,348,883)  (1,682,884)  (1,704,187)
  Interest income......................      172,641      259,852      156,695
  Gain (loss) on sale of fixed assets..      (18,359)     130,913      269,654
                                         -----------  -----------  -----------
Income (loss) before provision for
 income taxes..........................     (109,993)    (170,195)   2,711,858
Provision (benefit) for income taxes ..       19,000       25,000     (104,246)
                                         -----------  -----------  -----------
Net income (loss)......................  $  (128,993) $  (195,195) $ 2,816,104
                                         ===========  ===========  ===========
Pro forma net income per common share..                            $       .89
                                                                   ===========
Weighted average common shares
 outstanding...........................                              3,510,020
                                                                   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     COMMON STOCK
                                                                    --------------
                 SERIES A  SERIES B  SERIES E   SERIES F  SERIES G                 ADDITIONAL                   TOTAL
                 PREFERRED PREFERRED PREFERRED  PREFERRED PREFERRED                 PAID-IN    ACCUMULATED  STOCKHOLDERS'
                   STOCK     STOCK     STOCK      STOCK     STOCK   SHARES    $     CAPITAL      DEFICIT       EQUITY
                 --------- --------- ---------  --------- --------- ------- ------ ----------  -----------  -------------
Balance at
 November 30,
 1993........... $420,700   $95,800  $266,250   $100,000  $498,900  623,091 $6,231 $7,335,796  $(4,336,178)  $4,387,499
Accretion of
 redeemable
 preferred
 stock..........      --        --      8,750        --        --       --     --      (8,750)         --           --
Redemption of
 Series E
 preferred
 stock..........      --        --    (62,500)       --        --       --     --         --           --       (62,500)
Payment of
 accrued
 dividends......      --        --    (26,250)       --        --       --     --         --           --       (26,250)
Payment of
 Series E
 dividends......      --        --        --         --        --       --     --         --        (4,378)      (4,378)
Net loss........      --        --        --         --        --       --     --         --      (128,993)    (128,993)
                 --------   -------  --------   --------  --------  ------- ------ ----------  -----------   ----------
Balance at
 November 30,
 1994...........  420,700    95,800   186,250    100,000   498,900  623,091  6,231  7,327,046   (4,469,549)   4,165,378
Accretion of
 redeemable
 preferred
 stock..........      --        --      4,375        --        --       --     --      (4,375)         --           --
Redemption of
 Series E
 preferred
 stock..........      --        --    (62,500)       --        --       --     --         --           --       (62,500)
Payment of
 accrued
 dividends......      --        --    (30,625)       --        --       --     --         --           --       (30,625)
Issuance of
 stock..........      --        --        --         --        --    32,682    327     34,393          --        34,720
Net loss........      --        --        --         --        --       --     --         --      (195,195)    (195,195)
                 --------   -------  --------   --------  --------  ------- ------ ----------  -----------   ----------
Balance at
 November 30,
 1995...........  420,700    95,800    97,500    100,000   498,900  655,773  6,558  7,357,064   (4,664,744)   3,911,778
Redemption of
 Series E
 preferred
 stock..........      --        --    (97,500)       --        --       --     --         --           --       (97,500)
Cumulative
 effect of
 currency
 translation....      --        --        --         --        --       --     --         --        41,536       41,536
Net income......      --        --        --         --        --       --     --         --     2,816,104    2,816,104
                 --------   -------  --------   --------  --------  ------- ------ ----------  -----------   ----------
Balance at
 November 30,
 1996........... $420,700   $95,800  $    --    $100,000  $498,900  655,773 $6,558 $7,357,064  $(1,807,104)  $6,671,918
                 ========   =======  ========   ========  ========  ======= ====== ==========  ===========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEARS ENDED NOVEMBER 30,
                                          -------------------------------------
                                             1994         1995         1996
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $  (128,993) $  (195,195) $ 2,816,104
 Adjustments to reconcile net income
  (loss) to net cash from operating
  activities:
  Depreciation and amortization of fixed
   assets...............................    1,233,267    1,265,934    1,100,320
  Amortization of intangible assets.....      641,309      712,348    1,062,406
  (Gain) loss on sales of fixed assets..       18,359     (130,913)    (269,654)
  Deferred income tax benefit...........          --           --    (1,370,557)
  Change in deferred revenue............      184,220      237,306    1,455,013
  Changes in operating assets and
   liabilities:
   Accounts receivable..................     (962,523)  (2,516,952)    (486,162)
   Notes receivable from contracts......     (519,155)      11,000   (1,052,838)
   Prepaid expenses, deposits and other
    assets..............................     (433,963)    (192,666)    (660,870)
   Accounts payable and accrued
    expenses............................      679,233    3,389,540    2,003,427
   Deferred rent and other long-term
    liabilities.........................      (10,407)      87,490      (36,914)
                                          -----------  -----------  -----------
    Net cash provided by operating
     activities.........................      701,347    2,667,892    4,560,275
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Proceeds from sale of fixed assets.....      172,747      565,510      862,980
 Purchases of fixed assets..............     (445,967)    (615,117)  (1,134,910)
 Software development costs.............          --      (203,529)         --
 Redemption of investment in affiliate..          --       100,000          --
 Acquisitions of chauffeured vehicle
  service companies, net of cash
  acquired..............................     (114,521)  (3,949,393)  (1,730,232)
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................     (387,741)  (4,102,529)  (2,002,162)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds upon sale of notes receivable
  from independent operators............      378,733    1,493,399      733,793
 Principal payments under capital lease
  obligations...........................     (384,181)    (436,169)    (243,485)
 Preferred stock dividends..............      (30,628)     (30,625)         --
 Payment of notes payable...............   (2,277,466)  (2,658,521)  (3,867,747)
 Proceeds from notes payable............    1,119,515    3,106,808    2,232,443
 Issuance of common stock...............          --        34,720          --
 Redemption of Series E preferred
  stock.................................      (62,500)     (62,500)     (97,500)
                                          -----------  -----------  -----------
    Net cash provided by (used in)
     financing activities...............   (1,256,527)   1,447,112   (1,242,496)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................     (942,921)      12,475    1,315,617
Cash and cash equivalents at beginning
 of year................................    2,369,105    1,426,184    1,438,659
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $ 1,426,184  $ 1,438,659  $ 2,754,276
                                          ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

 General

  Carey International, Inc. (the "Company") is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The Company owns and operates service providers in the form of wholly-owned subsidiaries in the following cities: New York (Carey Limousine N.Y., Inc.), San Francisco (Carey Limousine SF, Inc.), Los Angeles (Carey Limousine L.A., Inc.), London (Carey UK Limited), Washington, D.C. (Carey Limousine D.C., Inc.), South Florida (Carey Limousine Florida, Inc.) and Philadelphia (Carey Limousine Corporation, Inc.). In addition, the Company generates revenues from licensing the "Carey" name, and from providing central reservations, billing, sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated locations nor licensees.

 Acquisitions and franchises

  The Company is engaged in a program of acquiring chauffeured vehicle service businesses, including licensees operating under the Carey name and trademark. These acquisitions are accounted for as purchases. The carrying value of the assets acquired is determined by the negotiated purchase price. In addition to acquiring licensees operating under the Carey name, the Company has acquired chauffeured vehicle service businesses in cities in which the Company operates. In 1995, these acquisitions included chauffeured vehicle service companies operating in Washington, D.C., Miami, West Palm Beach and San Francisco. In 1996, the Company acquired a chauffeured vehicle service company in London, England.

 Reverse Stock Split

  On February 25, 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in an initial public offering (the "IPO"). The Board of Directors, at the same meeting and subject to stockholder approval, authorized a reverse stock split of approximately one-for-2.3255 of the outstanding shares of the Company's common stock. A majority of the Company's stockholders have approved the reverse stock split. All references to common stock, options, warrants and per share data have been restated to give effect to the reverse stock split. The Board of Directors also authorized a Recapitalization (see Note 18) on February 25, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 Notes receivable from contracts

  An important component of the Company's operating strategy involves the preferred use of non-employee independent operators chauffeuring their own vehicles rather than employee chauffeurs operating Company-owned vehicles.

  Each independent operator enters into an agreement with the Company to provide prompt and courteous service to the Company's customers with a properly maintained, late model vehicle which he or she owns and for which he or she pays all of the maintenance and operating expenses, including gasoline. The Company, under the independent operator agreement, agrees to bill and collect all revenues and remit to the independent operator 60% to 65% of revenues, as defined in the agreement. Each new operator agrees to pay a one-time fee generally ranging from $30,000 to $45,000 to the Company under the terms of the independent operator agreement. Through 1996, the term of the independent operator agreement generally ranged from 10 years to perpetuity. (See "Revenue recognition").

  The Company typically receives a promissory note from the independent operator as payment for the one-time fee due under the terms of the Standard Independent Operator Agreement (see Note 4) and records the note in notes receivable from contracts. The notes evidencing such financing generally were sold on a non-recourse basis by the Company to third party finance companies (see Note 11) in exchange for cash and promissory notes. Since September 1996, the Company has ceased selling notes to third parties. Such promissory notes due from finance companies have also been recorded in notes receivable from contracts in the consolidated balance sheets.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and notes receivable from contracts. The Company maintains its cash and cash equivalents with various financial institutions. In order to limit exposure to any one institution, the Company's cash equivalents are composed mainly of overnight repurchase agreements collateralized by U.S. Government securities. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. The Company performs ongoing credit evaluations of its customers, and may require credit card documentation or prepayment of selected transactions. Notes receivable from contracts are also geographically dispersed and are supported by the underlying base of revenue serviced by each respective independent operator (see Notes 4 and 11). The Company performs ongoing evaluations of each independent operator's productivity and payment capacity and has utilized third-party financing to reduce credit exposure.

 Fixed assets

  Furniture, equipment, vehicles, leasehold improvements and land and building are stated at cost. Equipment under capital leases is stated at the lower of the present value of minimum lease payments or the fair market value at the inception of the lease. Depreciation on furniture, equipment, vehicles and leasehold improvements is calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. The building owned by the Company is depreciated over 40 years on a straight-line basis. Sales and retirements of fixed assets are recorded by removing the cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in results of operations.

 Intangible assets

  Effective September 1, 1991, the Company acquired the Carey name and trademark and the contract rights to all royalty fee payments by various Carey licensees for a purchase price of $7 million. These assets are held by Carey Licensing, Inc. and are being amortized over 40 years.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  The Company has acquired chauffeured vehicle service companies, all of which have been accounted for as purchases. For each business acquired which is a licensee of the Company, the excess of cost over the fair market value of the net assets acquired is allocated to franchise rights in the consolidated balance sheet. With respect to acquired businesses which are not licensees of the Company, the excess of cost over the net assets acquired is allocated to goodwill. Additional purchase price attributable to the operating performance of the acquired entities is recorded as goodwill or franchise rights when determined (see Note 13). Goodwill and franchise rights are amortized over 30 years using the straight-line method. Such amortization is included in selling, general and administrative expense in the consolidated statement of operations. The Company evaluates the recoverability of its intangible assets based on estimated undiscounted cash flows over the lesser of the remaining amortization periods or calculated lives, giving consideration to revenue expected to be realized. This determination is based on an evaluation of such factors as the occurrence of a significant change in the environment in which the business operates or the expected future net cash flows (undiscounted and without interest). There have been no adjustments to the carrying value of intangible assets resulting from this evaluation.

 Revenue recognition

  Chauffeured vehicle services--The Company's principal source of revenue is from chauffeured vehicle services provided by its operating subsidiaries. Such revenue, net of discounts, is recorded when such services are provided. The Company, through the Carey International Reservation System ("CIRS"), has a central reservation system capable of booking reservations on behalf of its licensees and affiliates. Under most circumstances, central reservations are billed by the Company to the customer when the Company receives a service invoice from the licensee or affiliate that provided the service. At such time, the Company also records the gross revenue for the transaction.

  Fees from licensees--The Company charges an initial license fee under its domestic license agreement and records the fee as revenue on signing of the agreement. The Company also charges its domestic licensees monthly franchise and marketing fees equal to stated percentages of monthly revenues, as defined in the licensing agreement. Monthly fees to domestic licensees are generally less than 10% of the licensee's monthly revenues. The Company records such fees as revenues as they are charged to the licensees.

  International licensees and the Company's domestic and international affiliates historically have not paid fees to the Company, but have instead given a discount on business referred to them through CIRS. Such discounts reduce the amount of service invoices to the Company from such licensees and affiliates for services provided to customers whose reservations have been booked and invoiced centrally by the Company.

  Independent operator fees--The Company enters into contracts with independent operators ("Standard Independent Operator Agreements") to provide chauffeured vehicle services exclusively to the Company's customers. When independent operator agreements are executed, the Company defers revenue equal to the amount of the one-time fees and recognizes the fees as revenue over the terms of the contracts or over 20 years for perpetual contracts. Upon termination of an independent operator agreement, the remaining deferred revenue associated with the specific contract, less any amounts due from the independent operator deemed uncollectible, is recognized as revenue.

 Income taxes

  The provision for income taxes includes income taxes currently payable and the change during the year in the net deferred tax liabilities or assets. Deferred income tax liabilities and assets are determined based on the differences between the financial statement and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax asset, if any, to a level which, more likely than not, will be realized.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 Pro forma net income per common share

  Consistent with Staff Accounting Bulletin 1B-2, the Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to the following matters pursuant to the Recapitalization (see Note 18). The recalculated net income per common share is determined by (i) adjusting net income available to common shareholders to reflect the elimination in interest expense, net of taxes, resulting from the conversion of $4,867,546 of subordinated debt into common stock and (ii) increasing the weighted average common shares outstanding by the number of common shares resulting from the conversion of such debt, as well as the partial conversion of the Series A Preferred Stock.

 Stock-based compensation

  In October 1995, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation, which is effective for the Company's financial statements for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The Company will continue to apply the provisions of APB 25 and provide pro forma disclosure in the notes to the financial statements.

 Foreign operations

  The Consolidated Balance Sheets include foreign assets and liabilities of $3.7 million and $2.7 million as of November 30, 1996. The net effects of foreign currency transactions reflected in income were immaterial. Assets and liabilities of the Company's foreign operations are translated into United States dollars using exchange rates in effect at the balance sheet date and results of operations items are translated using the average exchange rate prevailing throughout the period.

 Reclassifications

  Certain accounts in 1994 and 1995 have been reclassified to conform with the 1996 presentation.

3. FEES FROM LICENSEES

  The total of all domestic license fees, franchise fees and marketing fees earned in each of 1994, 1995 and 1996 was $1,466,588, $1,228,472 and
$2,180,540, respectively. Amounts due from licensees of $46,520 and $143,041 at November 30, 1995 and 1996, respectively, are included in accounts receivable in the consolidated balance sheets of the Company.

4. TRANSACTIONS WITH INDEPENDENT OPERATORS

  The Company recorded approximately $1,153,000, $1,130,000 and $2,371,000 in 1994, 1995 and 1996, respectively, as deferred revenue relating to fees from new agreements with independent operators. Amounts of deferred revenue recognized as revenues in 1994, 1995 and 1996 amounted to approximately $969,000, $889,000 and $936,000, respectively.

  Notes receivable from contracts include approximately $305,000 and $917,000 at November 30, 1995 and 1996, respectively, for amounts due from independent operators and approximately $548,000 and $255,000 at November 30, 1995 and 1996, respectively, for amounts due from a related party financing company (see Note 11).

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  In the normal course of business, the Company's independent operators are responsible for financing their own vehicles through third parties. From time to time, the Company has arranged lease and purchase financing for certain vehicles and has in turn leased back such vehicles to independent operators on terms and conditions similar to those under which the Company is obligated (see
Note 5).

5. FIXED ASSETS

  Fixed assets consist of the following:

                                                              NOVEMBER 30,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
   Vehicles.............................................. $2,692,079 $2,337,947
   Equipment.............................................  1,699,803  2,200,094
   Furniture.............................................    319,597    525,202
   Leasehold improvements................................    252,366    404,888
   Land and building.....................................        --     529,634
                                                          ---------- ----------
                                                           4,963,845  5,997,765
   Less accumulated depreciation and amortization........  2,778,774  2,618,519
                                                          ---------- ----------
   Net fixed assets...................................... $2,185,071 $3,379,246
                                                          ========== ==========

  The Company is obligated under various vehicle and equipment capital leases. Vehicles and equipment under capital leases included in fixed assets are as follows:

                                                               NOVEMBER 30,
                                                            -------------------
                                                              1995      1996
                                                            -------- ----------
   Equipment............................................... $444,983 $1,048,633
   Vehicles................................................  352,796    621,420
                                                            -------- ----------
                                                             797,779  1,670,053
   Less accumulated amortization...........................  536,713    561,871
                                                            -------- ----------
                                                            $261,066 $1,108,182
                                                            ======== ==========

6. NOTES PAYABLE

  Notes payable consist of the following:

                                                             NOVEMBER 30,
                                                         ---------------------
                                                            1995       1996
                                                         ---------- ----------
Bank revolving credit/term loan dated April 13, 1995,
 modified December 1, 1996. Collateralized by accounts
 receivable of the Company and the pledge of common
 stock of the Company's U.S. subsidiaries. Interest only
 payable until June 30, 1996; beginning July 1, 1996,
 quarterly principal payments are required in an amount
 sufficient to amortize the outstanding balance over a
 four-year period. Interest is payable monthly at a
 floating rate based on the Wall Street Journal prime
 plus 1.25% (9.5% at November 30, 1996). This loan is
 guaranteed by the Chairman of the Board and the
 President of the Company............................... $4,500,000 $3,937,500
Note payable dated September 1, 1991, at an annual rate
 of interest of 7.74%, collateralized by the assets of
 Carey Licensing, Inc. Pursuant to an agreement with the
 lender effective November 30, 1996, principal payments
 of $220,000 are due quarterly from December 31, 1996
 through December 31, 1997 and a final principal payment
 of $240,000 is due March 1, 1998.......................  2,220,000  1,340,000

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                                               NOVEMBER 30,
                                                            -------------------
                                                              1995      1996
                                                            --------- ---------
Bank line of credit of $1,000,000, dated October 17, 1994,
 and collateralized by accounts receivable of Carey NY and
 an assignment of license agreement between the Parent and
 Carey NY; due April 30, 1997. Interest is payable monthly
 at a variable interest rate of .75% above the bank's
 prime rate (9.0% at November 30, 1996)...................    990,000   990,000
Various installment notes payable, with interest rates
 ranging from 9% to 14.5%, collateralized by certain
 vehicles and equipment of the Company's subsidiaries;
 principal and interest are payable monthly over 36-month
 terms....................................................    693,002   254,279
Installment notes payable to sellers under acquisition
 agreements dated various dates from June 30, 1994 to
 September 8, 1995. Interest rates range from 7.5% to
 8.5%. Interest is generally payable monthly. Principal is
 payable in varying installments..........................  2,339,418 1,305,574
Convertible note payable to seller under acquisition
 agreement dated September 30, 1993 at an annual rate of
 7.5%, interest payable quarterly; principal due in two
 equal annual installments of $116,667 on January 2, 1996
 and 1997. The note was repaid in January 1997............    233,333   116,666
Bank line of credit of $200,000, dated October 31, 1995 at
 a variable interest rate (10% at November 30, 1995),
 collateralized by accounts receivable of Carey DC. This
 facility was refinanced by a term loan with the same bank
 on March 1, 1996.........................................    200,000       --
Amount payable to a seller under acquisition agreement
 dated January 1, 1995. Due 30 days after receipt of an
 audit of the predecessor company. Amount of the payment
 is subject to reduction based on the results of the
 audit. The audit has been completed and the amount was
 subsequently reduced in 1996 to $210,821 and has been
 repaid...................................................    250,000       --
Note payable to bank, dated September 30, 1995, payable in
 monthly installments of $4,167 plus interest. Interest
 rate is variable at bank's prime plus 1% (10.0% at
 November 30, 1996).......................................    241,667   191,717
Note payable to bank, dated August 30, 1993,
 collateralized by accounts receivable, fixed assets and
 intangible assets of Carey DC; monthly payments of $9,401
 for principal and interest through August 31, 1996.
 Interest rate is fixed at 8%. This note was refinanced on
 March 1, 1996 by a term loan with the same bank..........     90,631       --
Note payable to bank dated October 17, 1994,
 collateralized by accounts receivable and fixed assets of
 Carey NY. Principal and interest payments of $2,848 are
 payable monthly. Remaining balance is due October 17,
 1999. Interest rate is fixed at 9.25%....................    189,401   149,001
Bank line of credit of $750,000, dated February 26, 1996
 collateralized by accounts receivable of Carey Licensing,
 Inc.; due March 31, 1997. Interest is payable monthly at
 1% above the Wall Street Journal's "Prime Rate" (9.25% at
 November 30, 1996).......................................        --    750,000
Bank line of credit of $200,000, dated February 26, 1996,
 collateralized by accounts receivable of Carey FLA.; due
 March 31, 1997. Interest is payable monthly at 1% above
 Wall Street Journal's "Prime Rate" (9.25% at November 30,
 1996)....................................................        --    200,000
Note payable to bank, dated March 1, 1996, collateralized
 by accounts receivable of Carey DC. Monthly payments of
 $12,735 of principal and interest through March 1, 2001.
 Interest is payable monthly at .5% above the bank's Prime
 Rate (9.5% at November 30, 1996).........................        --    662,053

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                                               NOVEMBER 30,
                                                          ----------------------
                                                             1995        1996
                                                          ----------- ----------
Note payable to bank, dated May 10, 1996, collateralized
 by the land and building held by Carey DC; monthly
 payments of $3,863 of principal and interest are due
 through April 10, 2001 and a balloon payment of
 $375,468 on May 10, 2001. Interest fixed at 8.75%......          --     423,179
                                                          ----------- ----------
Total notes payable.....................................   11,947,452 10,319,969
Less current installments...............................    4,585,703  5,131,227
                                                          ----------- ----------
Long-term portion.......................................  $ 7,361,749 $5,188,742
                                                          =========== ==========
  Subordinated notes payable consist of the following:

Subordinated convertible note dated September 1, 1991,
 with the principal of $2,000,000 due on August 30,
 2000; interest payable quarterly at a fixed rate of
 7.74%. After September 1, 1992, this debt is
 convertible into shares of common stock of the Company
 at the discretion of the holder at a conversion price
 of $6.14. A warrant for the purchase of 86,003 shares
 of common stock of the Company was issued in connection
 with the note. The warrant is exercisable immediately,
 expires at the earlier of the third anniversary of an
 initial public offering or November 30, 2001, and has
 an exercise price of $6.14 per share. The note contains
 certain antidilutive provisions which lower its
 conversion price in the event dilutive securities are
 subsequently issued by the Company at prices below the
 note's conversion price. The warrant has not been
 exercised. The terms of the agreement have been
 modified as part of the Recapitalization (see Note
 18)....................................................  $ 2,000,000 $2,000,000
Subordinated note dated July 30, 1992; interest only
 payable quarterly until September 30, 1995. The
 interest rate is fixed at 12%. Principal of $220,000
 was paid on September 30, 1995. Pursuant to an
 agreement with the lender dated November 30, 1996, no
 further payments of principal are due until June 30,
 1997, when $220,000 is due. Thereafter, quarterly
 principal payments of $220,000 are due until March 31,
 1998. On June 30, 1998, the loan balance of $2,240,000
 is due. A warrant for the purchase of 616,544 shares of
 Class A common stock or common stock was issued, in
 connection with the note. The warrant is exercisable
 immediately, has an exercise price of $6.14 per share
 and expires at the earlier of the fifth anniversary of
 the repayment of the note in full or July 30, 2000. The
 warrant contains certain antidilutive provisions which
 lower the exercise price in the event dilutive
 securities are subsequently issued by the Company at
 prices below the warrant exercise price. The warrant
 has not been exercised. The terms of the agreement have
 been modified as part of the Recapitalization (see Note
 18)....................................................    3,780,000  3,780,000
Convertible note payable to seller under acquisition
 agreement, dated September 30, 1992; interest payable
 quarterly at a fixed rate of 7.74%. The note was repaid
 in September, 1996. ...................................      100,000        --
                                                          ----------- ----------
Total subordinated notes payable........................    5,880,000  5,780,000
Less current installments...............................      100,000    440,000
                                                          ----------- ----------
Subordinated notes payable, excluding current install-
 ments..................................................  $ 5,780,000 $5,340,000
                                                          =========== ==========

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

Future annual principal payments on all notes payable at November 30, 1996 are as follows:

 EAR ENDING NOVEMBER 30:Y
------------------------
    1997............................................................ $ 5,571,227
    1998............................................................   5,622,403
    1999............................................................   1,486,254
    2000............................................................     881,183
    2001 and thereafter.............................................   2,538,902
                                                                     -----------
                                                                     $16,099,969
                                                                     ===========

  Certain loan agreements, principally the Company's line of credit agreement, contain restrictive covenants which include financial ratios related to working capital, debt service coverage, debt to net worth and maintenance of a minimum tangible net worth, and submission of audited financial statements, prepared in accordance with generally accepted accounting principles, within 120 days after the end of the fiscal year. Additionally, these covenants restrict the Company's capital expenditures and prohibit the payment of dividends on the Company's common and preferred stock, except for the Series E preferred stock. The Company did not meet certain covenants related to the timely submission of financial statements, working capital, debt to net worth and maintenance of a minimum tangible net worth at November 30, 1996. The Company obtained waivers for compliance with these covenants through and including November 30, 1996.

  The carrying value of notes payable approximates the current value of the notes payable at November 30, 1996. (See Note 17 for discussions of the fair value for the subordinated debt). Interest paid during the years ended November 30, 1994, 1995, and 1996 was approximately $1,358,000, $1,662,000 and
$1,682,000, respectively.

7. LEASES

  The Company has several noncancelable operating leases, primarily for office space and equipment, that expire over the next five years. Certain of the Company's facilities are under operating leases which provide for rent adjustments based on increases of defined indexes, such as the Consumer Price Index. These agreements also typically include renewal options.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of November 30, 1996 are as follows:

                                                           CAPITAL  OPERATING
                   YEAR ENDING NOVEMBER 30                  LEASES    LEASES
                   -----------------------                 -------- ----------
   1997................................................... $233,778 $1,395,093
   1998...................................................  171,653  1,277,009
   1999...................................................  155,984    662,698
   2000...................................................  155,984    245,746
   2001...................................................  138,659    219,128
   Thereafter.............................................  138,169        --
                                                           -------- ----------
   Total minimum lease payments...........................  994,227 $3,799,674
                                                                    ==========
   Less estimated executory costs.........................    5,189
                                                           --------
                                                            989,038
   Less amount representing interest (at rates ranging
    from 9% to 12%).......................................  126,784
                                                           --------
   Present value of net minimum capital lease payments....  862,254
   Less current portion of obligations under capital
    lease.................................................  199,224
                                                           --------
   Obligations under capital leases, excluding current
    portion............................................... $663,030
                                                           ========

  During the years ended November 30, 1994, 1995 and 1996 the Company recognized $1,004,818, $508,724 and $252,355, respectively, of sublease rental revenue under vehicle sublease arrangements with independent operators and others.

  During the years ended November 30, 1994, 1995 and 1996, the Company entered into capital lease obligations of $79,414, $346,666 and $810,993, respectively, related to the acquisition of vehicles and equipment.

  Total rental expense for operating leases in 1994, 1995 and 1996 was $1,023,372, $1,314,301 and $2,203,490, respectively.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses is composed of the following:

                                                              NOVEMBER 30,
                                                         ----------------------
                                                            1995       1996
                                                         ---------- -----------
   Trade accounts payable............................... $5,222,306 $ 5,341,834
   Accrued expenses and other liabilities...............  2,332,681   4,570,975
   Gratuities payable...................................    445,985     458,801
   Accrued offering costs...............................        --      825,339
                                                         ---------- -----------
                                                         $8,000,972 $11,196,949
                                                         ========== ===========

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

9. INCOME TAXES

  The provision (benefit) for income taxes is composed of the following:

                                                          NOVEMBER 30,
                                                   ---------------------------
                                                    1994    1995      1996
                                                   ------- ------- -----------
   Federal:
     Current...................................... $14,000 $15,000 $ 1,043,689
     Deferred.....................................     --      --   (1,220,799)
                                                   ------- ------- -----------
                                                    14,000  15,000    (177,110)
                                                   ------- ------- -----------
   State and local:
     Current......................................   5,000  10,000      78,251
     Deferred.....................................     --      --     (149,758)
                                                   ------- ------- -----------
                                                     5,000  10,000     (71,507)
                                                   ------- ------- -----------
   Foreign:
     Current......................................     --      --      144,371
                                                   ------- ------- -----------
   Total income tax provision (benefit)........... $19,000 $25,000 $  (104,246)
                                                   ======= ======= ===========

  The Company's tax provision (benefit) for the years ended November 30, 1994, 1995 and 1996, respectively, differs from the statutory rate for federal income taxes as a result of the tax effect of the following factors:

                              YEARS ENDED NOVEMBER 30,
                             ------------------------------
                               1994       1995       1996
                             --------   --------   --------
   Statutory rate..........      34.0%      34.0%      34.0%
   State income tax, net of
    federal benefit........      (2.8)      (2.4)      (3.5)
   Goodwill amortization...     (13.0)     (13.0)        .8
   Non-deductible life
    insurance..............      (9.9)     (23.8)        .4
   Meals and entertainment
    expenses...............     (12.2)     (36.5)       1.5
   Valuation allowance.....     (13.4)      28.1      (38.5)
   Other...................       --        (1.1)       1.5
                             --------   --------   --------
                                (17.3)%    (14.7)%     (3.8)%
                             ========   ========   ========

  The source and tax effects of temporary differences are composed of the following:

                                                            NOVEMBER 30,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
   Allowance for bad debts............................ $   108,000  $   176,000
   Net operating loss carryforward....................     266,000          --
   Deferred revenue...................................   1,701,000    2,040,000
   Deferred state taxes and other.....................     425,000      558,000
                                                       -----------  -----------
   Gross deferred tax asset...........................   2,500,000    2,774,000
   Valuation allowance................................  (1,499,000)         --
                                                       -----------  -----------
                                                         1,001,000    2,774,000
                                                       -----------  -----------
   Amortization of intangible assets..................    (951,000)  (1,350,000)
   Other..............................................     (50,000)     (53,000)
                                                       -----------  -----------
   Gross deferred tax liability.......................  (1,001,000)  (1,403,000)
                                                       -----------  -----------
   Net deferred tax asset............................. $       --   $ 1,371,000
                                                       ===========  ===========

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  A valuation allowance was provided in 1994 and 1995 to reduce the net deferred tax asset to $0. In the fourth quarter of 1996, the Company concluded that it was more likely than not that the net deferred tax asset would be realized and therefore recorded a deferred tax benefit from the reversal of the valuation allowance of $1,499,000.

  Income taxes paid during the years ended November 30, 1994, 1995 and 1996 amounted to $0, $10,375 and $210,437, respectively.

10. PREFERRED STOCK

  The Company has the following series of preferred stock:

                                                              NOVEMBER 30,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
   Series A, par value $10.00, authorized 43,000 shares,
    issued and outstanding 42,070 shares (liquidation
    preference of $4,207,000 and non-cumulative
    dividends of $7.00 per share per annum when declared
    by the Board of Directors)..........................  $  420,700 $  420,700
   Series B, par value $10.00, authorized 10,000 shares,
    issued and outstanding 9,580 shares (liquidation
    preference of $958,000 and non-cumulative dividends
    of $5.00 per share per annum when declared by the
    Board of Directors).................................      95,800     95,800
   Series E, par value $10.00, authorized 50 shares,
    issued and outstanding 12.5 shares at November 30,
    1995 (liquidation preference of $97,500)............      97,500        --
   Series F, par value $10.00, authorized 10,000 shares,
    issued and outstanding 10,000 shares (liquidation
    preference of $1,000,000 and non-cumulative
    dividends of $5.00 per share per annum when declared
    by the Board of Directors)..........................     100,000    100,000
   Series G, par value $10.00, authorized 110,000
    shares, issued and outstanding 49,890 shares
    (liquidation preference of $4,989,900 and non-
    cumulative dividends of $5.00 per share per annum
    when declared by the Board of Directors)............     498,900    498,900
                                                          ---------- ----------
                                                          $1,212,900 $1,115,400
                                                          ========== ==========

  At the option of preferred stockholders or upon the closing of an underwritten public offering yielding net proceeds to the Company of at least $10,000,000 and having an offering price of at least $14.81 per share, each share of Series B, F and G preferred stock is convertible into the number of shares of common stock equal to 500, 100 and 100 divided by the conversion price, respectively. The conversion price as of November 30, 1996 was $7.216, $7.406 and $7.406 for Series B, F and G preferred stock, respectively. The Company has reserved 663,759, 135,025 and 633,393 shares of common stock, respectively, for conversion of the Series B, F, and G preferred stock. Antidilutive provisions lower the conversion price if certain securities are issued by the Company at a price below the respective conversion prices then in effect. The Company must redeem, on a pro rata basis, the outstanding shares of Series A preferred stock plus for $100 per share any declared and unpaid dividends upon the completion of an initial public offering yielding net proceeds to the Company of at least $10,000,000. Series A, B and G preferred stock have voting rights and Series F preferred stock is non-voting, except under certain circumstances. (See Note 18 for discussion of the Recapitalization, pursuant to which all of the preferred stock will be redeemed or converted into common stock.)

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

11. RELATED-PARTY TRANSACTIONS

  The Company has invested $750,000 in non-voting redeemable preferred stock of a privately-held finance company formed for the purpose of providing financing to the chauffeured vehicle services industry. This entity provides financing to the Company's independent operators, without recourse to the Company, for both automobiles and amounts due under independent operator agreements. The Company sold $378,733, $1,762,345 and $1,015,897 of independent operator notes receivable to this related-party finance company for cash of $378,733, $1,290,899 and $733,793 and demand promissory notes of $0, $471,446 and $282,104 in 1994, 1995 and 1996, respectively. The unpaid balances of the promissory notes were $547,930 and $255,664 at November 30, 1995 and 1996, respectively, and are included in notes receivable from contracts. These promissory notes are due on demand and, generally, monthly principal payments are received by the Company. These notes generally bear interest rates of 7%.

  It is not practicable to estimate the fair value of the preferred stock investment in a privately-held company. As a result, the Company's investment in the privately-held finance company noted above is carried at its original cost (less redemptions) of $750,000. At April 30, 1996, the total assets reported by the privately-held company were $10,502,234 and stockholders' equity was $1,108,448, revenues were $1,088,720 and net income was $96,681.

  Pursuant to a stock ownership agreement between the common stockholders of the related-party finance company and the Company, the Company has an option to purchase all of the outstanding common stock of the affiliate at $12,500 per common share or market value, if higher. The option is not exercisable until April 15, 1998.

  A guarantee fee of $45,000 has been paid to both the Chairman of the Board and the President of the Company for guaranteeing certain indebtedness (see
Note 6).

12. COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Company is subject to various legal actions which are not material to the financial position, results of operations or cash flows of the Company.

  The Company, certain of the Company's subsidiaries and certain officers and directors of the Company were named in a civil action filed on May 15, 1996 in the United States District Court for the Eastern District of Pennsylvania entitled "Felix v. Carey International, Inc., et al." The plaintiff's complaint, which purports to be a class action, alleges that the plaintiff and others similarly situated suffered monetary damages as a result of misrepresentations by the various defendants in their use of a surface transportation billing charge. The plaintiff seeks damages in excess of $1 million on behalf of the class for each of the counts in the complaint including fraud, negligent misrepresentation and violations of the Racketeer Influenced and Corrupt Organizations law of 1970, which permits the recovery of treble damages and attorneys' fees. A class has not yet been certified in this case. The Company filed a motion to dismiss that was denied, and subsequently has filed an answer denying any liability in connection with this complaint. The Company has agreed to indemnify and defend its officers and directors who were named as defendants in the case, subject to conditions imposed by applicable law. The Company has reached a tentative settlement with the plaintiff and plaintiff's counsel, which is subject to court approval and acceptance by the proposed class. The Company does not believe that this litigation will have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

13. ACQUISITIONS

  In December 1994, the Company acquired certain assets and liabilities of a chauffeured vehicle service company in Boca Raton, Florida and consolidated the operations within its existing operations in West Palm Beach.
Subsequently, the Company acquired an additional chauffeured vehicle service company in Boca Raton

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

(in August 1995) and the Carey licensee in Fort Lauderdale--Miami (in April
1995) and consolidated the two additional businesses into the Carey South Florida operations.

  In January 1995, the Company acquired certain assets and liabilities of the Carey licensee in San Francisco, California ("Carey SF"). Subsequently, the Company acquired the business of two additional chauffeured service companies (in May and August 1995) and combined the acquired operations with those of Carey SF.

  In April 1995, the Company acquired certain assets and liabilities of a chauffeured vehicle service company in the Washington, DC area and combined the acquired operations with those of Carey Limousine D.C., Inc.

  In February 1996, the Company acquired the common stock of a chauffeured vehicle service company in London, England for approximately $1,500,000. The acquisition was financed through the incurrence of $950,000 in debt and a payment of $550,000. Additional contingent consideration of up to $1,000,000 may be payable with respect to each of the two years ending February 28, 1998 based on the level of revenues referred to the acquired company by the seller. As of November 30, 1996, the Company has paid $278,304 in contingent consideration in the acquisition of the London company. In addition, the Company is required to pay a standard commission to the seller of the acquired chauffeured vehicle service company for business referral, which will be expensed as incurred.

  All acquisitions have been accounted for as purchases. The net assets acquired and results of operations have been included in the financial statements as of and from, respectively, the effective dates of the acquisitions. The total consideration was allocated to the assets acquired based upon their estimated fair values with any remaining consideration allocated to either franchise rights or goodwill, as follows:

                                                   YEAR ENDED NOVEMBER 30,
                                                -----------------------------
                                                 1994      1995       1996
                                                ------- ---------- ----------
   NET ASSETS PURCHASED
     Receivables and other assets.............. $   --  $      --  $  632,554
     Fixed assets..............................     --   1,703,521    928,377
     Franchise rights..........................     --   1,527,402     89,243
     Goodwill..................................  75,000  4,697,958    447,269
     Accounts payable and accrued expenses.....     --         --    (367,211)
                                                ------- ---------- ----------
     Fair value of assets acquired............. $75,000 $7,928,881 $1,730,232
                                                ======= ========== ==========
   CONSIDERATION
     Cash (exclusive of $223,695 cash acquired
      in 1996)................................. $75,000 $3,633,620 $1,730,232
     Capital leases assumed related to vehicle
      acquisitions.............................     --     346,666        --
     Notes assumed related to vehicle acquisi-
      tions....................................     --     895,571        --
     Uncollateralized promissory notes issued
      to sellers...............................     --   3,053,024        --
                                                ------- ---------- ----------
       Total consideration..................... $75,000 $7,928,881 $1,730,232
                                                ======= ========== ==========

  Certain of these acquisitions require the payment of contingent consideration based on percentages of annual net revenue of the acquired entities over a defined future period. The Company paid $39,521, $315,773 and

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

$291,755 in the years ended November 30, 1994, 1995 and 1996, respectively, in contingent consideration and increased goodwill by the same amounts (see Note
2) which is reflected in the table above.

  Of the total uncollateralized promissory notes issued to sellers in 1995, two notes totaling $303,000 were subject to reduction based upon the results of the acquired entities (see Note 6). The two notes were repaid in 1996 for approximately $211,000 and the difference of approximately $92,000 reduced by recorded goodwill.

  The unaudited pro forma summary consolidated results of operations assuming all the acquisitions had occurred for the purposes of the 1995 summary at the beginning of fiscal 1995, and for the purposes of the 1996 summary at the beginning of fiscal 1996, are as follows:

                                                      YEAR ENDED NOVEMBER 30,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
                                                            (UNAUDITED)
   Revenue.......................................... $ 51,490,000  $ 60,444,000
   Cost of revenue..................................  (35,089,000)  (41,304,000)
   Other expense, net...............................  (16,256,000)  (16,570,000)
   Benefit (provision) for income taxes.............      (58,000)      164,000
                                                     ------------  ------------
   Net income....................................... $     87,000  $  2,734,000
                                                     ============  ============
   Net income per common share...................... $        .04  $       1.13
                                                     ============  ============
   Weighted average common shares outstanding.......    2,387,954     2,422,373
                                                     ============  ============

14. 401(K) PLAN

  The Company sponsors (but has made no contributions to) a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code for the benefit of employees of the Company.

15. STOCK OPTION PLANS

  On December 1, 1987, the Company established a Stock Option Plan (the "1987 Plan") that included all officers and key employees of the Company, non-employee directors of the Company, and certain persons retained by the Company as consultants. In accordance with the 1987 Plan, the Company's Board of Directors may, from time to time, determine the persons to whom the stock options are to be granted, the number of shares under option, the option price and the manner in which payment of the option price shall be made. The 1987 Plan provides for the options to be exercised 25% each year beginning after the year following the grant. The options are exercisable for a period of ten years after the grant date. The total number of options authorized under the 1987 Plan is 193,506.

  On July 28, 1992, the Company established a Stock Option Plan (the "1992 Plan") that included all officers and key employees of the Company, non-employee directors of the Company, and certain persons retained by the Company as consultants. In accordance with the 1992 Plan, the Company's Board of Directors may, from time to time, determine the persons to whom the stock options are to be granted, the number of shares under option, the option price, the time or times during the exercise period at which each such option will become exercisable, and the manner in which payment of the option price shall be made. The options are exercisable for a period of ten years after grant date. The total number of options authorized under the 1992 Plan is 388,647.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Stock activity under the 1987 Plan and the 1992 Plan is as follows:

                                           1987 PLAN            1992 PLAN
                                     ---------------------- ------------------
                                                 OPTION               OPTION
                                                PRICE PER            PRICE PER
                                     SHARES       SHARE     SHARES     SHARE
                                     -------  ------------- -------  ---------
Balance, December 1, 1993...........  64,502  $        1.44 385,139    $7.40
Granted.............................     --             --   17,372     7.40
Exercised...........................     --             --      --       --
Forfeited...........................     --             --  (13,932)     --
                                     -------  ------------- -------    -----
Balance, November 30, 1994..........  64,502           1.44 388,579     7.40
Granted.............................     --             --   12,900     7.40
Exercised........................... (32,681)           --      --       --
Forfeited...........................    (860)           --  (60,984)     --
                                     -------  ------------- -------    -----
Balance, November 30, 1995..........  30,961           1.44 340,495     7.40
Granted.............................  38,701           4.65  47,017     4.65
Exercised...........................     --                     --
Forfeited...........................     --                  (3,010)
                                     -------                -------
Balance, November 30, 1996..........  69,662  $1.44 - $4.65 384,502    $4.65
                                     =======                =======
Vested and exercisable at November
 30, 1996...........................  30,961  $1.44         358,702    $4.65
                                     =======  ============= =======    =====

  In May 1996, the options granted under the 1992 Plan and a warrant to purchase 86,003 shares of common stock (see Note 6) were repriced to $4.65. The options and warrant were repriced at the determined fair market value as of the date of repricing (see Note 18).

  On February 25, 1997, the Board of Directors adopted the 1997 Equity Incentive Plan and the Stock Plan for Non-Employee Directors (see Note 18).

16. REVENUE RECOGNITION METHOD

  The Company enters into agreements with independent operators under which the independent operator contracts to provide chauffeured vehicle services exclusively to the Company's customers over a contract period pursuant to a Standard Independent Operator Agreement. Upon signing the Standard Independent Operator Agreement, the Company is entitled to receive a one-time fee from the independent operator. Previously, the Company would recognize the one-time fee as revenue upon signing of the independent operator agreement and when collection of the fee was reasonably assured. In accordance with APB 20, the financial statements have been retroactively restated to report such fees as deferred revenue which are recognized as revenue over the terms of the contracts (see Note 2). The effect of such restatements was to reduce 1994 and 1995 revenue, results of operations and stockholders' equity by $665,391 and $1,144,511, respectively (net of income taxes of $0 and $586,680 for 1994 and 1995, respectively).

17. NET INCOME PER COMMON SHARE

  Net income per common share, on a historical basis, are as follows:

                                                      NOVEMBER 30,
                                            ----------------------------------
                                               1994        1995        1996
                                            ----------  ----------  ----------
Net income (loss) available to common
 shareholders.............................. $ (137,743) $ (199,570) $2,816,104
Weighted average common shares outstand-
 ing.......................................  2,392,879   2,387,954   2,422,373
Net income (loss) per common share......... $     (.06) $     (.08) $     1.16

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Common equivalent shares consist of common shares issuable upon (a) conversion of Series B, F and G preferred stock and (b) the assumed exercise of outstanding stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, the common equivalent shares issued by the Company during the twelve months preceding the anticipated effective date of the Registration Statement relating to the Company's initial public offering, using the treasury stock method and an assumed public offering price of $11.00 per share, have been included in the calculation of net income per common share.

  Net income (loss) available to common shareholders is the net income (loss) for the fiscal year less accretion of dividends on the Series E preferred stock of $8,750, $4,376 and $0 for 1994, 1995 and 1996, respectively.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). FAS 128 simplifies the existing earnings per share (EPS) computations under Accounting Principles Board Opinion No. 15, "Earnings Per Share," revises disclosure requirements, and increases the comparability of EPS data on an international basis. In simplifying the EPS computations, the presentation of primary EPS is replaced with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS. In addition, FAS 128 requires dual presentation of basic diluted EPS. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company's pro forma basic EPS under FAS 128 would have been $4.29 and dilutive EPS under FAS 128 would not differ significantly from the reported pro forma net income per share.

18. SUBSEQUENT EVENTS

  On February 25, 1997, pursuant to an agreement reached in May 1996, the Board of Directors authorized a recapitalization (the "Recapitalization"), which will be implemented at the time of the IPO. Under the Recapitalization, the $2,000,000 subordinated convertible note dated September 1, 1991 and the $3,780,000 subordinated note dated July 30, 1992 will be converted or exchanged for 1,046,559 shares of common stock and payment of $912,454. The Series A preferred stock will be converted in part into 86,003 shares of common stock and redeemed in part for $2,103,500. All of the Series F preferred stock and 3,000 shares of the Series G preferred stock will be redeemed for an aggregate of $1,000,000. The remaining preferred stock will be converted into 1,427,509 shares of common stock. As a result of the Recapitalization, preferred stock with a liquidation preference of $11,154,900 and subordinated debt with a principal amount of $5,780,000 will be converted in part into 2,560,071 shares of common stock and repaid or redeemed in part for $4,015,952 in cash. All of the cash amounts will be paid out of the proceeds of the IPO.

  On February 25, 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "1997 Plan"). A total of 650,000 shares of common stock are reserved for issuance under the 1997 Plan. The Board of Directors also granted options to purchase at the IPO price a total of 411,500 shares of common stock under the 1997 Plan, such grants to be effective upon the execution of an underwriting agreement in connection with the IPO.

  Also on February 25, 1997, the Board of Directors, subject to stockholder approval, adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A total of 100,000 shares of common stock of the Company are reserved for issuance under the Directors' Plan. Options to purchase at the IPO price a total of 22,500 shares of common stock will be granted under the Directors' Plan, such grants to be effective upon the execution of an underwriting agreement in connection with the IPO.

  Also on February 25, 1997, the Board of Directors, approved amendments to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 9,512,950 to 20,000,000, and increasing the number of authorized shares of the Company's preferred stock from 173,050 to 1,000,000.

  On March 1, 1997, the Company entered into an agreement to purchase the stock of Manhattan International Limousine Network Ltd. and an affiliated company (collectively, "Manhattan Limousine"). Manhattan Limousine is one of the largest providers of chauffeured vehicle services in the New York metropolitan area. The Company expects to consummate the acquisition at the time of the IPO. If the acquisition of Manhattan Limousine is not completed by May 20, 1997, the Company has agreed to pay additional purchase price in the amount of $7,500 for each day after such date until the closing of the acquisition, up to an aggregate of $675,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders
 Manhattan International Limousine Network Ltd. and Affliliate

  We have audited the accompanying combined balance sheet of Manhattan International Limousine Network Ltd. and Affliliate (collectively, the "Company") as of September 30, 1996, and the related combined statements of operations and retained earnings (accumulated deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Manhattan International Limousine Network Ltd. and Affliliate as of September 30, 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the combined financial statements, the accompanying combined balance sheet as of September 30, 1996, and the related combined statement of operations and retained earnings (accumulated deficit) and cash flows for the year then ended have been restated.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 1, 1997, except
for Note 10 as to which
the date is April 22, 1997

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE
                            COMBINED BALANCE SHEETS

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1996          1996
                                                    ------------- ------------
                                                                  (UNAUDITED)
                      ASSETS
Cash and cash equivalents.........................   $   130,494  $    24,932
Accounts receivable, net of allowances for doubt-
 ful accounts of $181,000 and $192,000, respec-
 tively...........................................     2,466,134    2,550,658
Receivables from independent operators, current
 portion..........................................       271,086      478,707
Prepaid expenses and other current assets.........        51,499       51,499
                                                     -----------  -----------
   Total current assets...........................     2,919,213    3,105,796
Fixed assets, net.................................       805,724      735,108
Receivables from independent operators, less cur-
 rent portion.....................................     7,375,219    7,498,445
Other assets......................................     1,221,885    1,227,814
                                                     -----------  -----------
Total assets......................................   $12,322,041  $12,567,163
                                                     ===========  ===========
                   LIABILITIES
Current portion of notes payable..................   $ 1,232,457  $ 2,769,013
Accounts payable, trade...........................     1,520,295    1,555,510
Accounts payable, independent operators...........     1,738,072    1,867,308
Accrued expenses..................................       529,761      683,610
Other current liabilities.........................       240,059      269,444
                                                     -----------  -----------
   Total current liabilities......................     5,260,644    7,144,885
Notes payable, less current portion...............     4,523,171    2,445,743
Other liabilities.................................       862,875      866,401
Deferred revenue..................................     6,801,965    6,871,236
Commitments and contingencies
             STOCKHOLDERS' DEFICIENCY
MILN common stock, $1 par value, 200 shares autho-
 rized, 100 shares issued and outstanding.........           100          100
ILN common stock, $1 par value, 200 shares autho-
 rized, 200 shares issued and outstanding.........         1,000        1,000
ILN additional paid-in capital....................       176,940      176,940
Retained earnings (accumulated deficit):
  MILN............................................    (5,439,073)  (5,073,561)
  ILN.............................................       134,419      134,419
                                                     -----------  -----------
   Total stockholders' deficiency.................    (5,126,614)   (4,761,102)
                                                     -----------   -----------
   Total liabilities and stockholders' deficien-
    cy............................................   $12,322,041  $12,567,163
                                                     ===========  ===========


    The accompanying notes are an integral part of these combined financial statements.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                   FOR THE YEAR ENDED FOR THE THREE MONTHS ENDED
                                     SEPTEMBER 30,           DECEMBER 31,
                                   ------------------ --------------------------
                                          1996                   1996
                                   ------------------ --------------------------
                                                             (UNAUDITED)
Revenues:
  Service revenues, net..........     $17,218,728            $ 5,203,279
  Interest from independent oper-
   ator financing................       1,219,819                268,105
                                      -----------            -----------
  Total revenues.................      18,438,547              5,471,384
Cost of revenues.................      11,040,017              3,393,076
                                      -----------            -----------
  Gross profit...................       7,398,530              2,078,308
Selling, general and administra-
 tive expenses...................       5,821,899              1,491,857
                                      -----------            -----------
  Operating income...............       1,576,631                586,451
Interest expense.................        (881,854)              (224,810)
Interest income..................          66,000                 16,500
                                      -----------            -----------
  Income before provision for in-
   come taxes....................         760,777                378,141
Provision for income taxes.......          55,014                 12,629
                                      -----------            -----------
  Net income.....................         705,763                365,512
Accumulated deficit, beginning of
 period..........................      (5,907,417)            (5,304,654)
Distribution to S corporation
 stockholder.....................        (103,000)                   --
                                      -----------            -----------
Accumulated deficit, end of peri-
 od..............................     ($5,304,654)           ($4,939,142)
                                      ===========            ===========



    The accompanying notes are an integral part of these combined financial statements.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE THREE
                                            FOR THE YEAR ENDED   MONTHS ENDED
                                            SEPTEMBER 30, 1996 DECEMBER 31, 1996
                                            ------------------ -----------------
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net income...............................       $705,763          $ 365,512
 Adjustments necessary to reconcile net
  income
  to net cash provided by operating
  activities:
  Depreciation and amortization...........        258,439             71,487
  Change in deferred revenue..............       (279,625)            69,271
  Changes in operating assets and
   liabilities:
   Accounts receivable....................       (377,793)           (84,524)
   Receivables from independent opera-
    tors..................................        139,363           (330,847)
   Other assets...........................       (103,240)            (5,929)
   Accounts payable and accrued expenses..       (152,519)           189,064
   Accounts payable, independent opera-
    tors..................................        293,731            129,236
   Other liabilities......................       (193,582)            32,911
                                                 --------          ---------
    Net cash provided by operating
     activities...........................        290,537            436,181
                                                 --------          ---------
Cash flows from investing activities:
 Purchases of fixed assets................       (256,248)              (871)
                                                 --------          ---------
    Net cash used in investing
     activities...........................       (256,248)              (871)
                                                 --------          ---------
Cash flows from financing activities:
 Net borrowings (payments) on line of
  credit..................................        261,802           (179,003)
 Proceeds from borrowings under notes
  payable.................................        310,000                --
 Principal payments on notes payable......       (412,643)          (361,869)
 Distribution to S corporation
  stockholder.............................       (103,000)               --
                                                 --------          ---------
    Net cash provided by (used in)
     financing activities.................         56,159           (540,872)
                                                 --------          ---------
Net change in cash and cash equivalents...         90,448           (105,562)
Cash and cash equivalents, beginning of
 period...................................         40,046            130,494
                                                 --------          ---------
Cash and cash equivalents, end of period..       $130,494          $  24,932
                                                 ========          =========


    The accompanying notes are an integral part of these combined financial statements.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

  Manhattan International Limousine Network Ltd. and its wholly-owned subsidiary (collectively, "MILN") are engaged primarily in the business of providing chauffeured vehicle services in New York City and the surrounding areas, and providing reservation and billing services to both individual and corporate customers worldwide through an affiliation with a network of independent chauffeured vehicle service companies. International Limousine Network Ltd. ("ILN") is an affiliated company (the "Affiliate") engaged in sales and marketing activities exclusively on behalf of MILN.

  The accompanying financial statements combine the accounts of MILN and ILN because such entities are under common control. All intercompany transactions have been eliminated. The combined entities are referred to herein as the "Company."

  ILN operates on a calendar year. As a result, the accompanying financial statements as of and for the year ended September 30, 1996 include the effects of combining the financial statements of ILN as of and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

 Receivables from Independent Operators and Accounts Payable, Independent Operators

  The Company enters into agreements with independent operators (franchisees) under which the independent operator contracts to provide chauffeured vehicle services exclusively to the Company's customers over the contract period. Upon signing the agreement, the Company is entitled to receive a one-time fee from the independent operator.

  The Company generally receives a minimal down payment from the independent operator together with a promissory note (see Note 3) and records the note as a receivable from the independent operator, but does not recognize revenue at that time. (See Revenue Recognition.) In addition, the Company collects all billings for services rendered by the independent operator and has the right to withhold and remit, from the independent operator's earnings, all payments due to the Company and certain third parties for, among other things, note payments, two-way radio charges and lease obligations on vehicles, on a monthly basis. The Company is then obligated to remit the balance of the independent operator's earnings on a monthly basis. The unpaid balance due to independent operators at the end of a given period is reflected as accounts payable, independent operators in the accompanying balance sheet.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and cash equivalents, accounts receivable and receivables from independent operators. The Company maintains its cash and cash equivalents with various financial institutions. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries. The Company performs ongoing credit evaluations of its customers, and may require credit card documentation or prepayment of certain transactions. Receivables from independent operators are supported by the underlying base of revenues serviced by each respective independent operator. The Company performs ongoing evaluations of the productivity and payment capacity of each independent operator in order to manage its credit risk.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

 Fixed Assets

  Fixed assets are stated at cost. Depreciation on furniture, equipment, vehicles and leasehold improvements is calculated on the declining balance method over the estimated useful lives of the assets or the leaseholds, generally three to five years. Buildings and improvements are depreciated on the straight line method over 20 years. Sales and retirements of fixed assets are recorded by removing the cost and accumulated depreciation from the accounts. Gains and losses on sales of property are reflected in the results of operations.

 Intangible Assets

  The Company owns Federal Communications Commission licenses to three radio frequencies which it uses in the dispatch of vehicles used in its business. The licenses have been fully amortized in prior years.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Service revenues include fees derived from chauffeured vehicle services provided by the Company's independent operators. Revenue is recorded for chauffeured vehicle services when those services are provided.

  When the Company enters into an agreement with an independent operator, the Company defers revenue equal to the amount of the contract and recognizes those fees over the term of the contract, typically 20 years. Amortization of deferred revenue is also included in independent operator service revenues in the accompanying combined statements of operations. Upon termination of an agreement, the remaining deferred revenue associated with the contract, less any amounts due from the independent operators deemed uncollectible, is recognized as revenue immediately.

  As described above, the Company typically provides extended financing terms to its independent operators for payment of the independent operator fee. Interest income is recognized as earned over the term of the loan agreement with the independent operator.

  The Company provides reservation services to its customers for service in other locations through its affiliation with a network of independent service companies. Revenue related to services provided by a member of the network is recognized as chauffeured vehicle service revenue when a gross service bill is received from the member. The corresponding liability to the member, reduced by the Company's discount, is recorded as a cost of revenue by the Company at such time.

 Income Taxes

  For MILN, the provision for income taxes includes income taxes currently payable and the change during the year in the net deferred tax assets or liabilities. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax asset, if any, to a level which, more likely than not, will be realized.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

  ILN has elected to be treated as an "S corporation" under provisions of the Internal Revenue Code. As such, the income tax effects of ILN's operations are borne directly by the stockholder, and no provision for ILN income taxes is recorded in the accompanying financial statements.

 Unaudited Interim Financial Statements

  The combined financial statements as of and for the three-month period ended December 31, 1996 are unaudited. In the opinion of management, those unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present the financial statements on a basis substantially consistent with the annual audited financial statements contained herein. All disclosures herein related to December 31, 1996 and for the three-month period ended December 31, 1996 are unaudited.

3. TRANSACTIONS WITH INDEPENDENT OPERATORS

  At the time the Company enters into an agreement with an independent operator, the Company is entitled to receive a one-time fee. Those fees are typically financed by the Company over 20 years at an interest rate of 15.75% per annum. Independent operator fees are recognized as revenue ratably over the terms of the agreements. In the opinion of management, the carrying value of the loans approximates their fair value. Revenue recognized from independent operator fees was $514,632 and $120,729 for the year ended September 30, 1996 and for the three-month period ended December 31, 1996, respectively.

  The Company's independent operators are responsible for financing their own vehicles through third parties. Under programs the Company has established with several automotive leasing organizations, the Company guarantees lease payments until the independent operator has made twelve monthly lease payments. As of September 30, 1996, the Company's independent operators had aggregate lease obligations of $2,203,158 under these programs.

4. FIXED ASSETS

  Fixed assets consist of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1996
                                                      ------------- ------------
  Land...............................................  $   62,569    $   62,569
  Buildings and improvements.........................     676,730       676,730
  Furniture, fixtures and equipment..................   3,086,224     3,087,095
  Vehicles...........................................     344,170       344,170
                                                       ----------    ----------
                                                        4,169,693     4,170,564
  Less accumulated depreciation......................   3,363,969     3,435,456
                                                       ----------    ----------
  Net fixed assets...................................  $  805,724    $  735,108
                                                       ==========    ==========

  Depreciation expense was $258,439 and $71,487 for the year ended September 30, 1996 and for the three-month period ended December 31, 1996, respectively.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

5. NOTES PAYABLE

   Notes payable consist of the following:

                                                                SEPTEMBER 30, DECEMBER 31,
                                                                    1996          1996
                                                                ------------- ------------
     Line of credit of up to $2,000,000 under agreement dated
     December 27, 1994, collateralized by substantially all of
     the Company's assets; availability up to 80% of eligible
     accounts receivable at any date; interest payable monthly
     at prime plus 6%. In addition to interest obligations,
     agreement requires payment of annual facility fee equal
     to 1% of total line, as well as monthly and quarterly
     administration fees. The agreement terminates on December
     27, 1997, after which it is automatically renewable
     unless terminated by either party as of any anniversary
     date, with 60 days prior written notice. Certain
     stockholders of the Company are guarantors on the
     Company's behalf.........................................   $ 1,864,967  $ 1,685,964
     First mortgage note on headquarters premises dated April
     12, 1989, original principal of $1,200,000, subject to
     fixed monthly installments of principal, and interest at
     a rate of 14.75%.........................................       310,000      280,000
     Various installment notes payable with interest rates
     ranging from 10.75% to 14.75%, and collateralized by
     certain independent operator agreements and receivables
     from independent operators of the Company. Principal and
     interest payments are due monthly over 60-month terms....     3,228,364    2,947,702
     Notes payable, collateralized by certain equipment,
     principal and interest due monthly over terms of 24-39
     months...................................................       352,297      301,090
                                                                 -----------  -----------
                                                                   5,755,628    5,214,756
     Less current portion                                          1,232,457    2,769,013
                                                                 -----------  -----------
     Notes payable, less current portion                         $ 4,523,171  $ 2,445,743
                                                                 ===========  ===========

  In the opinion of management, the carrying amount of the notes payable approximates their fair value. Aggregate principal payments under the Company's note payable arrangements as of September 30, 1996 are due as follows:

            1997.............................. $1,232,457
            1998..............................  2,747,898
            1999..............................    542,673
            2000..............................    588,368
            2001..............................    175,732
            Thereafter........................    468,500
                                               ----------
            Total............................. $5,755,628
                                               ==========

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

  On January 17, 1997, the Company refinanced its existing mortgage note on its headquarters facility. The new note has a principal balance of $800,000 and is due five years from the date of origination. Interest is incurred at a rate of 10.75% for the first year, after which the rate becomes variable at prime plus 2.5%. Interest and principal payments are due monthly based on a 15-year amortization, with a balloon payment due at maturity.

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                    FOR THE YEAR  FOR THE THREE
                                                        ENDED      MONTHS ENDED
                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        1996           1996
                                                    ------------- --------------
  Federal--Current................................    $  15,845     $     --
  State and local--Current........................       39,169        12,629
                                                      ---------     ---------
  Total income tax provision......................    $  55,014     $  12,629
                                                      =========     =========

  The Company's effective income tax rates differed from the applicable Federal statutory rate due to the following:

                                                    FOR THE YEAR  FOR THE THREE
                                                        ENDED     MONTHS ENDED
                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1996          1996
                                                    ------------- -------------
  Federal statutory rate..........................        34%           34%
  State and local income taxes....................        13            13
  Effect of income of S corporation...............        (9)          --
  Reduction as a result of deferred tax asset val-
   uation allowance...............................       (43)          (57)
  Other, primarily nondeductible travel and enter-
   tainment.......................................        12            13
                                                         ---           ---
  Effective income tax rate.......................         7%            3%
                                                         ===           ===

  As of September 30, 1996, for federal income tax purposes, the Company had net operating loss (NOL) carryforwards of $1,955,055 available to offset future taxable income, which expire from 2004 to 2010.

  The source and tax effects of temporary differences are as follows:

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1996
                                                     ------------- ------------
  NOL carryforwards.................................  $   914,574  $   671,685
  Revenue recognition of independent operator fees..      857,606      793,672
  Valuation allowance...............................   (1,772,180)  (1,465,357)
                                                      -----------  -----------
  Net deferred tax asset (liability)................  $       --   $       --
                                                      ===========  ===========

  Income taxes paid amounted to $14,505 and $0 for the year ended September 30, 1996 and for the three-month period ended December 31, 1996, respectively.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

7. RELATED PARTY TRANSACTIONS

  Included in other noncurrent liabilities are loans from officers of the Company with remaining principal balances of $358,444 and $294,944 as of September 30, 1996 and December 31, 1996, respectively. The loans have interest rates of 12.5% and are payable in equal installments of principal and interest over terms of 15 years. Aggregate principal payments under the loans were due as follows as of September 30, 1996:


              1997......................... $ 77,786
              1998.........................   10,781
              1999.........................   12,209
              2000.........................   13,825
              2001.........................   15,656
              Thereafter...................  228,187
                                            --------
              Total........................ $358,444
                                            ========

  During the year ended September 30, 1996 and the three-month period ended December 31, 1996, the Company took one-time charges related to advances to a non-combined affiliate of approximately $218,000 and $7,000, respectively, which are included in selling, general and administrative expenses.

8. CONTINGENCIES

  The Company is involved in various legal actions which arise in the normal course of business. Management of the Company does not believe the ultimate resolution of these actions will have a material effect on the financial position, results of operations or cash flows of the Company.

9. MAJOR CUSTOMER

  The Company has one customer which accounted for approximately 18.0% of service revenues for the year and three-month periods ended September 30, 1996 and December 31, 1996, respectively.

10. RESTATEMENTS

  The Company enters into agreements with independent operators under which the independent operator contracts to provide chauffeured vehicle services exclusively to the Company's customers over a contract period. Upon signing the contract, the Company is entitled to receive a one-time fee from the independent operator. Previously, the Company recognized the one-time fee as revenue upon signing of the agreement. In accordance with Opinion No. 20 of the Accounting Principles Board, "Accounting Changes", the financial statements have been retroactively restated to report such fees as deferred revenue which are recognized as revenue over the terms of the contracts (see
Note 2). The effects of such restatements were to increase results of operations and stockholders' equity by $5,996 and $252,541 for the year ended September 30, 1996 and the three-month period ended December 31, 1996, respectively. The Company uses a network of independent service companies to provide chauffeured vehicle services to its customers. Certain previously unrecognized costs related to these services have been retroactively recorded. The effects of such restatements were to decrease results of operations by $301,984 and $151,565 for the year ended September 30, 1996 and the three-month period ended December 31, 1996, respectively, and to increase stockholders' deficiency by $432,671 and $584,236 as of September 30, 1996 and December 31, 1996, respectively.

11. SUBSEQUENT EVENT

  On March 1, 1997, the stockholders of MILN and ILN agreed to sell their stock to Carey International, Inc., a company providing chauffeured vehicle services.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of Camelot Barthropp Limited (formerly Speed 6060 Limited):

  We have audited the accompanying balance sheet of Camelot Barthropp Limited as of December 31, 1995, and the related statement of operations for the period from August 4, 1995 to December 31, 1995, all expressed in pounds sterling. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. These standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Camelot Barthropp Limited as of December 31, 1995, and the results of its operations for the period from August 4, 1995 to December 31, 1995, in conformity with accounting principles generally accepted in the United Kingdom (which differ in certain respects from generally accepted accounting principles in the United States--see note 16).

                                       Coopers & Lybrand
                                       Chartered Accountants and Registered
                                       Auditors

London, England

February 26, 1996, except notes 15 and 16
  which are dated February 25, 1997

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

                            STATEMENT OF OPERATIONS

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995

                                                                  NOTE   1995
                                                                  ---- ---------
                                                                       (Pounds)
Revenues--continuing operations..................................      1,266,924
Other operating income...........................................   4      7,700
                                                                       ---------
                                                                       1,274,624
Expenditures--continuing operations
  Vehicle operating costs........................................         97,119
  Other external charges.........................................        362,520
  Staff costs....................................................   3    423,286
  Depreciation...................................................   4    114,914
  Other operating charges........................................   4    163,363
                                                                       ---------
                                                                       1,161,202
                                                                       ---------
Net income on ordinary activities before taxation................        113,422
Tax on ordinary activities.......................................   5     60,256
                                                                       ---------
Net income on ordinary activities after taxation.................         53,166
Dividends payable................................................            --
                                                                       ---------
Net income retained..............................................         53,166
                                                                       =========

  The Company has no recognized gains or losses other than the income above and therefore no separate statement of total recognized gains and losses has been presented.

  There is no difference between the income on ordinary activities before taxation and the retained income for the period stated above and their historical cost equivalents.

  The Company was incorporated on August 4, 1995, and as a result, there are no comparative figures.


   The accompanying notes are an integral part of these financial statements.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

                       BALANCE SHEET AT DECEMBER 31, 1995

                                                                  NOTE   1995
                                                                  ---- ---------
                                                                       (Pounds)
Fixed assets
  Tangible assets................................................   6    659,293
                                                                       ---------
Current assets
  Inventories....................................................   7      9,747
  Receivables....................................................   8    548,103
  Called up share capital not paid...............................        911,000
  Cash at bank and in hand.......................................        366,912
                                                                       ---------
                                                                       1,835,762
Current liabilities..............................................   9  1,530,889
                                                                       ---------
Net current assets...............................................        304,873
                                                                       ---------
                                                                         964,166
                                                                       =========
Represented by:
Shareholders' equity
  Called up share capital........................................  11     92,000
  Share premium account..........................................  11    819,000
  Retained earnings..............................................  12     53,166
                                                                       ---------
    Total shareholders' equity...................................        964,166
                                                                       =========



   The accompanying notes are an integral part of these financial statements.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

                       NOTES TO THE FINANCIAL STATEMENTS

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995

1. BASIS OF PREPARATION

  The accompanying financial statements of Camelot Barthropp Limited (previously Speed 6060 Limited) have been prepared in conformity with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"), and are presented under the historical cost convention. These principles differ in certain material respects from generally accepted accounting principles in the United States ("U.S. GAAP"); see note 16. All amounts are expressed in pounds sterling ("(Pounds)").

  The accompanying financial statements do not represent the U.K. statutory financial statements of Camelot Barthropp Limited, as certain reclassifications and changes in presentation and disclosure have been made to the U.K. financial statements prepared on a statutory basis in order to conform, more closely with accounting presentation and disclosure requirements applicable in the United States. The financial statements of Camelot Barthropp Limited for the period from August 4, 1995 to December 31, 1995, on which the auditors' report was unqualified, were the first prepared since its incorporation. These were not full statutory financial statements and therefore have not been delivered to the Registrar of Companies in England and Wales.

  The ultimate parent undertaking of Camelot Barthropp Limited was The Savoy Hotel PLC, a company incorporated under the laws of England throughout the period from August 4, 1995 to December 31, 1995, of these financial statements.

2. ACCOUNTING POLICIES

   USE OF ESTIMATES

  Preparation of financial statements in conformity with U.K. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for an accounting period. Such estimates and assumptions could change in the future as more information becomes known or circumstances alter, such that Camelot Barthropp Limited's actual results may differ from the amounts reported and disclosed in the financial statements.

   DEPRECIATION

  Depreciation is provided so as to write off the cost being the market value of motor vehicles acquired from a fellow subsidiary undertaking less the estimated residual value of fixed assets over their expected useful lives.

  Depreciation on a straight line basis, mainly at the following annual rates:

   Motor vehicles            --25%
   Furniture and equipment   --10%-20%
   Improvements to premises  --10%

   INVENTORIES

  Inventories are valued at the lower of cost or net realizable value.

   DEFERRED TAXATION

  Provision is made for deferred taxation using the liability method at current taxation rates on all material timing differences to the extent that it is probable that a liability or asset will crystallize.

   REVENUES

  Revenues represent the invoiced value of services provided, excluding sales related taxes.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

                       NOTES TO THE FINANCIAL STATEMENTS

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995

   FOREIGN CURRENCIES

  Assets and liabilities in foreign currencies have been translated into sterling at the rates ruling at the balance sheet date.

   OPERATING LEASES

  Rentals paid under operating leases are charged to operations on a straight line basis over the lease term.

   PENSION COSTS

  The Company contributes into both defined benefit and defined contribution schemes. An appropriate share of the costs of the pension schemes administered by the parent undertaking, which are a defined benefit scheme and a defined contribution scheme, are charged to operations for this Company in respect of staff who are members of these schemes. Full details of these schemes are disclosed in the financial statements of The Savoy Hotel PLC. The pension cost charge for defined contribution schemes represents the amounts payable to insurance companies in respect of the funds for the year to December 31.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995

3. STAFF COSTS

                                                               FOR THE PERIOD
                                                              AUGUST 4, 1995 TO
                                                              DECEMBER  31, 1995
                                                             -------------------
                                                                  (Pounds)
Wages and salaries..........................................           391,924
Social security costs.......................................            28,242
Pension costs...............................................             3,120
                                                               ---------------
                                                               (Pounds)423,286
                                                               ===============
Pension costs comprise:
  Payments to funded defined contribution schemes...........               320
  Charges in respect of group scheme........................             2,800
                                                               ---------------
                                                               (Pounds)  3,120
                                                               ===============

  The average weekly number of employees during the period was as follows:

                                                                   NUMBER
                                                               ---------------
Chauffeurs and support staff................................                43
Administration..............................................                 6
                                                               ---------------
                                                                            49
                                                               ===============
Directors' remuneration was as follows:
  Remuneration as executives................................               Nil
  Pension contributions.....................................               Nil
  Compensation for loss of office...........................               Nil
                                                               ---------------
                                                               (Pounds)    Nil
                                                               ===============
Emoluments excluding pension:
  Chairman's emoluments.....................................   (Pounds)    Nil
                                                               ===============
  Highest paid director's emoluments........................   (Pounds)    Nil
                                                               ===============

  The number of directors (including the chairman and highest paid director) who received emoluments (excluding pension contributions) in the following ranges was:

                                                   NUMBER
                                                   ------
              (Pounds)0-(Pounds)5,000.............      4
                                                   ======

  No director waived emoluments in respect of the period ended December 31, 1995.

  The statement of operations for the period from August 4, 1995 to December 31, 1995 includes no head office management recharges from the parent undertaking in respect to the services provided by the directors of Camelot Barthropp Limited and other corporate overheads.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


4. INCOME ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                               FOR THE PERIOD
                                                             AUGUST 4, 1995 TO
                                                             DECEMBER  31, 1995
                                                             ------------------
                                                                  (Pounds)
The income on ordinary activities before taxation is stated
 after charging:
  Marketing recharge from parent...........................        27,484
  Depreciation.............................................       114,914
  Operating leases--hire of plant and machinery............         4,217
  --other operating leases.................................        10,000
                                                                  =======
and after crediting:
  Rent receivable..........................................         5,526
  Sundry income............................................           417
  Gain on disposal of tangible fixed assets................         1,757
  Other operating income...................................         7,700
                                                                  =======

5. TAXATION

                                                               FOR THE PERIOD
                                                             AUGUST 4, 1995 TO
                                                             DECEMBER  31, 1995
                                                             ------------------
                                                                  (Pounds)
UK corporation tax on ordinary activities for the period at
 33%.......................................................        60,256
                                                                   ======

6. TANGIBLE FIXED ASSETS

                                SHORT LEASEHOLD  MOTOR    FURNITURE AND
                                   PREMISES     VEHICLES    EQUIPMENT    TOTAL
                                --------------- --------  ------------- --------
                                   (Pounds)     (Pounds)    (Pounds)    (Pounds)
Cost
  At August 4, 1995............        --           --          --          --
  Additions....................      7,591      763,686      57,952     829,229
  Disposals....................        --       (55,022)        --      (55,022)
                                     -----      -------      ------     -------
  At December 31, 1995.........      7,591      708,664      57,952     774,207
                                     -----      -------      ------     -------
Accumulated depreciation
  At August 4, 1995............        --           --          --          --
  Charge for the Year..........        770      104,144      10,000     114,914
  Disposals....................        --           --          --          --
                                     -----      -------      ------     -------
  At December 31, 1995.........        770      104,144      10,000     114,914
                                     -----      -------      ------     -------
Net Book Value
  At December 31, 1995.........      6,821      604,520      47,952     659,293
                                     =====      =======      ======     =======

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


7.INVENTORIES

                                                                         1995
                                                                       ---------
                                                                       (Pounds)
   Raw materials and consumables:
     Vehicle spare parts..............................................     5,369
     Petrol and oil...................................................     4,378
                                                                       ---------
                                                                           9,747
                                                                       =========

8.RECEIVABLES--AMOUNTS FALLING DUE WITHIN ONE YEAR

   Trade receivables..................................................   337,960
   Amounts owed by parent undertaking.................................   155,164
   Other receivables..................................................     4,784
   Prepayments and accrued income.....................................    50,195
                                                                       ---------
                                                                         548,103
                                                                       =========

9.CURRENT LIABILITIES--AMOUNTS FALLING DUE WITHIN ONE YEAR

   Trade accounts payable.............................................    95,414
   Borrowings from parent undertaking.................................   230,607
   Borrowings from fellow subsidiary..................................   936,674
   Corporation tax....................................................    60,256
   Other taxes and social security....................................    73,542
   Other creditors....................................................     5,605
   Accruals...........................................................   128,791
                                                                       ---------
                                                                       1,530,889
                                                                       =========

10.DEFERRED TAXES

  Provision for deferred taxes has been made in the financial statements in accordance with the Company's accounting policy. The provision and the full potential liability are as follows:

                                                                 1995
                                                       ------------------------
                                                                   POTENTIAL
                                                       PROVISION   LIABILITY
                                                       --------- --------------
   Accelerated capital allowances.....................    --     (Pounds)17,875
                                                          ===    ==============

11.SHARE CAPITAL AND SHARE PREMIUM

                                                                          1995
                                                                        --------
                                                                        (Pounds)
   Authorized:
     Ordinary Shares of (Pounds)1...................................... 100,000
                                                                        =======

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


  The Company was incorporated on August 4, 1995 with 1,000 Ordinary Shares of (Pounds)1 each. On August 30, 1995 the authorized share capital of the Company was increased by 99,000 Ordinary Shares of (Pounds)1 each.

                                           NUMBER NOMINAL  SHARE      TOTAL
                                           ISSUED  VALUE  PREMIUM CONSIDERATION
                                           ------ ------- ------- -------------
Allotted, called up and fully paid:
  Ordinary Shares of (Pounds)1............ 92,000 92,000  819,000    911,000
                                           ====== ======  =======    =======

  On August 8, 1995, 1,000 shares were issued to The Savoy Hotel PLC at par. On August 30, a further 91,000 shares were issued to The Savoy Hotel PLC at a price of (Pounds)10.00 per share

12. RETAINED EARNINGS

                                                                          1995
                                                                        --------
                                                                        (Pounds)
   At August 4, 1995...................................................     --
   Retained income for the period......................................  53,166
                                                                        -------
   At December 31, 1995................................................  53,166
                                                                        =======

13. RECONCILIATION OF MOVEMENTS ON SHAREHOLDERS' EQUITY

                                                                          1995
                                                                        --------
                                                                        (Pounds)
   Opening shareholders' equity........................................     --
   Issue of share capital..............................................  92,000
   Share premium....................................................... 819,000
   Total recognized gains for the period...............................  53,166
                                                                        -------
   Closing shareholders' equity........................................ 964,166
                                                                        =======

14. FINANCIAL COMMITMENTS

  a) The Company has annual commitments under operating leases as set out below:

                                                                     1995
                                                              ------------------
                                                              LAND AND
                                                              BUILDINGS  OTHER
                                                              --------- --------
                                                              (Pounds)  (Pounds)
     Leases which expire:
       In the next year......................................    --      3,363
       In the second to fifth years..........................    --      5,504
       After five years......................................    --        --
                                                                 ---     -----
                                                                 --      8,867
                                                                 ===     =====

  b) Capital commitments:

                                                                       1995
                                                                     --------
                                                                     (Pounds)
     Capital expenditure contracted for but not provided in the fi-
      nancial statements............................................   --
                                                                       ===
     Capital expenditure approved by the directors but not con-
      tracted for...................................................   --
                                                                       ===

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


15. POST BALANCE SHEET EVENTS

  The parent undertaking sold Camelot Barthropp Limited to Carey
International, Inc. for an initial consideration of (Pounds)788,843. Further consideration of (Pounds)672,752 will become payable on the parent undertaking providing certain thresholds of business for Camelot Barthropp Limited are achieved during the period to March 31, 1998.

16. SUMMARY OF DIFFERENCES BETWEEN U.K. AND U.S. GAAP

  The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). These accounting principles differ in certain material respects from the accoounting principles generally accepted in the United States ("U.S. GAAP"). Described below are the material differences between U.K. GAAP and U.S. GAAP affecting the net income and shareholders' equity which are set forth in the tables that follow.

   TRANSFER OF ASSETS BETWEEN FELLOW SUBSIDIARIES

  Under U.K. GAAP, assets can be transferred from one subsidiary to a fellow subsidiary with the same parent undertaking, at their fair value. The difference between the fair value and the historical cost of these assets will result in an intragroup gain or loss in the statement of operations of the subsidiary selling the assets. The assets would remain at their fair value in the subsidiary that acquired the assets and the associated depreciation charge would be provided on these fair values. Under U.S. GAAP, assets can only be transferred from one subsidiary to a fellow subsidiary with the same parent undertaking, at their historical cost. As a result, under U.S. GAAP, no intragroup gain or loss would arise from the transaction, the assets would remain at historical cost and the associated depreciation charge would be provided on these historical costs.

   ALLOCATION OF EXPENSES IN A "CARVE OUT" SITUATION

  Under U.K. GAAP, certain costs incurred by the parent undertaking may not be reflected in the subsidiary financial statements; however, disclosure of this fact is generally provided in the subsidiary financial statements. Under U.S. GAAP, historical income statements of a subsidiary should reflect all costs incurred by the parent undertaking on its behalf, such as officer salaries and corporate overheads.

   DEFERRED TAXES

  Under U.K. GAAP, deferred taxation is accounted for using the liability method to the extent that it is considered probable that a liability will crystallize in the foreseeable future. Under U.S. GAAP, deferred taxation is provided for on all temporary differences and carryforwards. Deferred tax assets are recognised to the extent that it is more likely than not that they will be realized. Where doubt exists as to whether a deferred tax asset will be realized, an appropriate valuation allowance is established.

   STOCK SUBSCRIPTIONS

  Under U.K. GAAP the amount of the shares issued, including those issued pursuant to a stock subscription receivable, is shown on the face of the balance sheet. Any subscription receivable due on these shares would be shown separately in the balance sheet. Under U.S. GAAP, the net amount of the shares being the amount of the shares issued after deducting any subscriptions receivable therefrom, is shown on the face of the balance sheet.

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


The effect of the above noted differences between U.K. and U.S. GAAP are as follows:

  (A)NET INCOME

  The approximate effects on net income of material differences between U.K. and U.S. GAAP are as follows:

                                                          FOR THE PERIOD FROM
                                                           AUGUST 4, 1995 TO
                                                           DECEMBER 31, 1995
                                                          --------------------
                                                                (Pounds)
   Net income reported under U.K. GAAP...................         53,166
   Transfer of assets -- depreciation adjustment.........         15,590
   Allocation of expenses................................        (21,170)
   Deferred taxes........................................        (17,875)
   Tax effect of U.S. GAAP reconciling adjustments.......          1,844
                                                                --------
   Net income reported in accordance with U.S. GAAP......         31,555
                                                                ========

  (B)SHAREHOLDERS' EQUITY

  The approximate effects on shareholders' equity of material differences between U.K. and U.S. GAAP are as follows:

                                                          AT DECEMBER 31, 1995
                                                          --------------------
                                                                (Pounds)
   Shareholders' equity reported under U.K. GAAP.........        964,166
   Gain on transfer of assets--fixed assets..............       (112,500)
   --amounts payable.....................................        112,500
   --depreciation adjustment.............................         15,590
   Allocation of expenses................................        (21,170)
   Stock subscriptions...................................       (911,000)
   Deferred taxes........................................        (17,875)
   Tax effect of U.S. GAAP reconciling adjustments.......          1,844
                                                                --------
   Shareholders' equity reported in accordance with U.S.
    GAAP.................................................         31,555
                                                                ========

            CAMELOT BARTHROPP LIMITED (FORMERLY SPEED 6060 LIMITED)

            FOR THE PERIOD FROM AUGUST 4, 1995 TO DECEMBER 31, 1995


  (C)STATEMENTS OF CASH FLOWS

  Under U.K. GAAP, wholly owned subsidiaries of a parent undertaking that are established under the law of any European Community State are exempt from including a statement of cash flows in their financial statements. Under U.S. GAAP, the statement of cash flows is required and therefore is shown below:

                                                          FOR THE PERIOD FROM
                                                             AUGUST 4, 1995
                                                          TO DECEMBER 31, 1995
                                                          --------------------
                                                                (Pounds)
   Cash flows from operating activities
     Net income..........................................         31,555
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation and amortization of fixed assets.....         99,324
       Gain on sale of fixed assets......................         (1,757)
       Change in operating assets and liabilities:
         Receivables.....................................       (548,103)
         Inventories.....................................         (9,747)
         Current liabilities.............................        738,861
                                                                --------
           Net cash provided by operating activities.....        310,133
                                                                --------
   Cash flows from investing activities:
     Proceeds from gain of fixed assets..................         56,779
                                                                --------
           Net cash provided by investing activities.....         56,779
                                                                --------
   Net increase in cash and cash equivalents.............        366,912
   Cash and cash equivalents at beginning of year........            --
                                                                --------
   Cash and cash equivalents at end of year..............        366,912
                                                                ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

  To the Directors of Speed 6060 Limited (formerly Camelot Barthropp Limited):

  We have audited the accompanying balance sheets of Speed 6060 Limited as of December 31, 1994 and 1995, and the related statements of operations for each of the two years in the period ended December 31, 1995, all expressed in pounds sterling. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. These standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Speed 6060 Limited as of December 31, 1994 and 1995, and the results of its operations for each of the two years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United Kingdom (which differ in certain respects from generally accepted accounting principles in the United States--see note
16).

                                          Coopers & Lybrand
                                          Chartered Accountants and Registered
                                           Auditors

London, England
February 26, 1996, except note 16
 which is dated February 28, 1997

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                     NOTE   1994      1995
                                                     ---- --------- ---------
                                                          (Pounds)  (Pounds)
Revenues--discontinued operations...................      2,694,693 1,849,242
Other operating income..............................   4     79,056    38,142
                                                          --------- ---------
                                                          2,773,749 1,887,384
                                                          --------- ---------
Expenditures--discontinued operations
  Vehicle operating costs...........................        329,701   216,200
  Other external charges............................        537,423   403,330
  Staff costs.......................................   3  1,086,203   710,084
  Other operating charges...........................   4    647,327   509,688
                                                          --------- ---------
                                                          2,600,654 1,839,302
                                                          --------- ---------
Operating income....................................        173,095    48,082
Gain on the disposal of fixed assets to a fellow
 subsidiary.........................................            --    112,500
                                                          --------- ---------
Income on ordinary activities before tax............        173,095   160,582
Tax on ordinary activities..........................   5     62,252    30,604
                                                          --------- ---------
Net income on ordinary activities after taxation....        110,843   129,978
Dividend payable....................................        110,000   275,000
                                                          --------- ---------
Net income (loss) retained..........................            843  (145,022)
                                                          ========= =========

  The Company has no recognized gains or losses other than the income (losses) above and therefore no separate statement of total recognized gains and losses has been presented.

  There is no difference between the income on ordinary activities before taxation for the years stated above and their historical cost equivalents.

  The Company ceased trading at close of business on August 31, 1995 and consequently the statement of operations for 1995 only reflects the results to this date.

   The accompanying notes are an integral part of these financial statements.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                  BALANCE SHEETS AT DECEMBER 31, 1994 AND 1995

                                                       NOTE   1994      1995
                                                       ---- --------- --------
                                                            (Pounds)  (Pounds)
Fixed assets
  Tangible assets.....................................   6    848,058     --
                                                            --------- -------
Current assets
  Inventories.........................................   7     19,650     --
  Receivables.........................................   8    377,519 936,674
  Cash at bank and in hand............................        220,248     --
                                                            --------- -------
                                                              617,417 936,674
Current liabilities--amounts falling due within one
 year.................................................   9    415,112  31,333
                                                            --------- -------
Net current assets....................................        202,305 905,341
                                                            --------- -------
    Total assets less current liabilities.............      1,050,363 905,341
                                                            ========= =======
Represented by:
Shareholders' equity
  Called up share capital.............................  11     43,329  43,329
  Retained earnings...................................  12  1,007,034 862,012
                                                            --------- -------
    Total shareholders' equity........................      1,050,363 905,341
                                                            ========= =======


   The accompanying notes are an integral part of these financial statements.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                       NOTES TO THE FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

1. BASIS OF PREPARATION

  The accompanying financial statements of Speed 6060 Limited (formerly Camelot Barthropp Limited) have been prepared in conformity with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"), and are presented under the historical cost convention. These principles differ in certain material respects from generally accepted accounting principles in the United States ("U.S. GAAP"); see note 16. All amounts are expressed in pounds sterling ("(Pounds)").

  The accompanying financial statements do not represent the U.K. statutory financial statements of Speed 6060 Limited, as certain reclassifications and changes in presentation and disclosure have been made to the U.K. financial statements prepared on a statutory basis in order to conform, more closely with accounting presentation and disclosure requirements applicable in the United States. The financial statements of Speed 6060 Limited for the year ended December 31, 1995, on which the auditors' report was unqualified, were the latest financial statements to have been delivered to the Registrar of Companies in England and Wales.

  The ultimate parent undertaking of Speed 6060 Limited was The Savoy Hotel PLC, a company incorporated under the laws of England throughout the period being January 1, 1994 to December 31, 1995, of these financial statements.

2. ACCOUNTING POLICIES

   USE OF ESTIMATES

  Preparation of financial statements in conformity with U.K. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for an accounting period. Such estimates and assumptions could change in the future as more information becomes known or circumstances alter, such that Speed 6060 Limited's actual results may differ from the amounts reported and disclosed in the financial statements.

   DEPRECIATION

  Depreciation is provided so as to write off the cost less estimated residual value of fixed assets over their expected useful lives.

  Depreciation is provided on a straight line basis, mainly at the following annual rates:

   Motor vehicles            --25%
   Furniture and equipment   --10%-20%
   Improvements to premises  --10%

   INVENTORIES

  Inventories are valued at the lower of cost or net realizable value.

   DEFERRED TAXATION

  Provision is made for deferred taxation using the liability method at current taxation rates on all material timing differences to the extent that it is probable that a liability or asset will crystallize.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                       NOTES TO THE FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

   REVENUES

  Revenues represent the invoiced value of services provided, excluding sales related taxes.

   FOREIGN CURRENCIES

  Assets and liabilities in foreign currencies have been translated into sterling at the rates ruling at the balance sheet date.

   LEASES

  Assets held under capital leases are capitalized in the balance sheet and are depreciated over their useful lives. The interest element of the repayments is charged to operations over the period of the contract on a straight line basis. Rentals paid under operating leases are charged to operations on a straight line basis over the lease term.

   PENSION COSTS

  The Company contributes into both defined benefit and defined contribution schemes. An appropriate share of the costs of the pension schemes administered by the Parent Undertaking, which are a defined benefit scheme and a defined contribution scheme, are charged to operations for this Company in respect of staff who are members of these schemes. Full details of these schemes are disclosed in the financial statements of The Savoy Hotel PLC. The pension cost charge for defined contribution schemes represents the amounts payable to insurance companies in respect of the funds for the year to December 31.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


3.STAFF COSTS

                                                   1994             1995
                                             ----------------- ---------------
                                                 (Pounds)         (Pounds)
   Wages and salaries.......................         1,002,012         653,498
   Social security costs....................            74,588          50,508
   Other pension costs......................             9,603           6,078
                                             ----------------- ---------------
                                             (Pounds)1,086,203 (Pounds)710,084
                                             ================= ===============
   Other pension costs comprise:
   Payments to funded defined contribution
    schemes.................................             1,160             640
   Charges in respect of group scheme.......             8,443           5,438
                                             ----------------- ---------------
                                             (Pounds)    9,603 (Pounds)  6,078
                                             ================= ===============
   The average weekly number of employees during the year was as follows:
                                                  NUMBER           NUMBER
                                             ----------------- ---------------
     Chauffeurs and support staff...........                40              39
     Administration.........................                 6               5
                                             ----------------- ---------------
                                                            46              44
                                             ================= ===============
   Directors' remuneration was as follows:
     Remuneration as executives.............               Nil             Nil
     Pension contributions..................               Nil             Nil
     Compensation for loss of office........               Nil             Nil
                                             ----------------- ---------------
                                             (Pounds)      Nil (Pounds)    Nil
                                             ----------------- ---------------
   Emoluments excluding pension scheme contributions:
     Chairman's emoluments.................. (Pounds)      Nil (Pounds)    Nil
                                             ================= ===============
     Highest paid directors' emoluments..... (Pounds)      Nil (Pounds)    Nil
                                             ================= ===============

  The number of directors (including the chairman and highest paid director) who received emoluments (excluding pension contributions) in the following ranges was:

                                                                   NUMBER NUMBER
                                                                   ------ ------
   (Pounds)0-(Pounds)5,000........................................   5      4
                                                                    ===    ===

  No director waived emoluments in respect of the years ended December 31, 1994 and 1995.

  The statements of operations for the years ended December 31, 1994 and 1995 include no head office management recharges from the parent undertaking in respect to the services provided by the directors of Speed 6060 Limited and other corporate overheads.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


4.INCOME ON ORDINARY ACTIVITIES BEFORE TAXATION

  The income on ordinary activities before taxation is stated after charging:

                                                                1994      1995
                                                              --------  --------
                                                              (Pounds)  (Pounds)
Auditors' remuneration......................................   10,000     6,000
Marketing recharge from parent..............................      --     49,001
Depreciation................................................  343,428   215,588
Operating leases--hire of plant and machinery...............    9,332     6,155
      --other...............................................   35,250    20,000
                                                              =======   =======
and after crediting:
Rent receivable.............................................   14,182     9,027
Sundry income...............................................    1,388       438
Gain on disposal of tangible fixed assets...................   63,486    28,677
Other operating income......................................   79,056    38,142
                                                              =======   =======

5.TAXATION

UK corporation tax on income on ordinary activities for the
 years at 33%...............................................   63,000    31,333
UK corporation tax credit in respect of previous years......     (748)     (729)
                                                              -------   -------
                                                               62,252    30,604
                                                              =======   =======

  In 1995, the primary reason for the difference between the effective tax rate (19%) and the nominal rate of UK corporation tax (33%) is that the transfer of the traded assets of the Company was intra-group and therefore not subject to corporation tax.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


6.TANGIBLE FIXED ASSETS

                                      SHORT               FURNITURE
                                    LEASEHOLD   MOTOR        AND
                                    PREMISES   VEHICLES   EQUIPMENT    TOTAL
                                    --------- ----------  ---------  ----------
                                    (Pounds)   (Pounds)   (Pounds)    (Pounds)
Cost
  At January 1, 1994...............   36,675   1,464,752    92,233    1,593,660
  Additions........................      --      402,593    49,053      451,646
  Disposals........................      --     (382,634)     (249)    (382,883)
  Fully depreciated assets.........  (11,355)        --    (34,031)     (45,386)
                                     -------  ----------  --------   ----------
  At December 31, 1994.............   25,320   1,484,711   107,006    1,617,037
                                     -------  ----------  --------   ----------
  Additions........................      --      115,800     8,075      123,875
  Disposals........................  (25,320) (1,600,511) (115,081)  (1,740,912)
                                     -------  ----------  --------   ----------
  At December 31, 1995.............      --          --        --           --
                                     =======  ==========  ========   ==========
Accumulated Depreciation
  At January 1, 1994...............   25,234     709,265    54,039      788,538
  Charge for the year..............    2,310     319,191    21,927      343,428
  Disposals........................      --     (317,352)     (249)    (317,601)
  Fully depreciated assets.........  (11,355)        --    (34,031)     (45,386)
                                     -------  ----------  --------   ----------
  At December 31, 1994.............   16,189     711,104    41,686      768,979
  Charge for the year..............    1,540     197,965    16,083      215,588
  Disposals........................  (17,729)   (909,069)  (57,769)    (984,567)
                                     -------  ----------  --------   ----------
  At December 31, 1995.............      --          --        --           --
                                     =======  ==========  ========   ==========
Net Book Value
  At December 31, 1994.............    9,131     773,607    65,320      848,058
                                     =======  ==========  ========   ==========
  At December 31, 1995.............      --          --        --           --
                                     =======  ==========  ========   ==========

  In 1995, in accordance with the transfer agreement whereby the assets and business of the Company were transferred, an exceptional gain on disposal of (Pounds)112,500 was made. This gain specifically related to the transfer of motor vehicles which were transferred at fair market value. All other assets were transferred at net book value.

7.INVENTORIES

                                                                 1994     1995
                                                               -------- --------
                                                               (Pounds) (Pounds)
Raw materials and consumables:
Vehicle spare parts...........................................  15,605      --
Petrol and oil................................................   4,045      --
                                                               -------  -------
                                                                19,650      --
                                                               =======  =======

8.RECEIVABLES--AMOUNTS FALLING DUE WITHIN ONE YEAR

Trade receivables............................................. 184,969      --
Amounts owed by parent undertaking............................ 104,027      --
Amounts owed by fellow subsidiary.............................     --   936,674
Other receivables.............................................   4,224      --
Prepayments and accrued income................................  84,299      --
                                                               -------  -------
                                                               377,519  936,674
                                                               =======  =======

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


9.CURRENT LIABILITIES--AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                 1994     1995
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Trade accounts payable.....................................  76,057      --
   Borrowings from parent undertaking.........................  34,915      --
   Corporation tax............................................  63,000   31,333
   Other taxes and social security............................  49,699      --
   Other creditors............................................  11,299      --
   Capital lease installments.................................   4,638      --
   Accruals...................................................  65,504      --
   Dividends payable.......................................... 110,000      --
                                                               -------   ------
                                                               415,112   31,333
                                                               =======   ======

10.DEFERRED TAXES

  Provision for deferred taxes has been made in the financial statements in accordance with the Company's accounting policy. The provision and the full potential liability are as follows:

                                          1994                   1995
                                ------------------------- -------------------
                                             POTENTIAL              POTENTIAL
                                PROVISION    LIABILITY    PROVISION LIABILITY
                                --------- --------------- --------- ---------
   Accelerated capital
    allowances.................    --     (Pounds) 15,534    --        --

11.SHARE CAPITAL

                                                                 1994     1995
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Authorized:
     "A' Ordinary Shares of (Pounds)1.........................  20,000   20,000
     "B' Ordinary Shares of (Pounds)1.........................  30,000   30,000
                                                                ------   ------
                                                                50,000   50,000
                                                                ======   ======
   Allotted, called up and fully paid:
     "A' Ordinary Shares of (Pounds)1.........................  17,329   17,329
     "B' Ordinary Shares of (Pounds)1.........................  26,000   26,000
                                                                ------   ------
                                                                43,329   43,329
                                                                ======   ======

12.RETAINED EARNINGS

                                                            1994      1995
                                                          --------- ---------
                                                          (Pounds)  (Pounds)
   At January 1.......................................... 1,006,191 1,007,034
   Transfer to (from) retained earnings..................       843  (145,022)
                                                          --------- ---------
   At December 31........................................ 1,007,034   862,012
                                                          ========= =========

13.RECONCILIATION OF MOVEMENTS ON SHAREHOLDERS' EQUITY

                                                            1994      1995
                                                          --------- ---------
                                                          (Pounds)  (Pounds)
   Opening shareholders' equity.......................... 1,049,520 1,050,363
   Total recognized (losses)/gains for the financial
    year.................................................       843  (145,022)
                                                          --------- ---------
   Closing shareholders' equity.......................... 1,050,363   905,341
                                                          ========= =========

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


14.FINANCIAL COMMITMENTS

  a) The Company has annual commitments under operating leases as set out below:

                                                 1994               1995
                                          ------------------ ------------------
                                          LAND AND           LAND AND
                                          BUILDINGS  OTHER   BUILDINGS  OTHER
                                          --------- -------- --------- --------
                                          (Pounds)  (Pounds) (Pounds)  (Pounds)
   Leases which expire:
     In the next year....................  30,000      360      --       --
     In the second to fifth years........     --     9,038      --       --
     After five years....................     --       --       --       --
                                           ------    -----      ---      ---
                                           30,000    9,398      --       --
                                           ======    =====      ===      ===

  b) Capital commitments:

  The Company has no capital commitments at December 31, 1994 and 1995

15.GUARANTEE

  The Company has entered into a Composite Accounting Agreement with Barclays Bank PLC under which it has executed an unlimited guarantee in respect of the bank overdraft and other banking facility of the Parent Undertaking and certain Fellow Subsidiary Undertakings.

16.SUMMARY OF DIFFERENCES BETWEEN U.K. AND U.S. GAAP

  The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). These accounting principles differ in certain material respects from the accounting principles generally accepted in the United States ("U.S. GAAP"). Described below are the material differences between U.K. GAAP and U.S. GAAP affecting the net income and shareholders' equity which are set forth in the tables that follow:

  Transfer of assets between fellow subsidiaries

  Under U.K. GAAP, assets can be transferred from one subsidiary to a fellow subsidiary with the same parent undertaking, at their fair value. The difference between the fair value and the historical cost of these assets will result in an intragroup gain or loss in the statement of operations of the subsidiary selling the assets. The assets would remain at their fair value in the subsidiary that acquired the assets. Under U.S. GAAP, assets can only be transferred from one subsidiary to a fellow subsidiary with the same parent undertaking, at their historical cost. As a result, under U.S. GAAP no intragroup gain or loss would arise from the transaction, and the assets would remain at historical cost.

  Allocation of expenses in a "carve out" situation

  Under U.K. GAAP, certain costs incurred by the parent undertaking may not be reflected in the subsidiary financial statements; however, disclosure of the fact is generally provided in the subsidiary financial statements. Under U.S. GAAP, historical statements of operations of a subsidiary should reflect all costs incurred by the parent undertaking on its behalf, such as officer salaries and corporate overheads.

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


  Deferred taxes

  Under U.K. GAAP, deferred taxation is accounted for using the liability method to the extent that it is considered probable that a liability will crystallize in the foreseeable future. Under U.S. GAAP, deferred taxation is provided for on all temporary differences and carryforwards. Deferred tax assets are recognised to the extent that it is more likely than not that they will be realized. Where doubt exists as to whether a deferred tax asset will be realized, an appropriate valuation allowance is established.

 Proposed dividends

  Under U.K. GAAP dividends paid and proposed are usually shown on the face of the statement of operations as an appropriation of current year earnings. Proposed dividends are provided on the basis of recommendation by the directors and may include dividends that are subject to subsequent approval by shareholders before they are declared. Under U.S. GAAP, only dividends approved during the current year are included in the statement of operations.

  The effect of the above noted differences between U.K. and U.S. GAAP are as follows:

  (A) NET INCOME

  The approximate effects on net income (loss) of material differences between U.K. and U.S. GAAP are as follows:

                                                              FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                           (Pounds)   (Pounds)
Net income reported under U.K. GAAP.......................  110,843     129,978
Gain on transfer of assets................................      --     (112,500)
Allocation of expenses....................................  (68,350)    (42,341)
Deferred taxes............................................    2,161      15,534
Tax effect of U.S. GAAP reconciling adjustments...........   22,556      13,973
                                                           --------   ---------
Net income reported in accordance with U.S. GAAP..........   67,210       4,644
                                                           ========   =========

  (B) SHAREHOLDERS' EQUITY

  The approximate effects on shareholders' equity of material differences between U.K. and U.S. GAAP are as follows:

                                                           AT DECEMBER 31,
                                                          -------------------
                                                            1994       1995
                                                          ---------  --------
                                                          (Pounds)   (Pounds)
Shareholders' equity reported under U.K. GAAP............ 1,050,363   905,341
Gain on transfer of assets...............................       --   (112,500)
Allocation of expenses...................................   (68,350) (110,691)
Deferred taxes...........................................   (15,534)      --
Proposed dividend........................................   110,000       --
Tax effect of U.S. GAAP reconciling adjustments..........    22,556    36,529
                                                          ---------  --------
Shareholders' equity reported in accordance with U.S.
 GAAP.................................................... 1,099,035   718,679
                                                          =========  ========

            SPEED 6060 LIMITED (FORMERLY CAMELOT BARTHROPP LIMITED)

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


  (C) STATEMENTS OF CASH FLOWS

  Under U.K. GAAP, wholly owned subsidiaries of a parent undertaking that are established under the law of any European Community State are exempt from including a statement of cash flows in their financial statements. Under U.S. GAAP, the statement of cash flows is required and therefore is shown below:

                                               YEAR ENDED        YEAR ENDED
                                            DECEMBER 31, 1994 DECEMBER 31, 1995
                                            ----------------- -----------------
                                                (Pounds)          (Pounds)
Cash flows from operating activities:
Net income................................        67,210             4,644
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation and amortization of fixed as-
 sets.....................................       343,428           215,588
Gain on sale of fixed assets..............       (63,486)          (28,677)
Change in operating assets and liabili-
 ties:
  Receivables.............................        54,058           166,047
  Inventories.............................         3,797            19,650
  Current liabilities.....................       (79,729)         (156,918)
                                                --------          --------
    Net cash provided by operating activi-
     ties.................................       325,278           220,334
                                                --------          --------
Cash flows from investing activities:
Proceeds from sale of fixed assets........       128,768            68,293
Purchases of fixed assets.................      (451,646)         (123,875)
    Net cash used in financing activi-
     ties.................................      (322,878)          (55,582)
                                                --------          --------
Cash flows from financing activities:
  Dividends paid..........................           --           (385,000)
    Net cash used in financing activi-
     ties.................................           --           (385,000)
                                                --------          --------
Net increase (decrease) in cash and cash
 equivalents..............................         2,400          (220,248)
Cash and cash equivalents at beginning of
 year.....................................       217,848           220,248
                                                --------          --------
Cash and cash equivalents at end of year..       220,248               --
                                                ========          ========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Acquisition of Manhattan Limousine.......................................  13
Recapitalization.........................................................  13
Use of Proceeds..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Dividend Policy..........................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  34
Principal Stockholders...................................................  40
Certain Transactions.....................................................  42
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  48
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  50
Index to Financial Statements............................................ F-1

                                ---------------

  Until      , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,900,000 SHARES



                           CAREY INTERNATIONAL, INC.


                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------


                             Montgomery Securities

                         Ladenburg Thalmann & Co. Inc.

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

      SEC registration fee.......................................... $   13,138
      NASD filing fee...............................................      4,836
      Nasdaq listing fee............................................     38,546
      Printing and engraving expenses...............................    500,000
      Legal fees and expenses.......................................    550,000
      Accounting fees and expenses..................................    350,000
      Blue sky fee..................................................      5,000
      Transfer agent and registrar fees.............................      5,000
      Miscellaneous.................................................    133,480
                                                                     ----------
          TOTAL..................................................... $1,600,000
                                                                     ==========

  The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Delaware corporation. Reference is made to Section 145 of the DGCL, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Restated Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

  The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

  The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or is or was serving at the request of the Registrant as a director, officer, trustee employee or agent of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

  The rights to indemnification and the payment of expenses provided by the Certificate of Incorporation do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Certificate of Incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

  The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (1) In April and October, 1995, two of the Company's employees purchased 8,600 and 24,080 shares of Common Stock, respectively, for approximately $1.44 per share upon the exercise of options granted under the 1987 Stock Option Plan.

  (2) The Company granted options to purchase Common Stock pursuant to the 1987 and 1992 Stock Option Plans to individuals who were employees at the time of grant on the following dates and in the indicated amounts: October 28, 1994 (8,600 shares); February 29, 1996 (12,900 shares); June 1, 1996 (47,017 shares); and June 10, 1996 (12,900 shares). In addition, the Company granted an option to purchase 12,900 shares of Common Stock pursuant to the 1992 Stock Option Plan to one of its directors on March 30, 1995. The Company also granted an option to purchase 12,900 shares of Common Stock pursuant to the 1992 Stock Option Plan to a consultant on June 10, 1996.

  (3) In June 1994, in connection with the acquisition of a chauffeured vehicle service company, the Company issued a Convertible Promissory Note to Nicholas C. Newman in the original principal amount of $190,000. Under certain circumstances, any and all of the outstanding principal balance under the Note is convertible into shares of Common Stock at a conversion price of $9.30 per share.

  (4) In August 1995, in connection with the acquisition of a chauffeured vehicle service company, the Company issued a Convertible Promissory Note to D.E.M. Investments in the original principal amount of $600,000. The current principal balance outstanding under the Note will be converted into shares of Common Stock upon the closing of this offering at a conversion price of $9.30 per share.

  The securities issued in the foregoing transactions were not registered under the Securities Act in reliance upon exemptions from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

  (A) EXHIBITS. Unless otherwise indicated, the following exhibits will be filed by amendment to this Registration Statement.

                                                                     SEQUENTIAL
 EXHIBIT NO.                      DESCRIPTION                         PAGE NO.
 -----------                      -----------                        ----------
   1         Form of Underwriting Agreement
  *2.1       Stock Purchase Agreement dated as of March 1, 1997,
             by and among Carey International, Inc., Alfred J.
             Hemlock and Lupe C. Hemlock
  *2.2       Agreement and Plan of Merger dated as of March 1,
             1997, by and among Carey International, Inc.,
             Manhattan International Limousine Network Ltd., MLC
             Acquisition Corporation and Michael Hemlock
  *3.1       Form of Amended and Restated Certificate of
             Incorporation of the Company
  *3.2       Amended and Restated Bylaws of the Company
   4.1       Specimen Stock Certificate
   4.2       Form of Warrants
  *4.3       Carey International, Inc. Common Stock Purchase
             Warrant dated September 1, 1991, issued to Yerac
             Associates, L.P.
  +4.4       Form of Registration Rights Agreement between Carey
             International, Inc. and Michael Hemlock
  *5         Opinion of Nutter, McClennen & Fish, LLP
 *10.1       1997 Equity Incentive Plan
 *10.2       1992 Stock Option Plan
 *10.3       1987 Stock Option Plan
 *10.4       Stock Plan for Non-Employee Directors
 *10.5       Lease dated July 5, 1989 for 4530 Wisconsin Avenue,
             Washington, D.C., between Carey International, Inc.
             and 4530 Wisconsin Associates, as lessor, including
             Addendum, Exhibit B and Exhibit C; and Second
             Amendment to Lease dated August 6, 1993, including
             Exhibit A
 *10.6       Form of Escrow Agreement by and among Michael
             Hemlock, Alfred J. Hemlock, Lupe C. Hemlock and a
             bank to be named
 *10.7       Current form of Standard Master License Agreement
 *10.8       Current form of Standard International License
             Agreement
 *10.9       Form of Promissory Notes in connection with
             Acquisition of Manhattan Limousine
 *10.10      Current form of Standard Independent Operator
             Agreement
 +11         Statements Regarding Computation of Per Share
             Earnings
 *21         Subsidiaries of the Registrant
 +23.1       Consent of Coopers & Lybrand L.L.P.
 +23.2       Consent of Coopers & Lybrand L.L.P.
 +23.3       Consent of Coopers & Lybrand, Chartered Accountants
             and Registered Auditors
 +23.4       Consent of Coopers & Lybrand, Chartered Accountants
             and Registered Auditors
 *23.5       Consent of Nutter, McClennen & Fish, LLP (contained
             in Exhibit 5)
 *23.6       Consent of Nicholas J. St. George
 *24         Power of Attorney (contained in the signature page to
             this Registration Statement)
 *27         Financial Data Schedule

--------
* Previously filed.
+ Filed herewith.

  (B) FINANCIAL STATEMENT SCHEDULE:

  The following Financial Statement Schedule is filed as part of this Registration Statement.

  Report of Independent Accountants

  Schedule VIII--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, THE DISTRICT OF COLUMBIA, ON THE 5TH DAY OF MAY 1997.

                                          Carey International, Inc.

                                                 /s/ Vincent A. Wolfington
                                          By: _________________________________
                                                   VINCENT A. WOLFINGTON
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

      /s/ Vincent A. Wolfington        Chairman of the
-------------------------------------   Board and Chief          May 5, 1997
        VINCENT A. WOLFINGTON           Executive Officer

         /s/ Don R. Dailey*            President and
-------------------------------------   Director                 May 5, 1997
            DON R. DAILEY

       /s/ David H. Haedicke*          Chief Financial
-------------------------------------   Officer                  May 5, 1997
          DAVID H. HAEDICKE

         /s/ Paul A. Sandt*            Principal Accounting
-------------------------------------   Officer                  May 5, 1997
            PAUL A. SANDT

       /s/ David McL. Hillman*         Director
-------------------------------------                            May 5, 1997
         DAVID MCL. HILLMAN

      /s/ William R. Hambrecht*        Director
-------------------------------------                            May 5, 1997
        WILLIAM R. HAMBRECHT

         /s/ Robert W. Cox*            Director
-------------------------------------                            May 5, 1997
            ROBERT W. COX

      /s/ Vincent A. Wolfington
*By: ________________________________
        VINCENT A. WOLFINGTON
          ATTORNEY-IN-FACT

     Powers of Attorney have been filed with this Registration Statement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Carey International, Inc.

  In connection with our audits of the consolidated financial statements of Carey International, Inc. and Subsidiaries as of November 30, 1995 and 1996, and for each of the three years in the period ended November 30, 1996, which financial statements are included in the Prospectus, we have also audited the consolidated financial statement schedule listed in Item 16(b) of Part II of the Registration Statement herein.

  In our opinion, this consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
January 31, 1997, except for
Notes 1, 2 and 18 as to
which the date is March 1, 1997

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                         BALANCE AT BEGINNING CHARGED TO COSTS DEDUCTIONS-- BALANCE AT END
      DESCRIPTION             OF PERIOD         AND EXPENSE     WRITE-OFFS    OF PERIOD
      -----------        -------------------- ---------------- ------------ --------------
Year ended November 30,
 1996
 Reserve and allowance
  from asset accounts:
  Allowance for doubtful
   accounts.............       $293,796           $498,786      $(257,174)     $535,408
Year ended November 30,
 1995
 Reserve and allowance
  from asset accounts:
  Allowance for doubtful
   accounts.............       $203,872           $391,964      $(302,040)     $293,796
Year ended November 30,
 1994
 Reserve and allowance
  from asset accounts:
  Allowance for doubtful
   accounts.............       $219,979           $251,733      $(267,840)     $203,872

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT NO.                      DESCRIPTION                         PAGE NO.
 -----------                      -----------                        ----------
   1         Form of Underwriting Agreement
  *2.1       Stock Purchase Agreement dated as of March 1, 1997,
             by and among Carey International, Inc., Alfred J.
             Hemlock and Lupe C. Hemlock
  *2.2       Agreement and Plan of Merger dated as of March 1,
             1997, by and among Carey International, Inc.,
             Manhattan International Limousine Network Ltd., MLC
             Acquisition Corporation and Michael Hemlock
  *3.1       Form of Amended and Restated Certificate of
             Incorporation of the Company
  *3.2       Amended and Restated Bylaws of the Company
   4.1       Specimen Stock Certificate
   4.2       Form of Warrants
  *4.3       Carey International, Inc. Common Stock Purchase
             Warrant dated September 1, 1991, issued to Yerac
             Associates, L.P.
  +4.4       Form of Registration Rights Agreement between Carey
             International, Inc. and Michael Hemlock
  *5         Opinion of Nutter, McClennen & Fish, LLP
 *10.1       1997 Equity Incentive Plan
 *10.2       1992 Stock Option Plan
 *10.3       1987 Stock Option Plan
 *10.4       Stock Plan for Non-Employee Directors
 *10.5       Lease dated July 5, 1989 for 4530 Wisconsin Avenue,
             Washington, D.C., between Carey International, Inc.
             and 4530 Wisconsin Associates, as lessor, including
             Addendum, Exhibit B and Exhibit C; and Second
             Amendment to Lease dated August 6, 1993, including
             Exhibit A
 *10.6       Form of Escrow Agreement by and among Michael
             Hemlock, Alfred J. Hemlock, Lupe C. Hemlock and a
             bank to be named
 *10.7       Current Form of Standard Master License Agreement
 *10.8       Form of Standard International License Agreement
 *10.9       Form of Promissory Notes in connection with
             Acquisition of Manhattan Limousine
 *10.10      Current Form of Standard Independent Operator
             Agreement
 +11         Statements Regarding Computation of Per Share
             Earnings
 *21         Subsidiaries of the Registrant
 +23.1       Consent of Coopers & Lybrand L.L.P.
 +23.2       Consent of Coopers & Lybrand L.L.P.
 +23.3       Consent of Coopers & Lybrand, Chartered Accountants
             and Registered Auditors
 +23.4       Consent of Coopers & Lybrand, Chartered Accountants
             and Registered Auditors
 *23.5       Consent of Nutter, McClennen & Fish, LLP (contained
             in Exhibit 5)
 *23.6       Consent of Nicholas J. St. George
 *24         Power of Attorney (contained in the signature page to
             this Registration Statement)
 *27         Financial Data Schedule

--------
* Previously filed.
+ Filed herewith.